As filed with the U.S. Securities and Exchange Commission on April 22, 2019

Registration Number 333-230710

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Bricktown Brewery Restaurants LLC
(to be converted to Bricktown Restaurant Group, Inc.)
(Exact Name of Registrant as Specified in its Charter)

_________________

Oklahoma	5810	47-2141353
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14504 Hertz Quail Springs Parkway

Oklahoma City, OK 73134

(405) 285-5362
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Buck Warfield

14504 Hertz Quail Springs Parkway

Oklahoma City, OK 73134

(405) 285-5362
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with Copies to:

Barry I. Grossman, Esq. Sarah W. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889	Mitchell Nussbaum, Esq. Norwood P. Beveridge, Jr., Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Phone: (212) 407-4000 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date hereof.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Shares of common stock, par value $0.001 per share	$17,250,000	$2,090.70

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(1)      Includes shares of our common stock that the underwriters have the option to purchase to cover over-allotments, if any. Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions. Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)      Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

Bricktown Brewery Restaurants LLC, the registrant whose name appears on the cover of this registration statement, is an Oklahoma limited liability company. Immediately prior to the effectiveness of this registration statement, Bricktown Brewery Restaurants LLC will be converted into a Delaware corporation pursuant to a statutory conversion and change its name to Bricktown Restaurant Group, Inc. As a result of the corporate conversion, all of the units of membership interest held by the existing members of Bricktown Brewery Restaurants LLC will be converted into shares of common stock of Bricktown Restaurant Group, Inc. pursuant to a conversion ratio of 0.3125 shares of Bricktown Restaurant Group, Inc. common stock for each Bricktown Brewery Restaurants LLC unit of membership interest previously held. Accordingly, 10,000,000 Bricktown Brewery Restaurants LLC units of membership interest issued and outstanding immediately prior to the corporate conversion will be converted into 3,125,000 shares of Bricktown Restaurant Group, Inc. common stock.

The financial statements and summary historical financial data included in this registration statement are those of Bricktown Brewery Restaurants LLC and do not give effect to the corporate conversion. All share and warrant amounts and related prices reflected in the accompanying prospectus give effect to the corporate conversion, however such amounts appearing in Part II of the accompanying registration statement do not give effect to the corporate conversion.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 22, 2019

1,875,000 Shares

Common Stock

Bricktown Restaurant Group, Inc.

This is a firm commitment initial public offering of shares of common stock of Bricktown Restaurant Group, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $7.00 and $9.00.

We have applied to have our common stock listed on The NASDAQ Capital Market under the symbol “BEER.”

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

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(1)      Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 77 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 281,250 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                , 2019.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is                , 2019

Average Restaurant Sales $2.8 Million

Fourteen Restaurants in Five States

local beer

great food

truly friendly service

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

i

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 8 and the financial statements and related notes included in this prospectus.

Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we will undertake a corporate conversion pursuant to which Bricktown Restaurant Group, Inc. will succeed to the business of Bricktown Brewery Restaurants LLC and the holders of membership interests of Bricktown Brewery Restaurants LLC will become stockholders of Bricktown Restaurant Group, Inc. In this prospectus, we refer to this transaction as the “corporate conversion.” References in this prospectus to our capitalization and other matters pertaining to our common equity relate to the capitalization and common equity of Bricktown Brewery Restaurants LLC after giving effect to the corporate conversion. However, the financial statements and summary historical financial data included in this prospectus are those of Bricktown Brewery Restaurants LLC and do not give effect to the corporate conversion.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company” “Bricktown” and “our business” refer, prior to the corporate conversion discussed herein, to Bricktown Brewery Restaurants LLC, and after the corporate conversion to Bricktown Restaurant Group, Inc. and its consolidated subsidiaries. Further, unless the context otherwise requires, all references to “Company Restaurants” or the restaurants currently owned by the company includes the nine restaurants currently owned by the company and the restaurant that we have licensed to BT Concepts 71st Street LLC which we will acquire upon consummation of this offering (referred herein as “71st Street”). Lastly, references to our Remington Park restaurant and location refer to the company that we have a 50% ownership stake in that manages and operates various food and beverage outlets, including a licensed Bricktown Brewery restaurant at Remington Park, an Oklahoma City racetrack and casino. The financial results of our Remington Park restaurant are consolidated into our financial statements.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Our Company

We are engaged in the business of developing, owning and operating Bricktown Brewery and Bricktown Tap House & Kitchen branded restaurants. Bricktown Brewery and Bricktown Tap House & Kitchen restaurants are multi-tap, casual plus dining restaurants featuring Bricktown brewed beers (which we brew in-house at one of our two brewing facilities) and other local beers along with a broad menu anchored in crafted burgers, artisanal pizza and our take on American comfort foods. Currently, we own or license restaurants in five states: Oklahoma, Texas, Arkansas, Kansas and Missouri. As of the date hereof, there are 14 restaurant units operating under the Bricktown Brewery or Bricktown Tap House & Kitchen brand, each of which is in secondary and tertiary markets (based on population size) in its respective state.

The original Bricktown Brewery restaurant first opened in Oklahoma City, Oklahoma in 1992 “serving local beer and great food with truly friendly service.” Subsequently, we have expanded within Oklahoma and into Kansas, Texas and Arkansas, with additional licensed restaurants in Oklahoma and Missouri. We currently own and operate ten restaurants, including a restaurant to be acquired with the proceeds of this offering. We have licensed the right to open and operate three additional restaurants which we manage. These three licensed restaurants are owned by related parties and are not a part of the Company, although we expect to generate cash from these licensed properties in the future as described below. We also own 50% of a company that manages and operates various food and beverage outlets, including a licensed Bricktown Brewery restaurant at Remington Park, an Oklahoma City racetrack and casino.

We are actively looking to expand our business and the number of Company Restaurants both in the states of Oklahoma, Texas, Kansas and Arkansas in which we operate and in the Southwest, Midwest, Southeast and Mid-South regions outside of our current footprint. We are also looking for complimentary restaurant brands that we may acquire to give us additional synergistic growth opportunity.

Each of the Bricktown Brewery and Bricktown Tap House & Kitchen branded restaurants serves similar fare. Our menu features crafted burgers, artisanal style pizza and Bricktwisted® Comfort Food, our take on American comfort foods. The prices of our food items range from $3.50 to $16.00 per item which we believe makes our restaurants appealing to a variety of different guests and for various dining occasions (including everyday lunch and dinner as well as after work special occasions). Additionally, each of our Bricktown Brewery locations serve our own hand-crafted beers as well as a full line up of regional beers that we sell as “local beer.” We brew a variety of trademarked beers as well as non-alcoholic craft root beer at our original Bricktown Brewery location in downtown Oklahoma City, Oklahoma and at our satellite brewing facility, BTB Brewing Company, which is also in Oklahoma City, Oklahoma. Because of Texas state laws, each of our Bricktown Tap House & Kitchen locations feature regional local beer but do not sell our brewed beers. All restaurants serve a full complement of distilled spirts, beers and wine. Across the Company Restaurants in 2018, we had an average customer transaction of $18.10 with a sales ratio of 76% food and non-alcoholic beverages to 24% alcoholic beverages (of which Bricktown Brewery beers accounted for approximately one-third of the sales).

Our Business Strategy

We are focused on developing additional company owned Bricktown Brewery and/or Bricktown Tap House & Kitchen restaurants in Oklahoma, Texas, Kansas, Arkansas and Missouri, and are looking to expand to other markets in the Southwest, Midwest, Southeast and Mid-South. We believe that this expansion strategy will increase guest traffic and awareness of our brands. The following are key elements of our growth strategy.

1.      Build or acquire new Bricktown restaurants. We intend to follow a disciplined strategy of securing strong locations in the secondary and tertiary markets in our existing five-state region to complement our stores in the primary markets, while judiciously expanding into new territories that meet our demographic, real estate and investment criteria (for example, a secondary market in Florida).

2.      Grow Same Store Restaurant Sales. We will seek to increase guest frequency at our currently operating restaurants that are not at capacity, if any, and increase overall market share by consistently improving Bricktown’s “Guest Experience.” We intend to improve our performance by refreshing the interiors of certain units, modernizing digital and social marketing efforts, enabling more online ordering options and regularly introducing new Bricktown menu items and craft beers.

3.       Quickly and cost-effectively scale our growth while leveraging our platform of outsourced services. We manage our general and administrative cost by outsourcing certain operations to service providers that we believe are best of breed in accounting, finance, legal and human resources. Together, these outsourced services provide us a platform of proven procedures we use to quickly onboard new units and launch them in their markets.

Recent Developments

Our consolidated financial statements for the thirteen weeks ended March 31, 2019 are not yet available. We have presented preliminary estimated ranges of certain of our financial results below for thirteen weeks ended March 31, 2019 based on information currently available to management. We have provided ranges, rather than specific amounts, for certain financial results below, primarily because our financial closing procedures for the three months ended March 31, 2019 are not yet complete. As a result, our actual results may vary materially from the estimated preliminary results included herein and will not be publicly available until after the closing of this offering. Accordingly, you should not place undue reliance on these estimates. The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary estimated financial data below and does not express an opinion or any other form of assurance with respect thereto.

For the thirteen weeks ended March 31, 2019, we estimate that our net revenues from our nine Company Restaurants will range from $5.9 million to $6.0 million, an increase of $150 thousand, or 2.6%, at the mid-point of the estimated net revenue range when compared to net revenues from our nine Company Restaurants of $5.8 million for the thirteen weeks ended April 1, 2018.

Corporate Conversion

We currently operate as a limited liability company, organized in the State of Oklahoma under the name Bricktown Brewery Restaurants LLC. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, Bricktown Brewery Restaurants LLC will convert from an Oklahoma limited liability company to a Delaware corporation and will be renamed Bricktown Restaurant Group, Inc. As a result of the corporate conversion the 10,000,000 units of membership interest held by the existing members of Bricktown Brewery Restaurants LLC will be converted to 3,125,000 shares of common stock of Bricktown Restaurant Group, Inc.

The purpose of the corporate conversion is to reorganize our corporate structure so that our company will continue as a corporation rather than a limited liability company following this offering, and so that our existing investors will own our common stock rather than equity interests in a limited liability company. For further information regarding the corporate conversion, see “Corporate Conversion.”

Risks Associated with our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

•        our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets;

•        damage to our reputation could negatively impact our business, financial condition and results of operations;

•        food safety and food-borne illness incidents may have an adverse effect on our business by not only reducing demand but also increasing operating costs;

•        our dependence on our third-party vendors, suppliers and distributers could lead to shortages or interruptions in the supply or delivery of food products;

•        loss of any members of our executive management team will significantly impair our ability to implement our business strategy;

•        we face significant competition for customers, and our inability to compete effectively may affect our traffic, sales and operating profit margins; and

•        declining economic conditions, including housing market downturns, rising unemployment rates, lower disposable income, credit conditions, fuel prices and consumer confidence and other events or factors that adversely affect consumer spending in the markets we serve.

Corporate Information

We were organized originally as a limited liability company under the laws of the State of Oklahoma in October, 2014 and will convert to a corporation immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Our principal executive office is located at 14504 Hertz Quail Springs Parkway, Oklahoma City, OK 73134, and our phone number is (405) 285-5362.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) the end of fiscal year 2023; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

The Offering

Common stock offered by us	1,875,000 shares
Common stock to be outstanding after this offering	5,000,000 shares (or 5,281,250 shares if the underwriters exercise their over-allotment option in full).
Over-allotment option	We have granted the underwriters a 45-day option to purchase up to an additional 281,250 shares of our common stock at the initial public offering price to cover over-allotments, if any.
Use of proceeds

We intend to use the net proceeds of this offering primarily to acquire 71st Street (as described in more detail elsewhere in this prospectus), repay related party notes (see “Certain Relationships and Related Party Transactions” for details regarding the specific indebtedness), repay a promissory note held by a non-affiliate individual, invest in or acquire companies that are synergistic with or complimentary to our business (including, potentially, our licensed restaurants — though we have no contractual right to acquire these restaurants and there has not been any negotiation pertaining to the acquisition of such restaurants) and for working capital and other general corporate purposes.

Concentration of ownership	Upon completion of this offering, our executive officers and directors will beneficially own, in the aggregate, approximately 12.5% of the outstanding shares of our common stock.
Proposed NASDAQ Capital Market symbol	“BEER”
Risk Factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

Lock-Up

We, each of our officers, directors, and all of our stockholders have agreed, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of (i) twelve (12) months after the date of this prospectus in the case of our directors and officers and (ii) six (6) months after the date of this prospectus in the case of the Company and any other holder of our outstanding securities, without the prior written consent of the representative. See “Underwriting” for additional information.

All information in this prospectus assumes the underwriters do not exercise their over-allotment option. The total number of shares of our common stock outstanding assuming our corporate conversion took place on April 22, 2019 is 3,125,000 shares and excludes 1,000,000 shares of our common stock (which is equal to 20% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our 2019 Equity Incentive Plan, which will become effective as of the closing of this offering (numbers presented on a post-conversion basis).

Summary Financial Information

The following tables present our summary consolidated financial and other data as of and for the periods indicated. We operate under a 52/53-week year ending on the last Sunday in December and as a result had 52 weeks in the fiscal year ended December 30, 2018 and 53 weeks in the fiscal year ended December 31, 2017. The summary consolidated statements of operations data and the consolidated statement of cash flow data for the fiscal years ended December 30, 2018 and December 31, 2017, and the summary consolidated balance sheet data as of December 30, 2018 and December 31, 2017, are derived from our audited consolidated financial statements included elsewhere in this prospectus.

The summarized financial information presented below is derived from and should be read in conjunction with our audited consolidated financial statements including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.

	For the fiscal year ended:
	2018	2017
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues	$28,105,402	$30,107,180
Restaurant operating costs (excluding depreciation and amortization)
Cost of sales	7,965,026	8,932,935
Labor and benefits	9,545,113	10,119,186
Occupancy and operating	6,517,993	6,935,673
General and administrative	2,701,265	2,116,974
Depreciation and amortization	1,026,878	1,189,438
Restaurant opening cost		20,608
Loss on disposal of assets and impairments	82,269	648,556
Total other costs and expenses	27,838,544	29,963,370
Income from operations	266,858	143,810
Interest expense	(1,252,660)	(1,236,009)
Other income, net	101,386	105,414
Loss on disposal of subsidiary		(11,350)
Total other expense	(1,151,274)	(1,141,945)
Net loss	(884,416)	(998,135)
Net income attributable to noncontrolling interests	379,260	352,470
Net loss attributable to Bricktown Brewery Restaurants LLC	$(1,263,676)	$(1,350,605)

Pro forma benefit from net income taxes	(177,936)	(122,445)
Pro forma net loss attributable to Bricktown Brewery Restaurants LLC	$(1,085,740)	$(1,228,160)
Pro forma net loss per common share
Basic	$(0.35)	$(0.39)
Diluted	$(0.35)	$(0.39)
Weighted average pro form shares outstanding
Basic	3,125,000	3,125,000
Diluted	3,125,000	3,125,000
	December 30, 2018	December 31, 2017
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents	$1,074,948	$435,480
Total current assets	2,087,397	996,822
Total assets	8,328,615	7,985,186
Total current liabilities	3,926,143	3,954,834
Total liabilities	18,017,910	16,790,065
Total members’ deficit	(9,689,295)	(8,804,879)

	Fiscal Year
	2018	2017
CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities	$504,048	$931,336
Net cash used in investing activities	(232,186)	(575,332)
Net cash provided by (used in) financing activities	367,606	(36,697)
Net increase in cash and cash equivalents	639,468	319,307
Cash and cash equivalents, beginning of period	435,480	116,173
Cash and cash equivalents, end of period	1,074,948	435,480

Capitalization and Conversion:

The following table sets forth our deferred income tax and capitalization as of December 30, 2018 as if the Company had been converted from an LLC to a Corporation:

	As of December 30, 2018
	Bricktown Brewery Restaurants LLC and Subsidiaries	Pro Forma Corporate Conversion(1)	Adjustments		Pro Forma As Adjusted
Cash and cash equivalents	$1,074,948	—			$1,074,948
Deferred offering costs	327,529	—			327,529
Deferred income taxes		1,319,555			1,319,555
Current portion of long-term debt	111,826	—			111,826
Long-term debt, less current portion	922,003	—			922,003
Long-term debt, less current portion, related parties	11,435,477	—			11,435,477
Stockholders’ equity
Common stock, $0.001 par value per share, no shares authorized, issued and outstanding, pro forma (50,000,000 shares authorized, 3,125,000 shares issued and outstanding, pro forma; 50,000,000 shares authorized, 3,125,000 shares issued and outstanding, pro forma as adjusted		3,125			3,125
Members’ equity (deficit)	(10,019,782)		10,019,782	A
Additional paid in capital	—	1,316,430	(10,019,782	)A	(8,703,352)
Noncontrolling interests	330,487				330,487
Total stockholders’ deficit	$(9,689,295)	$1,319,555	$—		$(8,369,740)

A. Undistributed losses of partnerships that are in historical financial statements as Members’ deficit are reclassified to additional paid in capital.

Risk Factors

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our shares of common stock. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Relating to Our Business, Strategy and Industry

Our financial results depend significantly upon the continued success of our existing restaurants and our Remington Park partnership and our ability to develop profitable new restaurants.

Our ability to generate revenue and earn profit depends on our ability to develop profitable new restaurants, maintain or grow sales and efficiently manage costs in our existing restaurants and any new restaurants we may open and continue to effectively manage our Remington Park operations. As of April 22, 2019, we own and operate nine restaurants, have entered into an agreement to purchase 71st Street and co-manage, for a share of the profits, various bars and restaurants at Remington Park (we also licensed out our intellectual property to and entered into management agreements with three restaurants for which we receive or will receive management fees, but we do not expect these fees to be material to our future growth). While we have exhibited some success in opening new restaurants, growing sales and managing costs of our Company Restaurants and managing our Remington Park partnership over the past few years, this success may not be indicative of longer-term performance or the potential market acceptance of restaurants and brands in other locations. If we are unable to develop profitable new restaurants, maintain or grow sales and efficiently manage costs in our existing restaurants and any new restaurants we may open and continue to effectively manage our Remington Park operations, it will have a material adverse effect on our business, financial condition and results of operations.

Our revenues are dependent on continued customer traffic and spending.

We believe that the success of our restaurants revolves principally around customer traffic and average check per customer and customer experience. Significant factors that might adversely affect the average customer traffic and average check include, without limitation:

•        declining economic conditions, including housing market downturns, rising unemployment rates, lower disposable income, credit conditions, fuel prices and consumer confidence and other events or factors that adversely affect consumer spending in the markets we serve;

•        increased competition in the restaurant industry, particularly in the casual and fast-casual dining segments;

•        changes in consumer preferences;

•        customers’ budgeting constraints;

•        customers’ failure to accept menu price increases that we may make to offset increases in key operating costs;

•        our reputation and consumer perception of our concept’s offerings in terms of quality, price, value, ambience and service; and

•        customer experiences from dining in our restaurants.

Any declines in customer traffic or average check per customer will have a material adverse impact on our business and financial condition.

We do not have control over the cost and availability of many of our key operating expenses.

Our restaurants are susceptible to increases in certain key operating expenses that are either wholly or partially beyond our control, including, without limitation:

•        food and other raw materials costs, many of which we do not or cannot effectively hedge;

•        labor costs, including wage, workers’ compensation, health care and other benefits expenses;

•        rent expenses and construction, remodeling, maintenance and other costs under leases for our new and existing restaurants;

•        compliance costs as a result of changes in regulatory or industry standards;

•        energy, water and other utility costs;

•        costs for insurance (including health, liability and workers’ compensation);

•        information technology and other logistical costs; and

•        expenses due to litigation.

Any material increases in our operating expenses will have a material impact on our financial condition and business operations.

Our future growth depends in part on our ability to open profitable new restaurants. If we are unable to open new restaurants, there are delays in opening new restaurants or if the new restaurants that we open are not profitable, it will have a material adverse effect on our business, financial condition and results of operations.

For the fiscal year ended December 30, 2018, average restaurant-level EBITDA across our Company Restaurants was $370,000 (see “Management’s Discussion and Analysis — Results of Operations — Restaurant-level EBITDA” for the definition of restaurant-level EBITDA and corresponding reconciliation). We believe that by opening up new restaurant locations, we can take advantage of economies of scale and reduce operating and expansion costs thereby increasing our revenue. Accordingly, our growth strategy for the foreseeable future is to continue opening new restaurants and working to operate those restaurants on a profitable basis. Although we have licensed related parties to open one new restaurant in 2016 and three new restaurants in 2018, we have not opened new Company Restaurants in the last several years. We opened two Company Restaurants in 2014, two in 2015, four in 2016, zero in 2017 and 2018, and zero so far in 2019 and we have experienced, and expect to continue to experience, delays in opening these new restaurants once conceptualized. There are many factors that could impact our ability to open a new restaurant or delay the opening of a new restaurant including, but not limited to:

•        finding suitable locations for new restaurants;

•        inconsistent development schedules due to financing and construction delays in new developments;

•        negotiating leases for new locations with acceptable terms, including sufficient levels of tenant allowances;

•        timely delivery of leased premises to us from our landlords and punctual commencement of our build-out construction activities;

•        managing construction and development costs of new restaurants, particularly in competitive markets;

•        identifying, hiring and training qualified employees in each local market;

•        obtaining construction materials and labor at acceptable costs;

•        securing required liquor licenses in a timely manner;

•        securing required governmental approvals, permits and other licenses (including construction and other permits) in a timely manner and responding effectively to any changes in local, state or federal laws and regulations;

•        unforeseen engineering or environmental problems with the leased premises; and

•        avoiding the impact of inclement weather, natural disasters and other calamities.

Further, even if we are able to successfully open new restaurants in a timely manner, there is no guarantee that such restaurants will be profitable or that the presence of such restaurants will meaningfully reduce our operating and expansion costs. If we are unable to open new restaurants, there are delays in opening new restaurants or if the new restaurants that we open are not profitable, it will have a material adverse effect on our business, financial condition and results of operations.

The success of our long-term future growth strategy is highly dependent on our ability to effectively identify and secure appropriate sites for new restaurants.

We intend to develop new restaurants in our existing markets, expand our footprint into adjacent markets and selectively enter into new markets. To build new restaurants, we must first identify markets where we can enter or expand our footprint, taking into account numerous factors, including the location of our current restaurants, local economic trends, population density, area demographics and geography. Then we must secure appropriate restaurant sites, which is one of our biggest challenges. There are numerous factors involved in identifying and securing an appropriate restaurant site, including:

•        evaluating size of the site, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of customer traffic and sales;

•        competition in new markets, including competition for restaurant sites;

•        financial conditions affecting developers and potential landlords, such as the effects of macro-economic conditions and the credit market, which could lead to these parties delaying or canceling development projects (or renovations of existing projects), in turn reducing the number of appropriate restaurant sites available;

•        the financial viability of our landlords, including the availability of financing for our landlords and our landlords’ ability to pay tenant incentives on a timely basis;

•        developers and potential landlords obtaining licenses or permits for development projects on a timely basis;

•        proximity of potential restaurant sites to existing restaurants;

•        anticipated commercial, residential and infrastructure development near the potential restaurant site; and

•        availability of acceptable lease terms and arrangements.

Given the numerous factors involved, we may not be able to successfully identify and secure attractive restaurant sites in existing, adjacent or new markets, which could have a material adverse effect on our business, financial condition and results of operations.

The planned rapid increase in the number of our restaurants may make our future results unpredictable and failure to manage our growth effectively could harm our business and operating results.

Our growth plan includes opening a significant number of new restaurants. This growth strategy and the substantial investment associated with the development of each new restaurant may cause our operating results to fluctuate unpredictably or have an adverse effect on our profits (for example, if we find that our restaurant concept has limited appeal in new markets or we may experience a decline in the popularity of our restaurant concept in the markets in which we operate). Additionally, we may not respond quickly enough to the changing demands that our expansion will impose on our management, restaurant teams and existing infrastructure. Managing our growth effectively will require us to continue to monitor the performance of our new restaurants and the performance of our management team and staff relative to our expansion. If newly opened restaurants are not successful, our system-wide average restaurant revenue does not increase at historical rates, or we cannot effectively manage our expansion, it will have a material adverse effect on our business, financial condition and results of operations.

We will require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and might require additional funds to respond to business challenges or opportunities, including the need to open additional restaurants, develop new products and menu items, enhance our products and menu items, or enhance our operating infrastructure acquisitions. Accordingly, we might need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Moreover, if we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets. In addition, we might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

We operate in the highly competitive restaurant industry. If we are not able to compete effectively, it will have a material adverse effect on our business, financial condition and results of operations.

We face significant competition from restaurants in the full-service casual dining, brewpub, and fast casual dining segments of the restaurant industry. These segments are highly competitive with respect to, among other things, taste, price, food quality and presentation, beer selection, brewed beers service, location, and the ambience and condition of each restaurant. Our competition includes a variety of locally-owned restaurants and national and regional chains offering dine-in, carry-out, delivery, and catering services. Many of our competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we do. Among our competitors are a number of multi-unit, multi-market, casual dining and brewpub restaurant concepts, some of which are expanding nationally. As we expand, we will face competition from these restaurant concepts as well as new competitors that strive to compete with our market segments. These competitors may have, among other things, lower operating costs, better locations, better facilities, better management, more effective marketing, and more efficient operations. Additionally, we face the risk that new or existing competitors will copy our business model, menu options, presentation or ambience, among other things.

Any inability to successfully compete with the restaurants in our markets will place downward pressure on our customer traffic and may prevent us from increasing or sustaining our revenue and profitability. Consumer tastes in both food away from home and beer, nutritional and dietary trends, traffic patterns and the type, and the number and location of competing restaurants often affect the restaurant business, and our competitors may react more efficiently and effectively to those conditions. In addition, many of our casual dining restaurant competitors offer lower-priced menu options, meal packages, or loyalty programs. Our sales could decline due to changes in popular tastes, “fad” food regimens such as low carbohydrate diets, and media attention on new restaurants. If we are unable to continue to compete effectively, our traffic, sales and restaurant contribution could decline which would have a material adverse effect on our business, financial condition and results of operations.

Our expansion into new markets may present increased risks.

We plan to open restaurants in markets where we have little or no operating experience. Restaurants we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and culture. We may also incur higher costs from entering new markets if, for example, we assign regional managers to manage comparatively fewer restaurants than in more developed markets. As a result, these new restaurants may be less successful or may achieve average restaurant-level EBITDA which are less than system average (average restaurant-level EBITDA is restaurant-level EBITDA attributable to the Company divided by total company-operated units and is used to assess the relative success of individual stores — see “Management’s Discussion and Analysis — Results of Operations — Restaurant-level EBITDA” for the definition of restaurant-level EBITDA and corresponding reconciliation). We may not be able to successfully develop critical market presence for our brand in new geographical markets, as we may be unable to find and secure attractive locations, build name recognition or attract new customers. Inability to fully implement or failure to successfully execute our plans to enter new markets could have a material adverse effect on our business, financial condition and results of operations.

New restaurants, once opened, may not be profitable, and the increases in average restaurant revenue and same store restaurant sales that we have experienced in the past may not be indicative of future results.

Typically, when we open a new restaurant, we see higher than average sales volumes at the new location for approximately the first 24 months of operations followed by a subsequent decrease in sales to stabilized levels (we refer to this initial start-up period of higher than normal sales as the “honeymoon” period). However, we cannot assure you that this will occur for future restaurant openings. In new markets, the length of time before average sales for new restaurants stabilize is less predictable and can be shorter as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. In addition, our average restaurant revenue and same store restaurant sales following the honeymoon period may not increase at the rates achieved over the past several years, particularly if a specific restaurant approaches capacity. Our ability to operate new restaurants profitably (both during and after the honeymoon period) and increase average restaurant revenue and same store restaurant sales after the honeymoon period will depend on many factors, some of which are beyond our control, including:

•        consumer awareness and understanding of our brand;

•        general economic conditions, which can affect restaurant traffic, local labor costs and prices we pay for the food products and other supplies we use;

•        changes in consumer preferences and discretionary spending;

•        difficulties obtaining or maintaining adequate relationships with distributors or suppliers in new markets;

•        increases in prices for commodities, including beef and other proteins;

•        inefficiency in our labor costs as the staff gains experience;

•        competition, either from our competitors in the restaurant industry or our own restaurants;

•        temporary and permanent site characteristics of new restaurants;

•        changes in government regulation; and

•        other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

If our new restaurants do not perform as planned, our business and future prospects could be harmed. In addition, an inability to achieve our expected average restaurant revenue would have a material adverse effect on our business, financial condition and results of operations.

Our sales growth and ability to achieve profitability could be adversely affected if same store restaurant sales are less than we expect.

The level of same store restaurant sales, which reflect the change in year-over-year sales for “stabilized” restaurants in the accounting period following their 24th full monthly period of operations (following the “honeymoon” period), will affect our sales growth and will continue to be a critical factor affecting our ability to generate profits since the profit margin on “stabilized” restaurant sales is generally higher than the profit margin on new restaurant sales. Our ability to increase same store restaurant sales in locations after their 24th month of operation depends in part on our ability to successfully implement our initiatives to build sales. It is possible such initiatives will not be successful and that we will not achieve our target same store restaurant sales growth or that the change in same store restaurant sales could be negative, which may cause a decrease in sales growth and ability to achieve profitability that would have a material adverse effect on our business, financial condition and results of operations.

Changes in economic conditions and adverse weather and other unforeseen conditions, particularly in the markets in which we operate, could have a material adverse effect on our business, financial condition and results of operations.

The restaurant industry depends on consumer discretionary spending. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumer discretionary spending. Traffic in our restaurants could decline if consumers choose to dine out less frequently or reduce the amount they spend on meals while dining out. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including dining out less frequently on a permanent basis, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, regional occurrences in the markets in which we operate, such as local strikes, terrorist attacks, increases in energy prices, adverse weather conditions, tornadoes, earthquakes, hurricanes, floods, droughts, fires or other natural or man-made disasters, could have a material adverse effect on our business, financial condition and results of operations. Adverse weather conditions may also impact customer traffic at our restaurants, and, in more severe cases, cause temporary restaurant closures, sometimes for prolonged periods. Most of our restaurants have outdoor seating, and the effects of adverse weather may impact the use of these areas and may negatively impact our revenue. If restaurant revenue decreases, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential restaurant closures could result from prolonged negative restaurant revenue, which would have a material adverse effect on our business, financial condition and results of operations.

In addition, changes in economic conditions, adverse weather conditions or other unforeseen conditions in states in which we operate, or in the future may operate, could have a disproportionate impact on our overall results of operations. In particular, our business is significantly concentrated in Oklahoma, and as a result, we could be disproportionately affected by conditions specific to this market. Specifically, our restaurants in Oklahoma generated, in the aggregate, approximately 58.3 % of our revenue in fiscal year 2018 and approximately 54.9% of our revenue in fiscal year 2017. Therefore, adverse changes in demographic, unemployment, economic or regulatory conditions in or around the State of Oklahoma would have a material adverse effect on our business, financial condition and results of operations. As of December 30, 2018, unemployment in Oklahoma was 3.3% compared to the U.S. unemployment rate of 3.9%. We believe increases in unemployment will have a negative impact on traffic in our restaurants. As a result of our concentration in Oklahoma, we would likely be disproportionately affected by these adverse economic conditions compared to other chain restaurants.

Opening new restaurants in existing markets may negatively impact sales at our existing restaurants.

While our core business growth strategy does not currently entail opening new restaurants in existing markets (to avoid any potential of a new restaurant materially affecting sales at our existing restaurants), we may selectively open new restaurants in and around market areas of existing restaurants if we believe the market area is strong enough to support an additional restaurant. The opening of a new restaurant in or near markets in which we already have restaurants could adversely impact sales at these existing restaurants. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market.

Our restaurants have benefited from an increase in demand for micro-brewed beers and there is no guarantee that this will be sustainable.

We have benefited from the recent increase in demand for micro-brewed beers over the past several years in terms of beer sales to our customers and part of our growth strategy includes showcasing micro-brewed beers to increase customer traffic. However, there can be no assurance that the demand for micro-brewed beer will continue to grow at the present rate, if at all, or that circumstances wouldn’t develop to cause the demand for micro-brewed beer to diminish. If the demand for micro-brewed beer diminishes or if the availability of micro-brewed beers continues to increase, our sales and potentially our customer traffic may diminish.

Additionally, our brewing operation is highly dependent upon the suppliers of various raw ingredients and other materials, delivery services and our ability to retain or replace our expert brew masters to oversee the brewing operations. The loss of any suppliers, the increased costs of any raw ingredients or other materials needed for the brewing process or our failure to retain or replace our brew master will significantly impact our ability to continue brewing.

Furthermore, brewery operations are subject to specific hazards, including the contamination of the brews by microorganisms and risks of equipment failure. Although we have procured insurance to cover such risks, there can be no assurance that such insurance coverage will be adequate or will continue to be available on price or other terms satisfactory to us.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

With the exception of the land and building on which the BTB Brewing satellite brewing operations are located, we do not own any real property. Payments under our operating leases account for a significant portion of our operating expenses and we expect the new restaurants we open in the future will also be leased. We are obligated under non-cancelable leases for our restaurants and our corporate headquarters. Our restaurant leases generally have a term of 10 years with two five-year renewal options. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges and other operating costs. Some restaurant leases provide for contingent rental payments based on sales thresholds, although we generally do not expect to pay significant contingent rent on these properties based on the thresholds in those leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. These potential increased occupancy costs and closed restaurants could have a material adverse effect on our business, financial condition and results of operations.

Changes in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies could have an adverse effect on our business, financial condition and results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs, and our ability to maintain our menu depends in part on our ability to acquire ingredients that meet our specifications from reliable suppliers. Shortages or interruptions in the availability of certain ingredients and supplies caused by unanticipated demand, problems in production or distribution, failure of any of our distributors or suppliers to deliver on a timely basis, food contamination or other food safety concerns, inclement weather or other changes in climate conditions, unanticipated seasonal fluctuations, product recalls, increases in the price of inputs such as feed for animals, geopolitics (i.e., implementation of tariffs) or other governmental regulations or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our operations. Additionally, we currently do not purchase any of our ingredients or supplies with long-term fixed pricing or use futures contracts or other financial risk management strategies to reduce our exposure to potential price fluctuations. Therefore, any increases in price of the ingredients and supplies most critical to our menu (ground beef, fresh chicken, bacon and cheese, have historically been our largest commodity expenditures, and accounted for more than 27.0% of our total food purchases food total costs in the 52 weeks ended December 30, 2018) could have a material adverse effect on our results of operations (for example, by requiring us to remove items from our menu) and financial results (specifically, because we provide moderately priced food, we may choose not to, or may be unable to, pass along price increases to consumers).

Litigation and publicity concerning product quality, health and other issues, which can result in liabilities and also cause customers to avoid our products, could adversely affect our results of operations, business and financial condition.

Beverage and food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food and beverage quality, adulteration, product tampering, illness, injury or other health concerns or operating issues stemming from the handling and consumption of products, including the sale of alcohol to minors and any damages that may result therefrom. In addition, it is possible that our employees or customers will be injured in industrial accidents at our company-owned breweries. We are subject to liquor liability or “dram shop” statutes under state law, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcohol beverages to the intoxicated person. As a result of any such litigation or complaints, we could incur significant liabilities if a lawsuit or claim results in a decision against us, or litigation costs, regardless of the result, and any liabilities may exceed our insurance coverage limits. Further, any litigation may cause our key employees to expend resources and time normally devoted to the operations of our business. Adverse publicity about these claims or lawsuits may also negatively affect us, regardless of their merit, by discouraging customers from buying our products.

Failure to maintain the safety and quality of our products will have a material adverse effect on our business.

Our success depends in large part on our ability to maintain consumer confidence in the safety and quality of our products. We have rigorous product safety and quality standards which we expect to meet. If we fail to comply with applicable product safety and quality standards and our products on the market are, or become, contaminated or adulterated, we may be required to conduct costly product recalls and may become subject to product liability claims and negative publicity, which could cause our reputation and business to suffer.

Food safety and foodborne illness concerns could have an adverse effect on our business.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis. In addition, there is no guarantee that our licensed restaurants will maintain the high levels of internal controls and training we require at our company-owned restaurants. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant revenue nationwide if highly publicized on national media outlets or through social media. This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. A number of other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could have a material adverse effect on our business, financial condition and results of operations.

An increase in energy costs could harm our financial results.

From time to time, we may experience significant variation in direct and indirect energy costs, and energy costs could rise unpredictably. Increased energy costs would result in higher transportation, freight and other operating costs, including increases in the cost of ingredients and supplies. Our future operating expenses and margins could be dependent on our ability to manage the impact of such cost increases. If energy costs increase, there is no guarantee that such costs can be fully passed along to consumers through increased prices. Additionally, the restaurant industry has been negatively impacted by high gasoline prices because of the reduction high gasoline prices cause in the discretionary disposable income of consumers.

Our current insurance may not provide adequate levels of coverage against claims.

Our current insurance policies may not be adequate to protect us from liabilities that we incur in our business. Additionally, in the future, our insurance premiums may increase, and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

There are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business, financial condition and results of operations. As a public company, we intend to enhance our existing directors’ and officers’ insurance. While we expect to obtain such coverage, we may not be able to obtain such coverage at all or at a reasonable cost now or in the future. Failure to obtain and maintain adequate directors’ and officers’ insurance would likely adversely affect our ability to attract and retain qualified officers and directors.

In connection with our preparation of our financial statements, we identified material weaknesses in our internal control over financial reporting. Any failure to maintain effective internal control over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). During the preparation of our financial statements for both 2017 and 2018, we identified material weaknesses in our internal control over financial reporting. Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

The material weaknesses we identified, and the steps we are taking to address these control issues, are as follows:

•        In prior periods, we did not have proper processes and controls in place over the Company’s financial closing procedures which included not reconciling balance sheet accounts timely to ensure that expenses were recorded in the correct accounting period. While we have implemented controls and processes we believe address this matter, they have not been in place for a sufficient period of time to determine that the material weakness has been remediated as of December 30, 2018.

•        We did not maintain adequate policies and processes for the review and approval of journal entries. We plan to update our current policies and implement procedures and controls over the review and approval of journal entries by the appropriate personnel in fiscal 2019.

•        We did not timely identify and evaluate certain technical accounting and financial reporting matters. We plan on adding additional accounting personnel, with the appropriate skills, knowledge and experience to ensure timely identification and evaluation of technical accounting matters and financial reporting processes in fiscal 2019.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

We and our independent registered public accounting firm are not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 30, 2018, in accordance with the provisions of Section 404 of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Relating to the Remington Park Operations and Our Licensed Restaurants

Our financial results at Remington Park are contingent upon factors outside of our control.

Our Remington Park location is housed within the Remington Park Racing — Casino and is part of a larger racetrack and casino operation. Accordingly, customer traffic and sales are highly dependent on customer traffic at the raceway and casino. If there are any changes to the business or operations of the raceway or casino that reduce customer traffic, including regulatory changes, changes in customer preference, economic downturns, and the like, it will could have a material adverse effect on our business.

Our joint venture with Global Gaming RP, LLC relating to the Remington Park operations, and specifically, the joint venture’s management agreement with Remington Park, is set to expire in August 2020 (subject to an automatic five year extension assuming that such joint venture is not earlier terminated) and there is no guarantee that we will be able to renew this relationship at its expiration.

We own 50% of EBGG-JV LLC (“EBGG”), an Oklahoma limited liability company that manages, pursuant to a management agreement, certain food and beverage services at Remington Park Racing — Casino, a racetrack and casino owned by Global Gaming RP, LLC, an Oklahoma limited liability company and wholly owned subsidiary of the Chickasaw Nation (“Global Gaming”). The other 50% of EBGG is owned by Global Gaming. To date, we have generated material revenue from this joint venture. However, the term of the management agreement is set to expire in August 2020, subject to an automatic five year extension unless earlier terminated. If we are unable to negotiate an extension of the term of the management agreement or if the management agreement is terminated prior to the automatic extension by Global Gaming, we will lose this source of revenue which may have a material adverse effect on our business and operations.

While we have entered into licensee management agreement with each of our licensed restaurants, because we do not own these restaurants, we cannot fully control whether the restaurants operate in a manner consistent with our standards.

We have entered into licensing agreements with related parties that allow them to own and operate 3 additional Bricktown Brewery restaurants (excluding 71st Street) using our trademarks, tradename and intellectual property. We manage and oversee operations at each of these locations pursuant to the licensee management agreements, but we do not own these locations, and the financing and debt obligations associated with these locations are the responsibility of the owners of these locations. Should any of these licensed restaurants not operate in a manner consistent with our standards and requirements, it may have a material adverse effect on our business, financial condition and results of operations. See the section entitled “Certain Relationships and Related Party Transactions.”

While we plan to acquire 71st Street following the consummation of this offering, there is no guarantee that we will receive the necessary approval from the Oklahoma Alcoholic Beverage Laws Enforcement Commission (or ABLE).

We have entered into an agreement to purchase the 71st Street contingent upon consummation of the offering. However, our acquisition of 71st Street will require approval from ABLE. Failure to receive approval from ABLE for the acquisition of 71st Street may have a material adverse effect on our business, financial condition.

Risks Relating to Our Vendors, Suppliers, Distributors, Management Team and Workforce

We rely heavily on certain vendors, suppliers and distributors, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to maintain consistent price and quality throughout our restaurants depends in part upon our ability to acquire specified food products and supplies in sufficient quantities from third-party vendors, suppliers and distributors at a reasonable cost. We use a limited number of suppliers and distributors in various geographical areas, particularly with respect to our fresh food products. We also rely on one broad-line food distributor as our primary distributor, which supplied us with approximately 99% of our food supplies during the 2018 fiscal year. We do not control the businesses of our vendors, suppliers and distributors, and our efforts to specify and monitor the standards under which they perform may not be successful. Furthermore, certain food items are perishable, and we have limited control over whether these items will be delivered to us in appropriate condition for use in our restaurants. If any of our vendors or other suppliers are unable to fulfill their obligations to our standards, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which could lead to disruptions to our menu and would have a material adverse effect on our business, financial condition and results of operations. Furthermore, if our current vendors or other suppliers are unable to support our expansion into new markets, or if we are unable to find vendors to meet our supply specifications or service needs as we expand, we could likewise encounter supply shortages and incur higher costs to secure adequate supplies, which would have a material adverse effect on our business, financial condition and results of operations.

We also outsource all accounting, payroll and human resource functions and management information systems to a business process service provider, Abacus Systems Solutions LLC (“Abacus”). See the section entitled “Certain Relationships and Related Party Transactions.” The failure of Abacus to fulfill its obligations could disrupt our operations. Additionally, any changes we may make to the services we obtain from Abacus, or new vendors we employ, may disrupt our operations. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Our success depends largely upon the continued services of our key executives. We also rely on our leadership team in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities, and arranging necessary financing and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of our executive officers or other key employees could have a serious adverse effect on our business. The replacement of one or more of our executive officers or other key employees would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. We might not be successful in maintaining our unique culture and continuing to attract and retain qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

We could be party to litigation that could distract management, increase our expenses or subject us to material monetary damages or other remedies.

Our customers may occasionally file complaints or lawsuits against us alleging we caused an illness or injury they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We may also be subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, harassment, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. In recent years, a number of restaurant companies have been subject to such claims, and some of these lawsuits have resulted in the payment of substantial damages by the defendants. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our financial condition and results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, the restaurant industry has been subject to a growing number of claims based on the nutritional content of food products sold and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if we are not, publicity about these matters (particularly directed at the fast casual or traditional fast food segments of the industry) may harm our reputation and could have a material adverse effect on our business, financial condition and results of operations.

Labor shortages, unionization activities, labor disputes or increased labor costs could negatively impact our growth and could have a material adverse effect on our business, financial condition and results of operations.

Labor is a primary component in the cost of operating our restaurants. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be negatively impacted. In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, including customer service and kitchen staff, to keep pace with our expansion schedule. In addition, restaurants have traditionally experienced relatively high employee turnover rates. Although we have not yet experienced significant problems in recruiting or retaining employees, our ability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition and results of operations.

Although none of our employees are currently covered under collective bargaining agreements, if a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition and results of operations. In addition, a labor dispute involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenue, and resolution of disputes may increase our costs.

If we are unable to continue to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected. Competition for these employees could require us to pay higher wages, which could result in higher labor costs. In addition, increases in the minimum wage would increase our labor costs. Furthermore, costs associated with workers’ compensation are rising, and these costs may continue to rise in the future. We may be unable to increase our menu prices in order to pass these increased labor costs on to consumers, in which case our margins would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations.

The minimum wage continues to increase and is subject to factors outside of our control.

We have a substantial number of hourly employees who are paid wage rates based on the applicable federal or state minimum wage. Although our pay scale starts at or in excess of the minimum wage, any increases in the minimum wage may increase our labor costs. Municipalities may set minimum wages above the applicable state standards. The federal minimum wage has been $7.25 per hour since July 24, 2009. Either federally-mandated or state-mandated minimum wages may be raised in the future. On November 6, 2018, Missouri voters approved Proposition B, the $12 Minimum Wage Initiative, which, beginning in January 2019, increased and will continue to increase the state’s then current $7.85 minimum wage by $0.85 per hour each year until reaching $12 in 2023 and will require that tipped employees be paid at least 50 percent of the minimum wage. We may be unable to increase our menu prices in order to pass future increased labor costs on to our customers, in which case our margins would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, if menu prices are increased by us to cover increased labor costs, the higher prices could adversely affect sales and thereby reduce our margins.

Risks Related to Our Intellectual Property, Brand, Corporate Culture and Information Technology

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and have a material adverse effect on our business, financial condition and results of operations.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and the unique ambience of our restaurants. While it is our policy to protect and defend vigorously our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our restaurant concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and could divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, we license certain of our proprietary intellectual property, including our name and logos, to third parties. For example, we grant our licensed restaurants a right to use certain of our trademarks in connection with their operation of the applicable restaurant. If a licensed restaurant fails to maintain the quality of the restaurant operations associated with the licensed trademarks, our rights to, and the value of, our trademarks could potentially be harmed. Failure to maintain, control and protect our trademarks and other proprietary intellectual property would likely have a material adverse effect on our business, financial condition and results of operations and on our ability to enter into new franchise agreements.

Failure to maintain our corporate culture and changes in consumer recognition of our brand as we grow could have a material adverse effect on our business, financial condition and results of operations.

We believe that a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team. As we continue to grow, we may find it difficult to maintain the innovation, teamwork, passion and focus on execution that we believe are important aspects of our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. If we cannot maintain our corporate culture as we grow, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, our future results depend on various factors, including local market acceptance of our restaurants and consumer recognition of the quality of our food, beer and operations. Although we have received recognition for the high-quality of our food, beer and operations, we cannot guarantee that we will continue to receive similar recognition in future periods. Failure to receive continued local and regional recognition may impact consumer recognition of our brand, which could have a material adverse effect on our business, financial condition and results of operations.

Negative publicity relating to one of our restaurants, including one of our licensed restaurants, could reduce sales at some or all of our other restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brand, consumers’ connection to our brand and positive relationships with our licensed restaurants. We may, from time to time, be faced with negative publicity relating to food quality, public health concerns, restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of our other restaurants. The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents. A similar risk exists with respect to unrelated food service businesses, if consumers associate those businesses with our own operations.

Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims would have a material adverse effect on our business, financial condition and results of operations. Consumer demand for our products and our brand’s value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our products, which would likely result in lower sales and could have a material adverse effect on our business, financial condition and results of operations.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

Our information systems may experience an interruption or breach in security. We rely heavily on both company and third-party information systems, including point-of-sale processing in our restaurants, for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant unplanned capital investments.

We may incur costs resulting from breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions.

The majority of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have a material adverse effect on our business, financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on our business and results of operations.

Risks Related to Governmental Rules and Regulations

Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition and results of operations.

We are subject to various federal, state and local regulations, including those relating to building and zoning requirements and those relating to the preparation and sale of food and the brewing and transportation of beer. The development and operation of restaurants depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. Our restaurants are also subject to state, local and even federal licensing and regulation by health, sanitation, food and occupational safety and other agencies. Our brewing operations are regulated by the Alcohol and Tobacco Tax and Trade Bureau, statutorily named the Tax and Trade Bureau (the “TTB”), a bureau of the United States Department of the Treasury, which regulates and collects taxes on trade and imports of alcohol, tobacco, and firearms within the United States. We may experience material difficulties or failures in obtaining the necessary licenses, approvals or permits for our restaurants, which could delay planned restaurant openings or affect the operations at our existing restaurants. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act (the “ADA”) and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants by adding access ramps or redesigning certain architectural fixtures, for example, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters, and we have been a party to such matters in the past. In addition, federal, state and local proposals related to paid sick leave or similar matters could, if implemented, have a material adverse effect on our business, financial condition and results of operations.

There is also a potential for increased regulation of certain food establishments in the United States, where compliance with a Hazard Analysis and Critical Control Points (“HACCP”) approach would be required. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP Systems, and the United States government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. For example, the Food Safety Modernization Act, signed into law in January 2011, granted the U.S. Food and Drug Administration new authority regarding the safety of the entire food system, including through increased inspections and mandatory food recalls. Although restaurants are specifically exempted from or not directly implicated by some of these new requirements, we anticipate that the new requirements may impact our industry. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise impact our business.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our restaurants if we failed to comply with applicable standards. Compliance with the aforementioned laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings, which could have a material adverse effect on our business, financial condition and results of operation.

Failure to obtain and maintain required licenses and permits or to comply with food control regulations could lead to the loss of our food service licenses and, thereby, harm our business.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food. Such regulations are subject to change from time to time. The failure to obtain and maintain these licenses, permits and approvals could have a material adverse effect on our results of operations. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would have a material adverse effect on our business.

We are subject to substantial regulations regarding our sale and distribution of spirits, beer and wine.

Currently, the sale of distilled spirits, beer, and wine account for approximately 25% of the total Company revenue. The Company is required to operate in compliance with federal licensing requirements imposed by the TTB as well as licensing requirements of states and municipalities where its restaurants are or will be located. Failure to comply with federal, state or local regulations could cause the Company’s licenses to be revoked and forced to cease the brewing and/or sale of alcoholic beverages at its restaurants.

Additionally, state liquor laws may prevent or impede the expansion of the Company’s restaurants into certain markets. The liquor laws of certain states prevent the Company from selling beer brewed at its restaurant or micro-brewery wholesale or through self-distribution. Any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of a restaurant in a particular area. In 2016, following an amendment to the Oklahoma Constitution, ABLE regulations thereunder were substantially rewritten with an effective date of October 1, 2018. Because these laws and regulations are new, there is little if any precedent for how they will be interpreted or applied, and there is consequently some uncertainty as to their impact on our business. Historically we have only brewed beer that contain 3.2% or less alcohol by volume, and prior to October 1, 2018, the brewing of beer that contain 3.2% or less alcohol by volume was not regulated by ABLE. Beginning October 1, 2018, our brewing operations became subject to the regulation by the State of Oklahoma and ABLE for the first time. Under the new Oklahoma law and ABLE regulations, our brewing operations are licensed as small brewers and the downtown brewery will also be licensed as a brewpub which will allow us to brew full strength beer and to self-distribute to our locations and locations with more than 50% common ownership with us.

The distribution and sale of beer has historically been subject to a continuously changing tax regime.

Historically, there has been significant variation in the taxation of beer sales. As recently as December 2017, the “Tax Cuts and Jobs Act” was passed by Congress which provided, among other things, a temporary reduction in federal excise taxes on beer to $3.50 per gallon for the first 60,000 barrels for domestic brewers producing fewer than 2 million barrels annually. Further, individual states also impose excise taxes on alcoholic beverages in varying amounts. In the future, the excise tax rate could be increased by either the federal or state governments. Future increases in excise taxes on alcoholic beverages could have a material adverse effect on our business and financial condition.

New information or attitudes regarding diet and health could result in changes in regulations on consumer consumption which could have an adverse effect on our business, financial condition and results of operations.

Regulations and consumer eating may change as a result of new information or attitudes regarding diet and health. Such changes may include responses to scientific studies on the health effects of particular food items or federal, state and local regulations that impact the ingredients and nutritional content of the food and beverages we offer. The success of our restaurant operations is dependent, in part, upon our ability to effectively respond to changes in any consumer attitudes or health regulations and our ability to adapt our menu offerings to trends in food consumption, especially fast-moving trends. If consumer health regulations or consumer eating changes significantly, we may choose or be required to modify or delete certain menu items, which may adversely affect the attractiveness of our restaurants to new or returning customers. While we generally find that changes in consumer eating occur slowly, providing us with sufficient time to adapt our restaurant concept accordingly, changes in consumer eating could occur rapidly, often in response to published research or study information, which puts additional pressure on us to adapt quickly. To the extent we are unwilling or unable to respond with appropriate changes to our menu offerings in an efficient manner, it could materially affect consumer demand and have an adverse impact on our business, financial condition and results of operations.

Government regulation and consumer eating may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain menu offerings. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. A number of counties, cities and states have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants, which laws may be different or inconsistent with requirements under the Patient Protection and Affordable Care Act of 2010 (the “PPACA”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Although we are currently not required to post nutritional information on their menus, if in the future we grow to 20 or more locations, the PPACA will require us to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake.

We may not be able to effectively respond to changes in consumer health perceptions, comply with further nutrient content disclosure requirements or adapt our menu offerings to trends which could have a material adverse effect on our business, financial condition and results of operations.

Changes in employment laws may adversely affect our business.

Various federal and state labor laws govern the relationship with our employees and impact operating costs. These laws include employee classification as exempt or non-exempt for overtime and other purposes, minimum wage requirements, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could have a material adverse effect on our business, financial condition and results of operations:

•        minimum wages;

•        mandatory health benefits;

•        vacation accruals;

•        paid leaves of absence, including paid sick leave; and

•        tax reporting.

In addition, various states in which we operate are considering or have already adopted new immigration laws or enforcement programs, and the U.S. Congress and Department of Homeland Security from time to time consider and may implement changes to federal immigration laws, regulations or enforcement programs as well. Some of these changes may increase our obligations for compliance and oversight, which could subject us to additional costs and make our hiring process more cumbersome, or reduce the availability of potential employees. Although we require all workers to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. Unauthorized workers are subject to deportation and may subject us to fines or penalties, and if any of our workers are found to be unauthorized we could experience adverse publicity that negatively impacts our brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees who were unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in additional adverse publicity. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could have a material adverse effect on our business, financial condition and results of operations.

The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our financial results.

In 2010, the PPACA was signed into law in the United States to require health care coverage for many uninsured individuals and expand coverage to those already insured. We currently offer and subsidize a portion of comprehensive healthcare coverage, primarily for our salaried employees. The PPACA will require us to offer healthcare benefits to all full-time employees (including full-time hourly employees) that meet certain minimum requirements of coverage and affordability, or face penalties. We began to offer such benefits on October 1, 2015, and in 2016 incurred substantial additional expense due to an increased number of employees who elected to obtain coverage through our healthcare plan for which we subsidize in part. The Tax Cuts and Jobs Act passed on December 22, 2017 removed the tax penalty on an individual’s income tax starting in 2018, but any additional legislation regarding universal coverage may have a material adverse effect on our business, financial condition and results of operations. We provide healthcare coverage to qualifying employees of the licensed restaurants under our plans, and are reimbursed by for those costs by the licensed restaurants.

Risks Relating to Our Indebtedness

We have a significant amount of outstanding indebtedness owed to Praesidian Capital. Our failure to repay this indebtedness in a timely manner could have a material adverse effect on our company.

We have an outstanding credit facility with Praesidian Capital pursuant to which we owe Praesidian Capital $11,314,260 in principal. The credit facility matures on June 30, 2020 and has a fixed interest rate of 10.5%. If we are unable to make timely payments of principal and interest on this credit facility, we will be deemed in default which will subject us to penalties under the facility and will have a material adverse impact on our company.

The terms of our credit facility may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our credit facility contains, and any additional debt financing we may incur would likely contain, covenants requiring us to maintain or adhere to certain financial ratios or limits and covenants that restrict our operations, including limitations on our ability to grant liens, incur additional debt, pay dividends, make certain investments and engage in certain merger, consolidation or asset sale transactions. Complying with these covenants could adversely affect our ability to respond to changes in our business and manage our operations. A failure by us to comply with the financial ratios and restrictive covenants contained in our credit facility and any future financing instruments could result in an event of default. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in our credit facility and any future financing instruments. If the indebtedness under our credit facility and any future financing instruments were to be accelerated, our future financial condition could be materially adversely affected.

We may be unable to obtain debt or other financing on favorable terms or at all.

There are inherent risks in our ability to borrow. Our lenders may have suffered losses related to their lending and other financial relationships, especially because of the general weakening of the national economy, increased financial instability of many borrowers and the declining value of their assets. As a result, lenders may become insolvent or tighten their lending standards, which could make it more difficult for us to borrow under our senior secured credit facility, refinance our existing indebtedness or to obtain other financing on favorable terms or at all. Our financial condition and results of operations would be adversely affected if we were unable to draw funds under our senior secured credit facility because of a lender default or to obtain other cost-effective financing. Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business can be arranged. Such measures could include deferring capital expenditures (including the opening of new restaurants) and reducing or eliminating other discretionary uses of cash.

Risks Relating to Our Securities and this Offering

There is no existing market for our securities and we do not know if one will develop to provide you with adequate liquidity. Even if a market does develop following this offering, the stock prices in the market may not exceed the offering price.

Prior to this offering, there has not been a public market for our securities. We cannot assure you that an active trading market for our common stock will develop following this offering, or if it does develop, it may not be maintained. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market following the completion of this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you pay in this offering.

The market price of our common stock is likely to be highly volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be volatile. This volatility may prevent you from being able to sell your shares at or above the price you paid for your shares. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•        variations in our operating performance and the performance of our competitors or restaurant companies in general;

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•        additions and departures of key personnel;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•        the passage of legislation or other regulatory developments affecting us or our industry;

•        speculation in the press or investment community;

•        changes in accounting principles;

•        terrorist acts, acts of war or periods of widespread civil unrest;

•        natural disasters and other calamities; and

•        changes in general market and economic conditions.

In addition, the stock market in general, and the stock of restaurant companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•        the timing of new restaurant openings and related expense;

•        restaurant operating costs for our newly-opened restaurants;

•        labor availability and costs for hourly and management personnel;

•        profitability of our restaurants, especially in new markets;

•        customer traffic based on timing of holidays;

•        changes in interest rates;

•        increases and decreases in average restaurant revenue and same store restaurant sales;

•        impairment of long-lived assets and any loss on restaurant closures;

•        macroeconomic conditions, both nationally and locally;

•        negative publicity relating to the consumption of seafood or other products we serve;

•        changes in consumer preferences and competitive conditions;

•        expansion to new markets;

•        increases in infrastructure costs; and

•        fluctuations in commodity prices.

Unanticipated fluctuations in our quarterly operating results could result in a decline in our stock price.

The NASDAQ Capital Market may not list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We anticipate that our securities will be listed on The NASDAQ Capital Market, a national securities exchange, upon consummation of this offering. Although, after giving effect to this offering, we expect to meet, on a pro forma basis, The NASDAQ Capital Market’s minimum initial listing standards, which generally mandate that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that we will be able to meet those initial listing requirements. If The NASDAQ Capital Market does not list our securities for trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

•        a limited amount of news and analyst coverage for our company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Assuming our common stock will be listed on The NASDAQ Capital Market, our common stock will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Furthermore, if we were no longer listed on The NASDAQ Capital Market, our common stock would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our failure to meet the continued listing requirements of The NASDAQ Capital Market could result in a de-listing of our common stock.

If after listing we fail to satisfy the continued listing requirements of The NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, the NASDAQ Stock Market (or NASDAQ) may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If our shares are delisted from The NASDAQ Capital Market and become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission (or SEC) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on The NASDAQ Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We have no current plans to pay cash dividends on our common stock for the foreseeable future, and you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facility. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it and any potential investor who anticipates the need for current dividends should not purchase our securities. See the section entitled “Dividend Policy.”

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

While acquisitions of restaurant holding companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place following this offering, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors following this offering. You should not invest in our company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

In making your investment decision, you should understand that we and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the underwriters have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Assuming our corporate conversion, of the 3,125,000 shares of common stock outstanding as of April 22, 2019, no shares are, or will be, freely tradable without restriction immediately after the consummation of this offering, but approximately [    ] of these shares, representing shares not held by our “affiliates,” generally may be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholder and Think Equity on behalf of the underwriters.

Additionally, we intend to register shares of common stock that are reserved for issuance under our 2019 Equity Incentive Plan. For more information, see the section entitled “Shares Eligible for Future Sale — Registration Statements on Form S-8.”

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after this offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 1,875,000 shares of common stock offered in this offering at a public offering price of $8.00 per share (the mid-point of the range appearing on the front cover of this prospectus), and after deducting underwriting commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $7.42 per share, or approximately 93%, at the assumed public offering price. Additionally, to the extent that these warrants, or options we will grant to our officers, directors and employees, are ultimately exercised, you will sustain future dilution. We may also acquire new restaurants or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders. Following the completion of this offering, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock. See the section entitled “Dilution.”

We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NASDAQ, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. We estimate the additional costs we may incur to respond to these requirements to range from $500,000 to $1,000,000 million annually, although unforeseen circumstances could increase actual costs. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

The formation of our company and our financings, as well as an investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

U.S. federal income tax reform could adversely affect us and holders of our shares.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act” which significantly revised the Internal Revenue Code of 1986, as amended. The new legislation, among other things, changes the U.S. federal income tax rates, imposes significant additional limitations on the deductibility of interest, allows the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. The impact of this new tax legislation, or of any future administrative guidance interpreting provisions thereof, on holders of our shares is uncertain and could be adverse. This prospectus does not discuss any such tax legislation or the manner in which it might affect holders of our shares. We urge prospective investors to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our shares.

Changes to accounting rules or regulations may adversely affect the reporting of our results of operations.

Changes to existing accounting rules or regulations may impact the reporting of our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For example, in February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This update requires a lessee to recognize on the balance sheet the right-of-use assets and lease liabilities for leases with a lease term of more than twelve months. This update also requires additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. While the Company is still evaluating the guidance and the impact on its consolidated financial statements, we expect the adoption of this standard will have a significant impact on the Company’s consolidated balance sheet as we will recognize the right-of-use assets and liabilities for current operating leases, but will likely have an insignificant impact on the consolidated statement of operations or cash flows and overall liquidity. This and other future changes to accounting rules or regulations could have a material adverse effect on the reporting of our business, financial condition and results of operations.

Changes to estimates related to our property, fixtures and equipment or operating results that are lower than our current estimates at certain restaurant locations may cause us to incur impairment charges on certain long-lived assets, which may adversely affect our results of operations.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, we make certain estimates and projections with regard to individual restaurant operations, as well as our overall performance, in connection with our impairment analyses for long-lived assets. When impairment triggers are deemed to exist for any location, the estimated undiscounted future cash flows are compared to its carrying value. If the carrying value exceeds the undiscounted cash flows, an impairment charge equal to the difference between the carrying value and the fair value is recorded. The projections of future cash flows used in these analyses require the use of judgment and a number of estimates and projections of future operating results. If actual results differ from our estimates, additional charges for asset impairments may be required in the future. If future impairment charges are significant, this could have a material adverse effect on our results of operations.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company”, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        taking advantage of an extension of time to comply with new or revised financial accounting standards;

•        reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards for an emerging growth company. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates, and thus investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Upon the completion of our anticipated corporate conversion, we will be a Delaware corporation. The anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. Our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the company may be unsuccessful. In addition, our certificate of incorporation and bylaws will:

•        provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•        provide that special meetings of stockholders may only be called by our Chairman and/or President, our board of directors or a super-majority (66 2/3%) of our stockholders;

•        place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•        not provide stockholders with the ability to cumulate their votes; and

•        provide that only a super-majority of our stockholders (66 2/3%) may amend our bylaws.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company and are an accelerated or large accelerated filer.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In addition, we may identify material weaknesses in our internal control over financial reporting that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.

If we identify weaknesses in our internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NASDAQ Capital Market on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•        difficulties executing our growth strategy and opening new restaurants that are profitable;

•        ineffectively competing in our industry;

•        difficulties maintaining increases in average restaurant revenue and same store restaurant sales;

•        increases in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies;

•        limited control over Remington Park operations and operations of licensed restaurants;

•        negative publicity relating to one of our restaurants, including one of licensed restaurants;

•        the impact of governmental laws and regulation;

•        food safety and foodborne illness concerns;

•        changes in economic conditions and adverse weather and other unforeseen conditions, especially in Oklahoma;

•        new information or attitudes regarding diet and health;

•        difficulties with certain vendors, suppliers and distributors we rely on or will rely on;

•        failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

•        changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

•        labor shortages, unionization activities, labor disputes or increased labor costs, including increased labor costs resulting from minimum wage increases; and

•        inadequately protecting our intellectual property or breaches of security of confidential consumer information.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $13.2 million based on an assumed offering price of $8.00 per share (which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). If the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be approximately $15.2 million. “Net proceeds” is what we expect to receive after deducting the underwriting discount and commission and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed offering price of $8.00 would increase (decrease) the net proceeds to us from this offering by approximately $1.810 million, after deducting estimated underwriting discount and commission and estimated offering expenses payable by us, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase of 100,000 shares in the number of shares offered by us at the assumed public offering price would increase the net proceeds to us in this offering by approximately $730,000. Similarly, each decrease of 100,000 shares in the number of shares offered by us at the assumed public offering price would decrease the net proceeds to us from this offering by approximately $730,000. A change in the offering price or the number of shares by these amounts could have a material effect on our uses of the proceeds from this offering, and it may impact the amount of time prior to which we will need to seek additional capital.

We intend to use the net proceeds of this offering primarily to acquire 71st Street (as described in more detail elsewhere in this prospectus), repay related party notes (see “Certain Relationships and Related Party Transactions” for details regarding the specific related party indebtedness), repay a promissory note held by a non-affiliated individual (such promissory note matures on December 31, 2019 and bears interest at a rate of 10% per annum), invest in or acquire companies that are synergistic with or complimentary to our business (including, potentially, our licensed restaurants — though we have no contractual right to acquire these restaurants and there has not been any negotiation pertaining to the acquisition of such restaurants) and for working capital and other general corporate purposes.

We anticipate an approximate allocation of the use of net proceeds as follows:

Use of Net Proceeds	$ (in millions)*	%
Acquisition of 71st Street	.85	6
Repayment of Related Party Indebtedness	2.09	16
Repayment of Promissory Note	.15	1
Acquisition of Synergistic Companies, Working Capital and General Corporate Purposes	10.11	77
Total	13.2	100

____________

*        Assuming the over-allotment option is not exercised.

While we expect to use the net proceeds for the purposes described above, the amounts and timing of our actual expenditures, other than the acquisition of 71st Street, will depend upon numerous factors, including the aggregate amount raised in this offering. The expected net proceeds from the sale of the shares offered hereby, if added to our current cash and cash equivalents is anticipated to be sufficient to fund our operations for at least the next 12 months. In the event that our plans change, our assumptions change or prove to be inaccurate, or the net proceeds of this offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail expansion activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this offering.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend Policy

We have never declared or paid any cash dividends on our equity interests and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

Corporate Conversion

Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we will convert Bricktown Brewery Restaurants LLC from an Oklahoma limited liability company to a Delaware corporation pursuant to a statutory conversion and change its name to Bricktown Restaurant Group, Inc. As a result of the corporate conversion, all of the units of membership interest held by the existing members of Bricktown Brewery Restaurants LLC will be converted into shares of common stock of Bricktown Restaurant Group, Inc. pursuant to a conversion ratio of 0.3125 shares of Bricktown Restaurant Group, Inc. common stock for each Bricktown Brewery Restaurants LLC unit of membership interest previously held. Accordingly, 10,000,000 Bricktown Brewery Restaurants LLC units of membership interest issued and outstanding immediately prior to the corporate conversion will be converted into 3,125,000 shares of Bricktown Restaurant Group, Inc. common stock.

In connection with the corporate conversion, Bricktown Restaurant Group, Inc. will continue to hold all property of Bricktown Brewery Restaurants LLC and will assume all of the debts and obligations of Bricktown Brewery Restaurants LLC. Bricktown Restaurant Group, Inc. will be governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws, the material portions of which are described in “Description of Capital Stock.” On the effective date of the corporate conversion, the persons appointed by the members of Bricktown Brewery Restaurants LLC will become the members of the board of directors of Bricktown Restaurant Group, Inc. The purpose of the corporate conversion is to reorganize our corporate structure so that our company will continue as a corporation rather than a limited liability company following this offering, and so that our existing investors will own our common stock rather than equity interests in a limited liability company.

In order to consummate the corporate conversion, a Certificate of Conversion from a Limited Liability Company to a Corporation will be filed with the Secretary of State of the State of Delaware and Articles of Conversion from a Limited Liability Company to a Corporation will be filed with the Secretary of State of the State of Oklahoma.

Capitalization

The following table sets forth our cash and equivalents and capitalization as of December 30, 2018:

•        on an actual basis;

•        on a pro forma basis to give effect to our corporate conversion from a limited liability company to a corporation and, in connection therewith, the conversion of 10,000,000 outstanding membership interests in our company issued and outstanding immediately prior to the conversion into an aggregate of 3,125,000 shares of common stock; and

•        on a pro forma as adjusted basis to additionally give effect to the sale of shares of our common stock in this offering, assuming an initial public offering price of $8.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of December 30, 2018
	Bricktown Brewery Restaurants LLC and Subsidiaries	Pro Forma Corporate Conversion	Adjustments(1)	Offering	Pro Forma As Adjusted
Cash and cash equivalents	$1,074,948			$10,427,248	$11,502,196
Deferred offering costs	327,529			(327,529)	—
Deferred income taxes		1,319,555			1,319,555
Current portion of long-term debt	111,826				111,826
Long-term debt, less current portion	922,003			(150,000)	772,003
Long-term debt, less current portion, related parties	11,435,477			(2,091,217)	9,344,260
Stockholders’ equity
Common stock, $0.001 par value per share, no shares authorized, issued and outstanding, pro forma (50,000,000 shares authorized, 3,125,000 shares issued and outstanding, pro forma; 50,000,000 shares authorized, 3,125,000 shares issued and outstanding, pro forma as adjusted		3,125		1,875	5,000
Members’ equity (deficit)	(10,019,782)		10,019,782
Additional paid in capital	—	1,316,430	(10,019,782)	13,189,061	4,485,709
Noncontrolling interests	330,487				330,487
Total stockholders’ (deficit) equity	$(9,689,295)	$1,319,555	$—	$13,189,061	$4,821,196

1. Undistributed losses of partnerships that are in actual financial statement in Members’ deficit are reclassified to additional paid in capital.

Cash, Common stock and Additional paid in capital are shown as increases as a result of estimated effect of common stock offering while the decreases in long term debt (including related parties) reflect payment of those liabilities from proceeds of offering and the decrease of deferred offering costs reflect those cost related to this offering capitalized until offering is completed.

The pro forma and pro forma as adjusted information is illustrative only and following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

Dilution

If you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $8.00 per share (the mid-point of the range appearing on the front cover of this prospectus) and the as adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering.

On a pro forma basis, after giving effect to our corporate conversion from a limited liability company to a corporation resulting in the conversion of 10,000,000 membership interests issued and outstanding immediately prior to the conversion into an aggregate of 3,125,000 shares of our common stock and our acquisition of 71st street (as described in more detail elsewhere in this prospectus), our net tangible book value as of December 30, 2018 was approximately $(9.95) million, or approximately $(3.18) per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding as of December 30, 2018.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 1,875,000 shares of common stock in this offering at an assumed public offering price of $8.00 per share, and after deducting underwriters’ commissions and estimated offering expenses, our as adjusted net tangible book value as of December 30, 2018 would have been $2.92 million, or $0.58 per share. This represents an immediate increase in net tangible book value of $3.76 per share to existing stockholders and an immediate dilution in net tangible book value of $7.42 per share to purchasers of shares in this offering, as illustrated in the following table:

Assumed public offering price per share		$8.00
Net tangible book value per share as of December 30, 2018, after giving effect to our corporate conversion	$(3.18)
Increase in net tangible book value per share attributable to new investors	$3.76
Adjusted net tangible book value per share as of December 30, 2018, after giving effect to the offering	$0.58
Dilution per share to new investors in the offering		$7.42

The above discussion and tables do not include 1,000,000 shares of our common stock (which is equal to 20% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our 2019 Equity Incentive Plan, which will become effective as of the closing of this offering (numbers presented on a post-conversion basis).

The above discussion and tables assume that our 10,000,000 membership interests currently outstanding are converted into 3,125,000 shares of common stock following the conversion of Bricktown Brewery Restaurants LLC into Bricktown Restaurant Group, Inc.

If the underwriters exercise their option in full to purchase 281,250 additional shares of common stock in this offering at the assumed offering price of $8.00 per share of common stock, the pro forma net tangible book value per share after this offering would be $(0.98) per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $4.16 per share and the dilution to new investors purchasing securities in this offering would be $7.02 per share.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our consolidated financial condition and results of operations for the years ended December 30, 2018 and December 31, 2017 should be read in conjunction with the “Summary Historical Consolidated Financial and Operating Data” and the consolidated financial statements and notes related thereto included elsewhere in this prospectus. The Company operates under a 52/53-week year ending on the last Sunday in December. The Company had 52 weeks in the fiscal year ended December 30, 2018 and 53 weeks in the fiscal year ended December 31, 2017.

Forward-looking statements in this prospectus reflect the good-faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below and in “Risk Factors” as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus.

The following discussion is limited to our analysis of the results of operations for the nine restaurants by the Company and our Remington Park restaurant and does not take into account the results of operations of 71st Street (which we will purchase with the proceeds of the offering) or any of the other licensed restaurants. Accordingly, this discussion may not fully reflect forward-looking impacts from our management of the licensed restaurants. Any fees or profit participation due from the Company from the license agreements will not be consolidated into the Company’s financial statements because we hold no membership interest.

Overview

We are engaged in the business of developing, owning, operating and licensing brewpubs and full service casual dining restaurants under the trade names Bricktown Brewery and/or Bricktown Tap House & Kitchen. Additionally, we have a joint venture with Global Gaming RP LLC, owner of Remington Park Casino/Race Track, to manage a licensed Bricktown Brewery, a licensed Henry Hudsons and various other food and beverage outlets in the Remington Park Casino/Racetrack. As of December 30, 2018, we owned nine restaurants (having sold one restaurant in fiscal 2017). Four of our restaurants are located in Oklahoma, two are in Texas, two more are located in Kansas, and one is located in Arkansas. We also have licensed four restaurants (including 71st Street) to related parties, three are located in Oklahoma and one is located in Missouri (as discussed elsewhere in the prospectus, we do not currently generate any licensing fees or other revenue from the licensed restaurants, see “Business — Licensed Restaurants” for more details).

Our average customer transaction increased approximately 9.5% in the fiscal year ended 2018 compared to the fiscal year ended 2017. We are continuing to manage our marketing communications to balance growth in customer traffic and the average customer expenditure. Our sales trends are influenced by many factors and the macroeconomic environment remains challenging for smaller restaurant chains.

Growth Strategy and Outlook

As disclosed elsewhere in this prospectus, we are focused on the continued expansion of our business. We expect to pursue a growth strategy predicated upon (i) building or acquiring new Bricktown restaurants, (ii) growing same store restaurant sales and (iii) quickly and cost-effectively scaling our growth while leveraging our platform of outsourced services.

Giving effect to the proceeds of this offering, we believe that we will have sufficient opportunity to build or acquire new Bricktown restaurants. We intend to follow a disciplined strategy of securing promising locations in the secondary and tertiary markets in our existing five-state region to complement our stores in primary markets, while selectively expanding into new territories that meet our demographic, real estate and investment criteria (for example, a secondary market in Florida). However, we do expect to face challenges in building and acquiring these new restaurants. For example, our ability to successfully evaluate a new city, trade area and specific site for a new restaurant and to understand the competitive landscape of a new market and trade area will be critical in the successful opening of a new Bricktown restaurant. Additionally, our ability to identify, recruit and hire both salaried and hourly staff will impact our ability to expand as will changes in the legal environment, including increases to the minimum wage, could impact our ability to expand into certain areas. Further, we believe that there has been an oversaturation of casual dining restaurants in certain areas which could decrease the number of markets that we believe will be attractive to expand into. Even if we are able to build or acquire new

Bricktown restaurants, the new restaurants, and our company, will be subject to various risks, some of which, including factors impacting our customers, such as declining economic conditions, are entirely out of our control.

We will seek to grow same store restaurant sales by increasing guest frequency at our currently operating restaurants that are not at capacity, if any, and overall market share. Our strategy to grow same store sales is to consistently improve Bricktown’s “Guest Experience.” Specifically, we intend to improve our current performance by refreshing the interiors of certain units, modernizing digital and social marketing efforts, enabling more online ordering options and regularly introducing new Bricktown menu items and craft beers. However, we expect to face challenges in growing same store restaurant sales, some of which are outside of our control. For example, it will be difficult for us to predict the preferences of our current and future customers, in terms of everything from restaurant ambiance to food taste, to enhance their guest experience. Additionally, even if we are able to predict with some accuracy the preferences of our current and future customers, we will be subject to the availability of commodities and the rise and fall of commodity prices which could impact our ability to serve certain menu items and the pricing of such items. Further, we believe that there has been and will continue to be an industry trend of reduced customer traffic at casual dining establishments. We will also be subject to various risks including, but not limited to, economic events decreasing customer consumption power, food safety and food-borne illness incidents which may have an adverse effect on our business by not only reducing demand but also increasing operating costs and that any damage to our reputation could negate improvements that we have made to the guest experience.

We will seek to quickly and cost-effectively scale our growth while leveraging our platform of outsourced services by managing our general and administrative cost by outsourcing certain operations to service providers in accounting, finance, legal and human resources. Together, we expect these outsourced services provide us a platform we can use to quickly onboard new units and launch them in their markets. However, there are various risks involved in relying on these third-party providers to provide these services, including that we may lose access to their services.

52 Week Period Ended December 30, 2018 (Fiscal 2018) compared to the 53 Week Period Ended December 31, 2017 (Fiscal 2017)

Results of Operations

The following table sets forth, for the years indicated, our Consolidated Statements of Operations expressed as percentages of total revenues. The fiscal years presented consist of 52 weeks for fiscal 2018 and 53 weeks for fiscal 2017. Percentages below may not reconcile due to rounding.

	Fiscal Year
	2018	2017
Revenues	100.0%	100.0%

Restaurant operating costs (excluding depreciation and amortization)
Cost of sales	28.3	29.7
Labor and benefits	34.0	33.6
Occupancy and operating	23.2	23.0
General and administrative	9.6	7.0
Depreciation and amortization	3.7	4.0
Restaurant opening costs	0.0	0.1
Loss on disposal of assets and impairment	0.3	2.2
Total other costs and expenses	99.1	99.6
Income from operations	0.9	0.4

Interest expense	(4.5)	(4.1)
Other income, net	0.4	0.4
Loss on disposal of subsidiary	—	0.0
Total other expense	(4.1)	(3.7)

Net loss	(3.2)	(3.3)

Net income attributable to noncontrolling interests	1.3	1.2

Net loss attributable to Bricktown Brewery Restaurants LLC	(4.5)%	(4.5)%

Net Revenues:

Net revenues (or net sales) for fiscal 2018 decreased $2,002,000 or (6.6%) to $28,105,000 from $30,107,000 in fiscal 2017. The decrease in revenues was primarily due to one store that had revenues of $1,295,000 in 2017 but had no sales for 2018 because it was sold in 2017. The additional decrease in sales of $707,000 (2.5%) from fiscal 2018 to fiscal 2017 is attributable to having one less week of sales in fiscal 2018 (leading to a decrease of approximately $463,000 in sales) and the fact that two of our stores were in their “honeymoon period” throughout fiscal 2017 but only a portion of fiscal 2018 resulting in higher customer volume during the fiscal 2017 compared to subsequent time periods and, accordingly, higher sales.

The changes in revenue are explained as follows:

	Fiscal 2018 ($)	Fiscal 2017 ($)	% Change
Total Restaurant Sales (10 and 11 Restaurants in 2018 and 2017, respectively)	28,105,000	30,107,000	(6.6)%
Average Restaurant Sales (10 and 11 Restaurants in 2018 and 2017, respectively)	2,810,000	2,737,000	2.7%
Current Company Restaurant Sales (10 Restaurants)	28,105,000	28,812,000	(2.5)%
Sold Store Sales (1 Restaurant)	—	1,295,000	(100.0)%

Average restaurant sales for company-owned restaurants (not including VIE operations) for fiscal 2018 and 2017 were as follows:

	Fiscal 2018	Fiscal 2017
Company operated	$2,576,000	$2,666,000

Company owned restaurants’ sales for fiscal 2018 ranged from a low of $1,683,000 to a high of $3,840,000.

Restaurant Operating Costs

Across all Company restaurants, restaurant operating costs (which refer to all of the costs associated with the operation of our restaurants, but do not include general and administrative costs) as a percent of restaurant sales were 89.2% for Fiscal 2018 compared to 90.3% for fiscal 2017. This was due primarily to matters discussed in the “Cost of Sales,” “Labor and benefits Costs,” “Occupancy and Other Operating Cost” and “Depreciation and Amortization Costs” sections below. The changes in restaurant-level costs from Fiscal 2017 to fiscal 2018 are explained as follows:

Fiscal Year ended
Restaurant operating costs for the period ended December 31, 2017	$27,177,000
Decrease in cost of sales	(968,000)
Decrease in labor and benefits	(574,000)
Decrease in occupancy and operating	(418,000)
Decrease in depreciation and amortization	(162,000)
Restaurant operating costs for the periods ended December 30, 2018	$25,055,000

Costs of Sales

Cost of sales for fiscal 2018 decreased 10.8% or $968,000 to $7,965,000 (28.3% of restaurant sales) from $8,933,000 (29.7% of restaurant sales) in fiscal 2017. This decrease in the cost of sales is mainly due to a decrease of $2,002,000 of sales during the same time period, as discussed above. This decrease in cost of sales as a percent of restaurant sales is primarily due to higher menu pricing compared to the prior year. A decrease in the cost of sales of $384,000 was due to a store that sold during 2017 and did not operate in 2018.

Labor and Benefits Costs

For fiscal 2018, labor and benefits costs decreased 5.7% or $574,000 to $9,545,000 (34.0% of restaurant sales) from $10,119,000 (33.6% of restaurant sales) in fiscal 2017. $515,000 of the decrease of labor and benefits costs is due to the location that was sold in October 2017 and did not operate in 2018. Labor and benefits decreased $59,000 in 2018 from 2017 from same stores. The increase in labor and benefits costs as a percent of restaurant sales for fiscal 2018 was primarily the result of lower restaurant sales. Payroll costs are semi-variable in nature, meaning that they do not decrease proportionally to decreases in revenue, thus they increase as a percentage of restaurant sales when there is a decrease in restaurant sales.

Occupancy and Other Operating Costs

For fiscal 2018, occupancy and other costs decreased 6.0% or $418,000 to $6,518,000 (23.2% of restaurant sales) from $6,936,000 (23.0% of restaurant sales) in fiscal 2017. There was a decrease of $348,000 of occupancy and other costs related to the restaurant sold in fiscal 2017 that did not operate in 2018. The remaining decrease in occupancy and other costs was attributable to a decrease of $160,000 in advertising offset by a $95,000 increase in taxes and $18,000 increase in insurance.

Depreciation and Amortization Costs:

For fiscal 2018, depreciation and amortization costs decreased 13.6% or $162,000 to $1,027,000 (3.7% of total revenues) from $1,189,000 (4.0 % of total revenues) in fiscal 2017. Depreciation costs primarily decreased due to the restaurant that was sold in 2017 and which did not have associated depreciation expense in 2018.

General and Administrative Costs

General and administrative costs increased 27.6% or $584,000 from $2,117,000 (7.0% of total revenues) in fiscal 2017 to $2,701,000 (9.6% of total revenues) in fiscal 2018. The increase in general and administrative costs is primarily attributable to a $414,000 increase in accounting fees, $140,000 increase in labor cost, $59,000 in legal cost, and $23,000 increase in taxes which were offset by, among other things, a decrease of $26,000 of management fees relating to the restaurant sold in 2017. The increase in accounting costs is related to our public filing process initiated in 2018 and the increase in labor costs is related to our hiring a chief financial officer.

Advertising Costs

Advertising costs decreased 26.8% or $160,000 from $598,000 in fiscal 2017 (2.0% of total revenues) to $438,000 (1.6% of total revenues) in fiscal 2018. The decrease in advertising costs for fiscal 2018 compared to fiscal 2017 is attributable to comparative review of advertising programs and cessation of the less effective programs.

Income from Operations

Income from operations was $267,000 in fiscal 2018 compared to income from operations of $144,000 in fiscal 2017. The change in income from operations in fiscal 2018 compared to fiscal 2017 was due primarily to matters discussed in the “Net Revenues” and “Restaurant Operating Costs” sections above, as revenues decreased $2,002,000 from fiscal 2018 to fiscal 2017 while total cost and expenses from operations decreased $2,122,000 during the same time frame.

Interest expense

For fiscal 2018, our interest expense increased $17,000 to $1,253,000 (4.5% of restaurant sales) from $1,236,000 (4.1% of restaurant sales) in fiscal 2017.

Loss on disposal of assets and impairments

For fiscal 2018, we recorded impairment expense of $82,000 (0.3% of restaurant sales) related to the acquisition of an offsite brewing facility that was recorded as a capital lease until December 30, 2018. On December 30, 2018 we purchased the brewing equipment utilized at the facility in exchange for a note payable to an individual for $268,000. At the time of the exchange, we had $148,056 recorded as a capital lease obligation. The difference between the recorded balance of the capital lease and the note payable, after adjusting the assets to fair value, was recognized as loss on disposal of assets and impairment totaling $82,269. For fiscal 2017, we recorded impairment expense of $649,000 (2.2% of restaurant sales) related to the reduction in the carrying value of leasehold improvements for the underperforming Bricktown Tap House & Kitchen restaurant located in El Paso, Texas.

Net Loss

The net loss was $884,000 for fiscal 2018, compared to $998,000 in fiscal 2017. The change from fiscal 2017 to fiscal 2018 was primarily attributable to the matters discussed in the “Net Revenues,” “Restaurant Operating Costs,” “General and Administrative Costs,” and “Loss on disposal of assets and impairments” sections above due to the matters discussed above.

Net income attributable to noncontrolling interests

Net income attributable to noncontrolling interest represents the other partner’s share of net income in each of EBGG and BT Concepts Edmond LLC (“BTE”), the two variable interest entities consolidated into our financial statements. On October 21, 2017, we and our partner sold one hundred percent of BTE’s membership interest. Accordingly, financial results of BTE were consolidated through October 21, 2017 and were no longer consolidated after the sale. For fiscal 2018, only EBGG was consolidated into our financial statements. The net income attributable to noncontrolling interests was $379,000 compared to $352,000 in fiscal 2017. See “Variable Interest Entities” on page 48.

Restaurant-level EBITDA:

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses restaurant-level EBITDA, which is not a measure defined by GAAP. This non-GAAP operating measure is useful to both management and, we believe, to investors because it represents one means of gauging the overall profitability of our recurring and controllable core restaurant operations. This measure is not, however, indicative of our overall results, nor does restaurant-level profit accrue directly to the benefit of stockholders, primarily due to the exclusion of corporate-level expenses. Restaurant-level EBITDA should not be considered a substitute for, or superior to, operating income loss, which is calculated in accordance with GAAP, and the reconciliations to operating income set forth below should be carefully evaluated.

We define restaurant-level EBITDA as operating income before pre-opening costs, general and administrative costs, depreciation and amortization and impairment charges. Pre-opening costs are excluded because they vary in timing and magnitude and are not related to the health of ongoing operations. General and administrative costs are excluded as they are generally not specifically identifiable to restaurant specific costs. Depreciation and amortization and impairment charges are excluded because they are not ongoing controllable cash expenses, and they are not related to the health of ongoing operations.

	Fiscal Year
	2018	2017
Revenues	$28,105,000	$30,107,000
Reconciliation:
Income from operations	267,000	144,000
Depreciation and amortization	1,027,000	1,189,000
General and administrative, corporate level expenses	2,701,000	2,117,000
Restaurant opening costs	—	21,000
Loss on impairment of assets	82,000	649,000
Restaurant-level EBITDA	4,077,000	4,120,000
Less: Net income attributable to noncontrolling interests (NCI)	(379,000)	(352,000)
Restaurant-level EBITDA attributable to Bricktown Brewery Restaurants LLC	$3,698,000	$3,768,000
Restaurant-level EBITDA margin attributable to Bricktown Brewery Restaurants LLC	13.2%	12.5%

Liquidity and Capital Resources

Cash and Working Capital

Our primary sources of liquidity are cash from operations, cash and cash equivalents on hand and cash from debt financings (as described below). As of December 30, 2018, we had $1,075,000 of cash and cash equivalents ($435,000 as of December 31, 2017) and during fiscal 2018, we raised an aggregate of $560,000 from debt financings and have an aggregate of $12,469,000 in debt outstanding. Our primary requirements for liquidity are to fund our working capital needs, operating lease obligations, capital expenditures, and general corporate needs, as well as to invest in or acquire companies that are synergistic with or complimentary to our business (including, potentially, our licensed restaurants — though we have no contractual right to acquire these restaurants and there has not been any negotiation pertaining to the acquisition of such restaurants). On August 30, 2018 the Company signed a purchase and sale agreement to purchase 100% of the equity ownership of BT Concepts 71st Street LLC from Tulsa Brewing Company LLC, contingent on successful completion of the public offering by the Company. Our operations have not required significant working capital and, like many restaurant companies, we generally operate with negative working capital. We anticipate that working capital deficits may be incurred in the future and possibly increase if and when we open new Bricktown Brewery and Bricktown Tap House & Kitchen restaurants.

Our restaurant sales are primarily received in cash or by credit card and our restaurant operations do not require significant inventories or receivables. In addition, we receive trade credit for the purchase of food, beverages and supplies, therefore reducing the need for incremental working capital to support growth. As of December 30, 2018, we had a working capital deficit of $1,839,000. Based on current information, we believe that we will have sufficient capital to meet our long-term debt obligations, working capital and recurring capital expenditure needs in fiscal 2019; however, our projections of future cash needs and cash flows may differ from actual results. If current cash on hand, cash equivalents and cash that may be generated from our business operations are insufficient to continue to operate our business, we may be required to obtain more working capital. We may seek to obtain additional working capital following this offering and our corporate conversion through the extension or renewal of the related party indebtedness (of which there was $11,435,477 outstanding as of December 30, 2018, of which, $856,217 has a maturity of December 31, 2019 and $10,579,260 has a maturity date of June 30, 2020), sales of our equity securities or through bank credit facilities or public or private debt from various financial institutions where possible. We cannot be certain that additional funding will be available on acceptable terms, or at all. The working capital deficit and debt outstanding could cause substantial doubt about the Company’s ability to continue as going concern, but our plans and the commitment of our primary lenders to ensure the Company can meet its working capital needs through 2019 alleviate this doubt. If we do identify sources for additional funding, the sale of additional equity securities or convertible debt could result in dilution to our shareholders. Additionally, the sale of equity securities or issuance of debt securities may be subject to certain security holder approvals or may result in the downward adjustment of the exercise or conversion price of our outstanding securities. We can give no assurance that we will generate sufficient cash flows in the future to satisfy our liquidity requirements or sustain future operations, or that other sources of funding, such as sales of equity or debt, would be available or would be approved by our security holders, if needed, on favorable terms or at all. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition. Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which would significantly harm the business and development of operations.

Financing:

The table below provides detail of note payable debt at December 30, 2018 and at December 31, 2017.

	December 30, 2018	December 31, 2017
Praesidian Capital Opportunity Fund III and Praesidian Capital Opportunity III-A, the notes mature June 30, 2020	$10,579,000	$10,219,000
Promissory note payable to BT Concepts 71st Street LLC, the note matures on December 31, 2019	$520,000	$320,000
Promissory notes payable to an individual, the notes mature on August 30, 2020	$368,000	$100,000
Promissory note payable to Commercial Bank, the note matures on December 5, 2021	$197,000	$250,000
Promissory note payable to a landlord, the note matures on July 31, 2024	$160,000	$183,000
Promissory note payable to an individual, the note matures on June 1, 2024	$159,000	$183,000
Promissory note payable to an individual, the note matures on December 31, 2019	$150,000	$150,000
Promissory note payable to an individual, the note matures on December 31, 2019	$146,000	$171,000
Promissory note payable to a related party, the note matures on December 31, 2019	$70,000	$70,000
Promissory note payable to a related party, the note matures on December 31, 2019	$70,000	$70,000
Promissory note payable to a related party, the note matures on December 31, 2019	$50,000	$50,000

All tangible and intangible assets of the Company have been pledged as collateral to the lenders of the various promissory notes above. Rights of the various lenders are defined by seniority and creditor agreements. The Company is subject to various restrictions and covenants in connection with its indebtedness, including, but not limited to, limitations on annual unfinanced capital expenditures of $300,000 in any fiscal year, and a fixed charge coverage ratio of not less than 1.00:1.00 for each consecutive four fiscal quarters beginning with quarter ended March 2016. The Company is subject to a financial covenant pursuant to which it must maintain minimum consolidated EBITDA. For covenant purposes EBITDA is defined as earnings before interest, taxes, depreciation, amortization and non-recurring cost and expenses, as determined by lenders. The Company is in compliance with its financial covenants as of December 30, 2018.

The interest rate for the Senior Promissory Notes payable to Praesidian Capital Opportunity Fund III, LP and Praesidian Capital Opportunity Fund III-A, LP is at a fixed rate of 10.50%. The related party notes payable are at a fixed rate of 10%. The promissory note due to a commercial bank is at a fixed interest rate of 4.75%. The interest rates on the notes to individuals are fixed interest rates ranging from of 6% to 10%.

Cash Flows

The following table summarizes the statement of cash flows for the fifty-two weeks ended December 30, 2018 and fifty-three weeks ended December 31, 2017, respectively:

	Fiscal Year
	2018	2017
Net cash provided by operating activities	$504,000	$931,000
Net cash used in investing activities	(232,000)	(575,000)
Net cash provided by (used in) by financing activities	368,000	(37,000)
Net increase in cash and cash equivalents	640,000	319,000
Cash and cash equivalents, beginning of period	435,000	116,000
Cash and cash equivalents, end of period	$1,075,000	$435,000

Net cash provided by operating activities was $504,000 for the fiscal year ended December 30, 2018 compared to $931,000 for the fiscal year ended December 31, 2017. The decrease was the result of an increase in the value of operating assets during 2018 compared to 2017 which is related primarily to increase in accounts receivable, inventory, pre-paid expenses and deferred offering cost.

Net cash used in investing activities in fiscal 2018 was $232,000 compared to $575,000 in fiscal 2017. Cash used in investing activities in fiscal 2018 is comprised of payments made by us for miscellaneous restaurant related capital expenditures. Cash used in investing activities in fiscal 2017 is comprised of payments of $246,000 for miscellaneous restaurant related capital expenditures, $437,000 for the exterior reimaging of two Company Restaurants and the facilities at Remington Park and $69,000 for new equipment for the two reimaged restaurants, offset by the receipt of $177,000 in tenant allowance.

Net cash provided by financing activities in fiscal 2018 was $368,000 compared to net cash used in financing activities of $37,000 in fiscal 2017. The difference between fiscal 2018 and fiscal 2017 is primarily due to the Company not receiving any distributions from noncontrolling interests in 2018 compared to distributions of $421,000 in 2017.

Contingencies and Off-Balance Sheet Arrangements

We remain contingently liable on various land leases underlying restaurants that are owned by licensed restaurants. We have never experienced any losses related to these contingent lease liabilities; however, if a licensed restaurant defaults on the payments under the leases, we would be liable for certain lease payments as the guarantor of the lease. Currently we have not been notified nor are we aware of any leases in default under which we are contingently liable. However, there can be no assurance that there will not be defaults in the future, which could have a material adverse effect on our future operating results (see the section “Business — Licensed Restaurants” for more details).

New Store Openings

Quarterly results have been and will continue to be significantly impacted by the timing of new restaurant openings and their associated restaurant opening expenses. As a result, our financial results for any given quarter may not be indicative of the results that may be achieved for a full fiscal year.

Honeymoon Period

Our restaurants have generally experienced a period of higher than normal sales volume during the first 24 months of operations (we refer to this period throughout the prospectus as the “honeymoon” period) after which sales volumes decrease and then stabilize. We believe that there are a number of factors underlying this trend, including that our restaurants receive higher customer volume during the honeymoon period due to the newness and novelty of the restaurant and our increased promotional efforts and spending, including in some instances on additional staff. We believe that after 24 months of operations, sales at our restaurants generally decrease and then stabilize because the restaurants becomes well established in their geographic location and are no longer able to attract customers as a result of their newness and novelty. Additionally, cost efficiencies normalize at our restaurants at this point to a more stable long term pattern.

Internal Control Over Financial Reporting

The material weaknesses we identified, and the steps we are taking to address these control issues, are as follows:

In prior periods, we did not have proper processes and controls in place over the Company’s financial closing procedures which included not reconciling balance sheet accounts timely to ensure that expenses were recorded in the correct accounting period. While we have implemented controls and processes we believe address this matter, they have not been in place for a sufficient period of time to determine that the material weakness has been remediated as of December 30, 2018.

We did not maintain adequate policies and processes for the review and approval of journal entries. We plan to update our current policies and implement procedures and controls over the review and approval of journal entries by the appropriate personnel in fiscal 2019.

We did not timely identify and evaluate certain technical accounting and financial reporting matters. We plan on adding additional accounting personnel, with the appropriate skills, knowledge and experience to ensure timely identification and evaluation of technical accounting matters and financial reporting processes in fiscal 2019.

We, and our independent registered public accounting firm, were not required to perform an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 after the completion of this offering. See “Risk factors — We have identified material weaknesses in our internal control over financial reporting.”

Critical Accounting Policies and Estimates

We follow accounting standards set by the Financial Accounting Standards Board, commonly referred to as the “FASB.” The FASB sets generally accepted accounting principles (GAAP) that we follow to ensure we consistently report our financial condition, results of operations, and cash flows. Over the years, the FASB and other designated GAAP-setting bodies, have issued standards in the form of FASB Statements, Interpretations, FASB Staff Positions, EITF consensuses, AICPA Statements of Position, etc.

The FASB recognized the complexity of its standard-setting process and embarked on a revised process in 2004 that culminated in the release on July 1, 2009, of the FASB Accounting Standards Codification™, sometimes referred to as the Codification or ASC. To the Company, this means instead of following the Statements, Interpretations, Staff Positions, etc., we will follow the guidance in Topics as defined in the ASC. The Codification does not change how the Company accounts for its transactions or the nature of related disclosures made. However, when referring to guidance issued by the FASB, the Company refers to topics in the ASC rather than Statements, etc. The above change was made effective by the FASB for periods ended on or after September 15, 2009. We have updated references to GAAP in this prospectus to reflect the guidance in the Codification.

Sale of Restaurant Location

The Company analyzes its operations on a regional basis when evaluating closed restaurant operations for consideration as to the classification between continuing operations and discontinued operations. During fiscal 2017, the Company sold one restaurant in Edmond, Oklahoma which was owned 50% by the Company. The operations related to this restaurant are reflected as part of continuing operations as they were within one continuing operating region.

Noncontrolling Interests

Noncontrolling interests are presented as a separate item in the equity section of the consolidated balance sheet. Consolidated net income or loss attributable to noncontrolling interests are presented on the face of the consolidated statement of operations. Additionally, changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions, and that deconsolidation of a subsidiary is recorded as a gain or loss based on the fair value on the deconsolidation date.

Impairment of Long-Lived Assets

We assess the potential impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The assets are generally reviewed for impairment in total, as well as on a restaurant by restaurant basis. Factors considered include, but are not limited to, significant underperformance by the restaurant relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. The recoverability is assessed in most cases by comparing the carrying value of the asset to the undiscounted cash flows expected to be generated by the asset. This assessment process requires the use of estimates and assumptions regarding future restaurant cash flows and estimated useful lives, which are subject to a significant degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets.

Income Taxes

We account for income taxes under the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. The deferred tax assets are reviewed periodically for recoverability, and valuation allowances are adjusted as necessary. We believe it is more likely than not that the recorded deferred tax assets will be realized.

The Company is a limited liability company treated as a partnership and files a Form 1065. Substantially, all federal, state and local income taxes are passed on to the members via Schedule K-1 (which will change upon conversion into a corporation and consummation of this offering). The Company has a minimal amount of franchise tax due to the State of Texas generally each year.

The Company is subject to taxation in various jurisdictions. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. No accrual for interest and penalties was considered necessary as of December 30, 2018.

Variable Interest Entities

Once an entity is determined to be a Variable Interest Entity (“VIE”), the party with the controlling financial interest, the primary beneficiary, is required to consolidate it. As of December 30, 2018, the Company owned 50% of EBGG, a variable interest entity, and accordingly transactions consummated by EBGG are consolidated in the accompanying financial statements. EBGG was evaluated to determine which party was the primary beneficiary. The Company was determined to be the primary beneficiary of EBGG. EBGG operates substantially all of the food and beverage at Remington Park Casino/Racetrack in Oklahoma City. The Company manages EBGG, was determined to be the primary beneficiary and is deemed to control it.

For the periods beginning December 25, 2016 through October 21, 2017, the Company owned 50% of BTE, a VIE, and was deemed to be the primary beneficiary. Accordingly transactions consummated by BTE are consolidated in the accompanying financial statements. BTE owned and operated the Company’s Bricktown Brewery Edmond restaurant. The Company managed and was deemed to control BTE. In October 2017, the Company and its partner sold 100% of BTE’s membership interest. Accordingly, financial results for BTE were no longer consolidated after the sale.

New Accounting Pronouncements

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue with Contracts from Customers (Topic 606).” ASU 2014-09 supersedes the current revenue recognition guidance, including industry-specific guidance. The guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for interim and annual periods beginning after December 15, 2017; however, as an emerging growth company, the Company has elected to defer adopting the guidance, as allowed, until the fiscal year beginning after December 15, 2018.

The Company’s revenue is comprised of food and beverage sales. ASU 2014-09 is not expected to have an impact on revenue recognition related to food and beverage sales. However, it requires gift card breakage to be recognized as revenue proportionate to the pattern of gift card redemptions. We have determined that breakage is immaterial. Consequently, no amounts for breakage have been recorded in the financial statements.

The Company is still evaluating the adoption; however, it does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This update requires a lessee to recognize on the balance sheet the right-of-use assets and lease liabilities for leases with a lease term of more than twelve months. This update also requires additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. This ASU is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees existing at or entered into after the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As an emerging growth company, the Company is afforded additional time to adopt this standard and anticipates adopting the standard the fiscal year beginning December 30, 2019.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which provides another transition method that allows entities to apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. This transition method option is in addition to the existing transition method of using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements.

While the Company is still evaluating the guidance and the impact on its consolidated financial statements, we expect the adoption of this standard will have a significant impact on the Company’s consolidated balance sheet as we will recognize the right-of-use assets and liabilities for current operating leases, but will likely have an insignificant impact on the consolidated statement of operations or cash flows and overall liquidity. In preparation for the adoption of the guidance, the Company will implement controls and key systems changes to enable the preparation of financial information.

Impact of Inflation

In fiscal 2018, our weighted food and packaging costs decreased as compared to fiscal 2017. The total menu price increases taken during 2018 were 1.3%, all of which were taken in April and December of 2018. We anticipate cost pressure on several core commodities, including beef, bacon and dairy for fiscal 2019. However, we anticipate our food and packaging costs as a percentage of sales will remain consistent with fiscal 2018 from a combination of price increases, product mix changes and recipe modifications. We are planning moderate price increases in fiscal 2019 which may or may not be enough to recover increased commodity costs or increase in other operating expenses.

BUSINESS

Unless the context otherwise requires, references contained in this prospectus to the “Company,” “Bricktown,” “we,” “us,” “our” or similar terminology refer, prior to the corporate conversion discussed herein, to Bricktown Brewery Restaurants LLC, and after the corporate conversion to Bricktown Restaurant Group, Inc. Further, unless the context otherwise requires, all references to “Company Restaurants” or the restaurants currently owned by the Company includes the nine restaurants currently owned by the Company and the restaurant that we have licensed out to BT Concepts 71st Street LLC which we will acquire upon consummation of this offering. Lastly, references to our Remington Park restaurant and location refer to the company in which we have a 50% ownership stake that manages and operates various food and beverage outlets, including a licensed Bricktown Brewery restaurant at Remington Park, an Oklahoma City racetrack and casino. The financial results of our Remington Park restaurant are consolidated into our financial statements.

Overview

We are engaged in the business of developing, owning and operating Bricktown Brewery and Bricktown Tap House & Kitchen branded restaurants. Bricktown Brewery and Bricktown Tap House & Kitchen restaurants are multi-tap, casual plus dining restaurants featuring Bricktown brewed beers (which we brew in-house at one of our two brewing facilities) and other local beers along with a broad menu anchored in crafted burgers, artisanal pizza and our take on American comfort foods. Currently, we own or license restaurants in five states: Oklahoma, Texas, Arkansas, Kansas and Missouri. As of the date hereof, there are 14 restaurant units operating under the Bricktown Brewery or Bricktown Tap House & Kitchen brand, each of which is in secondary and tertiary markets (based on population size) in its respective state.

The original Bricktown Brewery restaurant first opened in Oklahoma City, Oklahoma in 1992 “serving local beer and great food with truly friendly service.” Subsequently, we have expanded within Oklahoma and into Kansas, Texas and Arkansas, with additional licensed restaurants in Oklahoma and Missouri. We currently own and operate ten restaurants, including a restaurant to be acquired with the proceeds of this offering. In addition to the Company Restaurants, we have licensed the right to open and operate three additional restaurants which we manage. These three licensed restaurants are owned by related parties and are not a part of the Company, although we expect to generate cash from these licensed properties in the future as described below. We also own 50% of a company that manages and operates various food and beverage outlets, including a licensed Bricktown Brewery restaurant at Remington Park, an Oklahoma City racetrack and casino.

We are actively looking to expand our business and the number of Company Restaurants both in the states of Oklahoma, Texas, Kansas and Arkansas in which we operate and in the Southwest, Midwest, Southeast and Mid-South regions outside of our current footprint. We are also looking for complimentary restaurant brands that we may acquire to give us additional synergistic growth opportunity.

Each of the Bricktown Brewery and Bricktown Tap House & Kitchen branded restaurants serves similar fare. Our menu features crafted burgers, artisanal style pizza and Bricktwisted® Comfort Food, our take on American comfort foods. The prices of our food items range from $3.50 to $16.00 per item which we believe makes our restaurants appealing to a variety of different guests and for various dining occasions (including everyday lunch and dinner as well as after work special occasions). Additionally, each of our Bricktown Brewery locations serve our own hand-crafted beers as well as a full line up of regional beers that we sell as “local beer.” We brew a variety of trademarked beers as well as non-alcoholic craft root beer at our original Bricktown Brewery location in downtown Oklahoma City, Oklahoma and at our satellite brewing facility, BTB Brewing Company, which is also in Oklahoma City, Oklahoma. Because of Texas state laws, each of our Bricktown Tap House & Kitchen locations feature regional local beer but do not sell our brewed beers. All restaurants serve a full complement of distilled spirts, beers and wine. Across the Company Restaurants in 2018, we had an average customer transaction of $18.10 with a sales ratio of 76% food and non-alcoholic beverages to 24% alcoholic beverages (of which Bricktown Brewery beers accounted for approximately one-third of the sales).

History and Locations

The first Bricktown Brewery was opened as a brewpub in the brick-streets of the Oklahoma City district known as Bricktown in September 1992 by a local restaurateur and local investors. In 2008, Bricktown Brewery was sold to BT Concepts LLC (“BT Concepts”), which was then owned by a group of investors headed by Jim Burke and Brad Grow, and which now is a wholly owned subsidiary of Bricktown. In 2011, WG Buck Warfield joined our management team, joined the next year by Mike Beighey, and by 2012 had begun growing our restaurant brand with specific emphasis on our on-premise brewery and hand-crafted ales and our food offerings and friendly service. In 2012, we licensed a second Bricktown Brewery restaurant in the Remington Park Casino/Race Track, which is owned by Global Gaming RP LLC, a subsidiary of the Chickasaw Nation, as part of our Remington Park operations. We co-own the management company for this location with Global Gaming RP LLC on a 50-50 basis and receive 50% of the profit and loss for the Remington Park Bricktown Brewery and all other food and beverage outlets under company management (see the subsection below entitled “Remington Park Operations” for more information). Over the next six years, Matt Thomas and Eric Grow joined the Company and we opened eight more restaurants, with restaurants in Shawnee, Oklahoma (1), Owasso, Oklahoma (1); Tulsa, Oklahoma (1); Fort Smith, Arkansas (1), El Paso, Texas (1); Wichita Falls, Texas (1); and Wichita, Kansas (2). A tenth restaurant, which was co-owned with a third party, was operated for four years in Edmond, Oklahoma, but the joint ownership did not fit our strategy so the location was sold to a related party and is no longer operated as a Bricktown Brewery. The sale of this Edmond, Oklahoma location coincided with the Company entering into a license agreement with a related party to open a new Bricktown Brewery restaurant location in Edmond, Oklahoma (in a location that we believe is more desirable than the prior location). During 2017 and 2018, we licensed to certain related parties the opportunity to open and operate four Bricktown Brewery restaurants — one of which we will acquire on consummation of this offering, and three that we do not have the right to acquire, two in Oklahoma and one in Missouri. We manage or will manage each of the latter three licensed restaurant locations, although we do not have any ownership interest in them. See the section entitled “Certain Relationships and Related Party Transactions” for more information regarding our licensing activities with related parties.

Remington Park Operations

We, through a wholly-owned subsidiary, manage three restaurants and bars owned by and located in the Remington Park Casino/Race Track in Oklahoma City, Oklahoma through a joint venture (the “Remington Joint Venture) with Global Gaming RP LLC, a subsidiary of the Chickasaw Nation, pursuant to a management agreement between the Remington Joint Venture and Remington Park Casino/Race Track. Pursuant to the terms of the management agreement, the Remington Joint Venture manages and conducts the business of selling food and beverages for, and provides and bears the costs of employees and sanitation for a licensed Bricktown Brewery restaurant, a licensed Henry Hudsons Pub, a pizza restaurant and the casino bar, all of which are a part of the Remington Park Casino/Race Track facilities. In consideration for its management services, the Remington Joint Venture is paid a fee equal to the net income from sales of food and beverages realized by Remington Park Casino/Race at the four establishments managed by the Remington Joint Venture. The current term of the management agreement is through August 2020, but will automatically be extended until August 2025 unless terminated by us no less than 180 days prior to expiration. The management agreement may also be terminated by either party with 90 days’ written notice following a material breach by the non-terminating party that remains uncured for 30 days. Our wholly-owned subsidiary owns 50% of the Remington Joint Venture, although 100% of the profits and losses of the Remington Joint Venture are recorded on our financial statements. For more information regarding the impact of the Remington Joint Venture on our financial statements, please see the footnotes to our financial statements included herein. In connection with the joint venture, we have licensed to the Remington Joint Venture the right to use the “Bricktown Brewery®” name at the casino, for which we do not receive any additional fee as long as we are a co-owner of the Remington Joint Venture.

Licensed Restaurants

Beginning in 2016, we began pursuing a strategy of licensing to related parties the right to open new Bricktown Brewery restaurants. The purpose of this strategy is to expand our brand without incurring the significant costs and financial risk associated with opening and operating new restaurant locations. Excluding the licensed restaurant we co-manage at Remington Park, there are currently four licensed Bricktown Brewery Restaurants operating, including BT Concepts 71st Street.

•        BT Concepts 71st Street LLC. In November 2016, BT Concepts 71st Street LLC, an Oklahoma limited liability company owned by related parties (including our President and Chief Executive Officer), opened the Bricktown Brewery “71st Street” restaurant in Tulsa, Oklahoma as a licensed restaurant pursuant to an intellectual property license from us. The terms of the license do not require a royalty to be paid to the company, but instead gives us the right to acquire the 71st Street restaurant. In 2018, we exercised our option to acquire the 71st Street restaurant and have entered into an agreement to acquire all the equity of BT Concepts 71st Street LLC for $850,000 upon consummation of this offering. We have been managing 71st Street since its opening and are very familiar with its operations and financial performance. Upon the effectiveness of this registration statement, BT Concepts 71st Street LLC will become a wholly owned subsidiary of Bricktown.

•        Brewco Newco LLC. We have entered into three intellectual property license agreements with subsidiaries of Brewco Newco LLC, an Oklahoma limited liability company owned by Brad Grow and Jim Burke, affiliates of the Company. Pursuant to these license agreements, Brewco Newco LLC has converted three restaurants originally opened under a different brand name and with a different concept into Bricktown Brewery restaurants. Specifically, Brewco Newco opened a Bricktown Brewery in Edmond, Oklahoma during the first quarter of 2018, in Midwest City, Oklahoma during the second quarter of 2018, and in Springfield, Missouri on September 4, 2018. The Company has guaranteed payment of the real estate leases at Edmond and Midwest City. Should the Edmond restaurant default on its lease, our guarantee would require us to pay up to (a) two years of future base rent which could range between $247,200 to $271,920, (b) two years of tax reimbursement and insurance costs, which annually are approximately $18,000 and $24,000 respectively, and (c) the unamortized portion of a $260,000 tenant allowance as recouped over five years. Should the Midwest City restaurant default on its lease, our guarantee would require us to pay future base rent of up to $344,850 through the end of the current term which expires December 31, 2021, plus annual tax and insurance reimbursements of approximately $21,000 and $27,000 respectively. Pursuant to the terms of each license agreement, we will be paid a licensing fee equal to 20% of (a) earnings before depreciation and amortization for the specific licensed restaurant; (b) less debt service (payment of interest and principal) for all debt incurred by the specific licensed restaurant since its inception amortized over five years; and (c) less all capital expenditures made by Brewco Newco LLC of any kind since the inception of the specific licensed restaurant, including pre-opening. Calculation of the licensing fee will be done after each monthly accounting period on a cumulative basis, meaning that if a monthly calculation of the licensing fee produces a negative number, that negative balance is carried forward to the following accounting period until a positive balance is achieved. No licensing fees will be earned until after Bricktown has repaid any money advanced by the licensee or its affiliates to Bricktown, though we expect that such advanced money will be repaid with the proceeds of this offering (see the section entitled “Use of Proceeds”).

We manage the operations of all of our licensed restaurants pursuant to licensee management agreements. Under the terms of the licensee management agreements the company leases employees to each licensed location and provides management oversight at each locations. We are reimbursed for our costs but do not charge a fee for these services.

Concepts and Brand

Bricktown Brewery versus Bricktown Tap House & Kitchen

Each of our restaurants (including our licensed restaurants) operates under one of two concepts: Bricktown Brewery or Bricktown Tap House & Kitchen. Our Bricktown Brewery concept is featured in all of our restaurants located in Oklahoma, Arkansas, Kansas and Missouri while our Bricktown Tap House & Kitchen concept is used in Texas. Bricktown Brewery locations serve our lineup of craft ales and lagers which have been brewed in one of our two brewing facilities, along with other local beers and national brands of beers and spirits. Our Bricktown Tap House & Kitchen restaurants differ from our Bricktown Brewery locations because they do not serve our brewed beers and only feature local beers in addition to national brands of beers and spirits due to Texas state laws which currently prohibit us from importing our brewed beer into Texas or selling beer brewed for us under Bricktown trademarks. Both concepts are full-service casual-dining restaurant and both execute on our three core brand pillars of “local beer, great food and truly friendly service.”

Restaurant Locations; Our Restaurants

Our ten Company Restaurants range in size from 4,000 square feet to over 19,500 square feet because of our opportunistic development model that first seeks-out closed restaurants for conversion into a Bricktown Brewery or Bricktown Tap House & Kitchen location. Our ideal footprint is a 5,000 to 5,500 square foot building that has been vacated by a closed national chain restaurant. We call this our “Hermit Crab” development philosophy since like the crab of the same name, we move into a “shell” vacated by a former owner. So far, implementation of this strategy has translated into a company average net conversion cost (with all associated costs including capitalized equipment, leasehold improvements less tenant allowance received and including any pre-opening costs expensed) of $850,000 per restaurant (for restaurants opened since 2012). The average current year restaurant-level EBITDA for those stores opened after 2012 is $344,000. The company average “cash-on-cash return” of these same stores is 40%. “Cash-on-cash return” is defined as the current year restaurant-level EBITDA for our company-operated stores open for at least two full years as of December 30, 2018 (which is includes all of our restaurants opened since 2012), divided by their original construction costs (including equipment, lease hold improvements, less any tenant allowance received, including any pre-opening costs) — the small number of stores included in our calculation of our average cash-on-cash return may cause this measure to fluctuate and be subject to change. While we focus on second generation space, we also look for “end cap space” (the end of a shopping center building that has at least two walls with windows) in lifestyle centers (shopping centers which lease a combination of retail, office, entertainment and residential space) or power centers (unenclosed shopping centers of 250,000 to 600,000 square feet with three or more major “big box” retailers and shared parking). Since our brand objective is to be the “anti-chain” chain we are not bound by the need to design everything the same. Restaurant layouts change from restaurant to restaurant but always have similar trade dress and a visual connection to brewing and craft beer (though we believe that the prominence of this décor is not so dominant as to be a turn off for families with young children). We also fit each of our restaurant locations with extensive audio-visual packages as an additional differentiator within the casual dining segment.

We believe that the restaurants have a high energy yet family friendly environment. Strong visual cues to brewing and craft beer are further accentuated by what we believe is a truly friendly and informal service style. We believe that our concepts, restaurant locations and décor, and menu place our restaurants at the top end of the traditional casual dining sector but below the “polished casual” box concepts.

Our Menu

The menu in each of our restaurants consists of items created using chef designed recipes with quality ingredients that we believe have broad consumer appeal yet are distinctive within the casual dining segment. The menu is comprised of signature crafted burgers, salads, sandwiches, entrees and artisanal styled pizzas. Several times per year new items are introduced that are Bricktown’s twisted take on American comfort food which we market as Bricktwisted® Comfort Food. House made dressings, sauces, chili, hand pattied Creekstone Black Angus burgers, proprietary seasoning blends, fresh chicken, bison and several big plate options coupled with Bricktown’s wide selection of craft beers all serve to differentiate Bricktown Brewery within the casual dining segment.

Brewing

The original Bricktown Brewery brewing operations in downtown Oklahoma City are owned by BT Concepts with a brewing capacity of 2,520 barrels per year. The original Bricktown has a working brewery with the brewing tanks visible by patrons in the restaurant through glass partitions. Bricktown’s award-winning brewing team produces six core ales that are meant to be on tap in all Bricktown Brewery locations always. Every six to eight weeks, the brewers create limited release ales or lagers that are small batch seasonal beers.

In October 2015, we acquired BTB Brewing Company LLC (“BTB Brewing”) which owns a brewing facility located in south Oklahoma City, Oklahoma, formerly known as Huebert Brewing Co., with a capacity of 2,880 barrels per year to expand our brewing capabilities. In December 2018, BTB Brewing purchased the assets of Oklahoma Brewing Company LLC which consisted of the brewing equipment leased to BTB Brewing at its brewing facility. We have contracted with a wholesale distribution company to distribute our beers to other Oklahoma restaurants and retail outlets.

BTB Brewing currently makes several types of craft sodas on a contract basis for various Oklahoma vendors using their proprietary recipes. In the second quarter of 2018, BTB Brewing introduced its first non-alcoholic craft root beer named “Attaboy” Root Beer. The product was conceived and produced by our brewing team, then bottled and distributed to our restaurants. It is our intent to test the craft soda market through distribution to our restaurants.

Business Strategy

We are focused on developing additional company owned Bricktown Brewery and/or Bricktown Tap House & Kitchen restaurants in Oklahoma, Texas, Kansas, Arkansas and Missouri, and are looking to expand to other markets in the Southwest, Midwest, Southeast and Mid-South. We believe that this expansion strategy will increase guest traffic and awareness of our brands. The following are key elements of our growth strategy.

1.      Build or acquire new Bricktown restaurants. As mentioned above, we intend to follow a disciplined strategy of securing strong locations in the secondary and tertiary markets in our existing five-state region to complement our stores in the primary markets, while judiciously expanding into new territories that meet our demographic, real estate and investment criteria (for example, a secondary market in Florida).

2.      Grow Same Store Restaurant Sales. We will seek to increase guest frequency at our currently operating restaurants that are not at capacity, if any, and overall market share by consistently improving Bricktown’s “Guest Experience.” We intend to improve our performance by refreshing the interiors of certain units, modernizing digital and social marketing efforts, enabling more online ordering options and regularly introducing new Bricktown menu items and craft beers.

3.      Quickly and cost-effectively scale our growth while leveraging our platform of outsourced services. We manage our general and administrative cost by outsourcing certain operations to service providers that we believe are best of breed in accounting, finance, legal and human resources. Together, these outsourced services provide us a platform of proven procedures we use to quickly onboard new units and launch them in their markets.

Giving effect to the proceeds of this offering, we believe that we will have sufficient opportunity to build or acquire new Bricktown restaurants. We intend to follow a disciplined strategy of securing promising locations in the secondary and tertiary markets in our existing five-state region to complement our stores in primary markets, while selectively expanding into new territories that meet our demographic, real estate and investment criteria (for example, a secondary market in Florida). However, we do expect to face challenges in building and acquiring these new restaurants. For example, our ability to successfully evaluate a new city, trade area and specific site for a new restaurant and to understand the competitive landscape of a new market and trade area will be critical in the successful opening of a new Bricktown restaurant. Additionally, our ability to identify, recruit and hire both salaried and hourly staff will impact our ability to expand as will changes in the legal environment, including increases to the minimum wage, could impact our ability to expand into certain areas. Further, we believe that there has been an oversaturation of casual dining restaurants in various areas which could decrease the number of markets that we believe will be attractive to expand into. Even if we are able to build or acquire new Bricktown restaurants, the new restaurants, and our company, will be subject to various risks, some of which, including factors impacting our customers, such as declining economic conditions, are entirely out of our control.

We will seek to grow same store restaurant sales by increasing guest frequency in our currently operating restaurants that are not at capacity, if any, and increasing overall market share. Our strategy to grow sales is to consistently improve Bricktown’s “Guest Experience.” Specifically, we intend to improve our current performance by refreshing the interiors of certain units, modernizing digital and social marketing efforts, enabling more online ordering options and regularly introducing new Bricktown menu items and craft beers. However, we expect to face challenges in growing same store restaurant sales, some of which are outside of our control. For example, it will be difficult for us to predict the preferences of our current and future customers, in terms of everything from restaurant ambiance to food taste, to enhance their guest experience. Additionally, even if we are able to predict with some accuracy the preferences of our current and future customers, we will be subject to the availability of commodities and the rise and fall of commodity prices which could impact our ability to serve certain menu items and the pricing of such items. Further, we believe that there has been and will continue to be an industry trend of reduced customer traffic at casual dining establishments. We will also be subject to various risks including, but not limited to, economic events decreasing customer consumption power, food safety and food-borne illness incidents which may have an adverse effect on our business by not only reducing demand but also increasing operating costs and that any damage to our reputation could negate improvements that we have made to the guest experience.

We will seek to quickly and cost-effectively scale our growth while leveraging our platform of outsourced services by managing our general and administrative cost by outsourcing certain operations to service providers in accounting, finance, legal and human resources. Together, we expect these outsourced services provide us a platform we can use to quickly onboard new units and launch them in their markets. However, there are various risks involved in relying on these third-party providers to provide these services, including that we may lose access to their services.

Expansion Strategy and Site Selection

Our development of company-owned Bricktown Brewery restaurants will focus on secondary and tertiary metropolitan statistical areas with population density of 1.2 million or less in business-friendly states in the United States that we do not believe have overly restrictive alcohol laws, prohibitive minimum wage laws or unfavorable cost of construction issues. In our industry, we closely examine retail trade areas (the geographic area from which a store will draw customers which is limited by the longest drive those customers are willing to make). Our targeted retail trade areas for new restaurant development have a high concentration of traffic generators (daytime population, colleges/universities, hospitals, hotels, interstate highways, event centers) and retail support from nearby “big box” and national tenants.

Demographic criteria in a 10-mile radius for specific sites will vary between minimum populations of 80,000 people in suburban, regional trade areas and maximum populations of 750,000 in urban core areas with median household incomes over $55,000. We expect to seek sites with excellent visibility and access to high-traffic vehicle corridors. We believe the Bricktown Brewery concept has the “legs” to expand into growing markets all across the nation, but specifically in the Midwest and Southeastern portions of the United States.

Almost all of the existing Bricktown Brewery locations are retrofits of former restaurant and retail space. Bricktown has successfully converted stand-alone Applebee’s, Ted’s Montana Grill, Ruby Tuesday’s, Old Chicago’s, local sports bars, 100-year-old warehouses, and mall retail spaces of 4,000-6,500 square feet. In-line and end-cap lease opportunities in new and existing shopping centers also allow for easy Bricktown conversions. Because existing properties don’t require extensive site development and entitlement processes, retrofit sites can be developed more quickly than sites with a traditional ground lease. Typically, only a building permit, signage approvals, and a liquor license are needed to ensure than Bricktown Brewery can open 90 to 120 days from the time a building permit is issued.

Marketing & Advertising

The foundation of Bricktown marketing focuses on interacting with our guests to deliver enjoyable and memorable experiences. Our primary driver of brand awareness is word-of-mouth advocacy from our existing guests, coupled with social media programs. Loyal guests become brand ambassadors as they share their Bricktown experiences with friends and family. These experiences generate a loyal fan base who promotes our brand through word-of-mouth which encourages new customers to try us out and existing customers to visit us more often, while generally increasing the Bricktown brand awareness.

The evolution of our menu via “Bricktwisted®” Comfort Foods, to keep menu offerings fresh, while continuing to focus on signature menu items and the addition of locally brewed craft beer offerings throughout the year, contributes to increasing frequency of guest visits.

In our social media outreach, we connect with our guests and potential guests primarily via Facebook, Instagram and Twitter. Recognizing the impact of social media on today’s consumers, we use these platforms to share information with our guests about new Bricktwisted® Comfort Foods menu items, new craft beer tapping events and new Bricktown restaurant openings.

We focus on local store marketing in each trade area and combine social media with public relations, community engagement and out-of-home advertising in select markets to build awareness in the markets in which we operate. Although we may use limited local radio spots, we do not typically use television or broad radio coverage as we have found those media to provide less results for the money expended compared to our other marketing.

Operations

Restaurant Operations and Management; Culinary Operations

All day to day macro level operational decisions across each of our Company Restaurants, including brewing, menu development, recruiting, hiring, training and attention to financial results, flow through either our Chief Operating Officer, with ultimate operating accountability resting with the Chief Operating Officer. Reporting directly to the Chief Operating Officer or our Vice President of Operations is the Area Manager or General Manager of each Company Restaurant. The management team at each Company Restaurant is responsible for the day to day activities within their discrete restaurant. Each of our Company Restaurants have a management complement of a Senior General Manager or General Manager, a Kitchen Manager, and between one and three service managers, one of which may be an Assistant General Manager. Additionally, each store has fully trained hourly supervisors.

Our culinary operations (including strategic menu direction and recipe development) are handled at the corporate and not at the individual restaurant level. At least one culinarian has been involved with all recipe development on our menu and all new items must be approved by our senior management team. Once a recipe is approved by senior management, the recipe is entered into both our Chefpad recipe management system and CTUIT costing module which provide instructions on how to create the new menu item, pictures of the new menu item and, where necessary, training videos to show the restaurant management team how to prepare the new menu item. Importantly, we believe this technology enables us to provide our guests with a menu driven by chef created food without the need to employ trained culinarians at the restaurant. We further believe that this technology allows us to seamlessly introduce a new menu item and allows us flexibility in adapting our menu to customer tastes as needed.

Operational Systems and Processes

We believe that we have high level operating systems and processes relative to other companies of our size and in our segment. Our outsourced back office service, Abacus Systems Solutions LLC (“Abacus”), provides us with a full scope of support services that give us real time business intelligence and allows us to systematically control cost and expenses. Our kitchen management system uses a CTUIT based sales mix analysis based upon both actual historical and current trends to daily determine food preparation and ordering. Inventory levels are managed using the CTUIT back office automated order preparation function and coupled with orders placed through Ben E. Keith, our broad line supplier, for next day delivery.

Using an IPAD based system called OPSANALYITICA, management does pre-meal walkthroughs of the kitchen checking food handling safety, recipe adherence and food quality. Results of these line checks are sent by text to the senior operators in real time. A weekly summary is sent out each Monday morning. We utilize the CTUIT back office scheduling function to both schedule our hourly employees by hours and dollars and to be able to compare scheduled hours versus actual hours worked. The CTUIT dashboard provides all level of management visibility to labor cost and performance. Additionally, the CTUIT system provides both senior and restaurant level management full visibility on everything from labor controls, net sales, labor dollars, check counts, comps, promos, voids, average hourly wage, wage by department, sales mix, inventory levels and even capital maintenance investment by restaurant.

Training

We strive to maintain quality and consistency in each restaurant that we operate; whether it be a licensed restaurant that we manage or a restaurant that we own, through careful training and supervision of our employees at all levels and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation and maintenance of our restaurants. Each manager must complete a five to eight week training program which we call the “Bricktown Academy,” dependent on transferable skills assessments, to be certified on company culture, standards, standard operating procedures and several core processes. They are then closely supervised to show both comprehension and capability before they are allowed to manage autonomously. All management and supervisors as well as front of the house service employees must complete the Bricktown Academy series of tests meant to validate and certify their on the job training experience.

Recruiting and Retention

We seek to hire experienced restaurant managers at all levels. We support employees by offering competitive wages and benefits. We motivate and prepare our employees by providing them with opportunities for increased responsibilities and advancement. We also provide various other incentives, including vacations, car allowances, monthly performance bonuses and monetary rewards for managers who develop future managers for our restaurants. We have implemented an online screening and hiring tool to reduce hourly employee turnover.

Employees

As of December 30, 2018 we had approximately 894 employees of which 826 were hourly employees and 68 were salaried employees. This number includes 216 hourly and 12 salaried employees that we provide to the licensed restaurants (excluding 71st Street) for which we are reimbursed and 93 hourly and 3 salaried employees we provide to Remington Park for which we are reimbursed for our portion of the costs. Employment per restaurant location averages 63 hourly and 4 to 5 salaried employees, and we have 5 salaried and 2 hourly corporate employees.

Government Regulation

Each of our restaurants is subject to the regulations of various health, sanitation, safety and fire agencies in the jurisdiction in which the restaurant is located. Our breweries are subject to Federal laws on brewing and alcohol bottling and distribution and as of October 1, 2018, we became licensed by the state of Oklahoma. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant. Federal and state environmental regulations have not had a material effect on our operations. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime, and other working conditions. In addition, we are subject to the Americans with Disabilities Act, which requires restaurants and other facilities open to the public to provide for access and use of facilities by the handicapped. Management believes that we are in compliance with the Americans with Disabilities Act.

In addition, each Bricktown Brewery restaurant requires a liquor license and adherence to the attendant laws and requirements regulating the serving and consumption of alcohol. Alcoholic beverage control regulations govern various aspects of these restaurants’ daily operations, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing and inventory control, handling and storage. Typically, licenses to sell alcoholic beverages will require annual renewal and may be suspended or revoked at any time for cause, the definition of which varies by locality.

Intellectual Property

BT Concepts LLC, a wholly owned subsidiary of Bricktown, is the owner listed with the United States Patent and Trademark Office for the trademarks and service marks of the Company. Included in those marks are service marks for Bricktown Brewery® (with a first usage date in 1992) and Bricktown® describing any bar and restaurant services; trademarks for a number of proprietary beers such as 46 Star Oklahoma Amber Ale®, Bluesberry Ale®, Remington Red Ale®, Single-String Stout®, and Wiley’s One-Eyed Wheat®; and trademark for a hamburger as well as a service marks for a food truck service, each named Truckburger®. Each of the licensed restaurants is licensed to use these service marks and trademarks. We have applied with the United States Patent and Trademark Office for the service mark, Bricktwisted® Comfort Food.

Competition

The restaurant industry, including the casual dining subset segment is highly competitive. Bricktown Brewery and Bricktown Tap House & Kitchen compete with a large number of other varied menu restaurants in the areas in which we operate. We face significant competition from restaurants in the full service casual dining, brewpub, and fast casual dining segments of the restaurant industry. These segments are highly competitive with respect to, among other things, taste, price, food quality and presentation, beer selection, brewed beers service, location, and the ambience and condition of each restaurant. Our competition includes a variety of locally-owned restaurants and national and regional chains offering dine-in, carry-out, delivery, and catering services. Among our competitors are a number of multi-unit, multi-market, casual dining and brewpub restaurant concepts, some of which are expanding nationally. As we expand, we will face competition from these restaurant concepts as well as new competitors that strive to compete with our market segments. These competitors may have, among other things, lower operating costs, better locations, better facilities, better management, more effective marketing, and more efficient operations. Many of the restaurants with which Bricktown Brewery and Bricktown Tap House & Kitchen compete are owned and operated by regional and national chains, many of which have greater resources and experiences than we do. Restaurant companies that currently compete with Bricktown in our markets include Chili’s, Applebee’s, TGIF, Buffalo Wild Wings and other regional, national and local restaurant groups. Among younger customers, we also face competition from “meal-kit” companies such as Blue Apron or Hello Fresh, that sell “prepare at home” meals.

We believe that Bricktown Brewery and Bricktown Tap House & Kitchen has an advantage in our proprietary beers, hand crafted quality of our food and the unusual mix of food items, quality, quantity and price.

Legal Proceedings

As of April 22, 2019, we were not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to our business.

Corporate Information

We were organized originally as a limited liability company under the laws of the State of Oklahoma in October, 2014 and will convert to a corporation immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Our principal executive office is located at 14504 Hertz Quail Springs Parkway, Oklahoma City, OK 73134, and our phone number is (405) 285-5362.

Management

Directors and Officers

The following table sets forth certain information regarding our board of directors, our executive officers, and some of our key employees, as of the date of this prospectus.

Name	Age	Position
David Dobbin	57	Chairman of the Board of Directors; Director
W.G. Buck Warfield	67	President and Chief Executive Officer, Director
Bradley L. Grow	61	Director
Glenn Harrison	42	Director
Don Dillingham	56	Director
Kevin Burke	30	Director
Paul Motenko	59	Director
Rex Boatright	58	Director
Eric C. Grow	52	Chief Financial Officer
Matt Thomas	55	Chief Operating Officer
Mike Beighey	60	Vice President of Operations
William C. Liedtke III	67	Secretary

David Dobbin will serve as a director and Chairman of the Board of Directors upon consummation of our corporate conversion. Mr. Dobbin previously acted as Chairman of the Board of Directors of Good Times Restaurants Inc. from 2010 through 2014 during which time the company re-engineered its original brand and diversified into casual dining, including the acquisition of Bad Daddy’s Burger Bar. From 1999 to 2006, he was the Chairman and lead shareholder in Repechage Restaurant Group, a casual dining chain with thirty five locations in the U.S. and Canada. He was the President of Interim Aviation (Air Ambulance) from 2008 until 2011 and from 2003 to 2005 was a Senior Vice President of CHC Helicopter, the world’s largest helicopter operator at the time. Mr. Dobbins was Commercial Properties Manager for Omega Investments Ltd., the largest property company in eastern Canada, from 1985 to 1995. He was the President of Canadian Ocean Resource Associates, a consulting company with offices in Canada and the United Kingdom from 1995 to 2003. In addition, Mr. Dobbin currently serves as the Chairman of Tanglewood Capital which operates as a family office with investments in Europe and North America and through which, in Europe, he has controlled Helideck Certification Agency, the leading global helideck inspection company, from November 2014 to the present. After graduating from Memorial University of Newfoundland with a Bachelor of Commerce degree, he established a consulting company with offices in Canada and the UK. Mr. Dobbin was selected to serve on our Board of Directors in light of his substantial experience in the restaurant industry and his experience as an investor in the transportation, service, real estate, and hospitality sectors.

W.G. Buck Warfield currently serves as President of Bricktown Brewery Restaurants LLC, a position that he has held since its formation in 2014. Upon consummation of the corporate conversion, Mr. Warfield will serve as the President and Chief Executive Officer of the company. Mr. Warfield is a thirty five year plus veteran of the restaurant industry. Early in his career Mr. Warfield held a Director of Operations position with Stouffer Restaurants and performed consulting work for Guinness USA Inc. From 1991 to 1998, he held various positions with Rock Bottom Restaurants, Inc., including Director of Operations and Vice President of Operations. From 1999 to 2002, Mr. Warfield served as Regional Vice President of Operations for the Bahamas Breeze concept in Darden Restaurants, Inc. In 2002, he returned to Rock Bottom Restaurants Inc., where he served as Senior Vice President of Development and Franchising until 2010 when he joined the restaurant group headed by James Burke and Brad Grow which included Bricktown Brewery. He has guided the Bricktown brand revitalization and growth since 2011.

Bradley L. Grow is a limited liability company manager of Bricktown Brewery Restaurants LLC and will serve as a director on the Board of Directors of the company upon consummation of the corporate conversion. Since March 2017, Mr. Grow has been a Principal of QSP Capital LLC, a closely held investment group, where he provides executive management consulting services to private companies in the hospitality sector and from October 2011 through March 2017, he was a principal in Waterloo Holdings LLC, an investment group. Mr. Grow is also a principal in several privately held companies operating restaurant concepts, including Jimmy’s Egg, S&B’s Burger Joint, Garfield’s Restaurants, Texas Steakhouse and Saloon’s, Henry Hudson’s Pubs, JR’s Pub & Grill’s, Pepperoni Grill’s, Charlie Brown’s Steakhouses and Garcia’s Mexican Restaurants. Mr. Grow served as Chief Financial Officer for Eateries,

Inc. from 1998 to 2006, during which time Eateries, Inc. was listed on NASDAQ, has held board memberships for several companies, and has been a principal in several private restaurant companies. He received a Bachelor of Science degree in Accounting and a Masters of Business Administration attending the University of Tulsa and the University of Central Oklahoma. Mr. Grow is a Certified Public Accountant. Mr. Grow was selected to serve on our Board of Directors in light of his expertise in public accounting, acquisitions, and brand development and his experience as chief financial officer of a public company.

Glenn Harrison currently serves as a limited liability company manager of Bricktown Brewery Restaurants LLC and will serve as a director on the Board of Directors of the company upon consummation of the corporate conversion. Mr. Harrison is a Principal of Praesidian Capital and is actively involved in the sourcing, due diligence, structuring, and execution of investments at Praesidian Capital. Prior to joining Praesidian Capital, from 2004 to 2007, Mr. Harrison was Vice President at Merrill Lynch Capital, structuring and underwriting senior debt investments in middle market companies. He also served as an Assistant Vice President at Fleet National Bank from 2001 to 2004 where he managed middle market loan relationships and underwrote and closed new investments. He received a Bachelor of Arts with high honors in Economics from Rutgers University. Mr. Harrison was selected to serve on our Board of Directors in light of financial expertise and experience as an officer of a major investor in numerous business enterprises and his experience in the public and private debt and equity markets.

Don Dillingham will serve as a director on the Board of Directors upon consummation of our corporate conversion. Mr. Dillingham currently serves as President and Chairman of Investment Committee for Merit Advisors, Inc. where he manages portfolios of high yield and multi-sector fixed income management for high net worth individuals, foundations, and other investment advisors. Mr. Dillingham is also President of Oak Hills Securities, Inc., a FINRA registered broker dealer. Prior to this, from 2001 to 2012, Mr. Dillingham was the President and Founder of Avondale Investments, LLC. In this position he lead a team selected by the U.S. Department of Treasury to administer a portion of the Troubled Asset Recovery Program under the Capital Purchase Program and authored the warrant valuation methodology utilized in the Troubled Asset Recovery Program. Mr. Dillingham has served on the Board of Directors for various companies, including The Beard Company from 2009 to 2012, and Gulfport Energy Corporation from 2007 to 2016 and has several years’ experience teaching on topics of financial intermediaries, entrepreneurship, investment management, and finance. He graduated with a degree in Bachelor of Business Administration from the University of Oklahoma and a Masters of Business Administration from Oklahoma City University. Mr. Dillingham was selected to serve on our Board of Directors in light of financial and business administration expertise and his experience as director of a public company.

Kevin Burke will serve as a director on the Board of Directors upon consummation of our corporate conversion. Mr. Burke currently serves as President of Jimmy’s Egg, LLC, a position that he has held since 2014. Prior to that, from 2012 to December 2014, Mr. Burke served as Vice President of Development for Waterloo Holdings, LLC, from 2010 to 2012 served as Operations Manager for Jimmy’s Egg, LLC, and from 2009 to 2010 served as Area Supervisor for Overeasy, LLC. Mr. Burke has also served as a principal officer of JR’s Hometown Grill & Pub, S&B Burgers, LLC, and Burger Joints of Oklahoma, LLC. Mr. Burke received a Bachelor of Science degree in Multidisciplinary Studies from the University of Oklahoma and Masters of Business Administration from Oklahoma City University. Mr. Burke was selected to serve on our Board of Directors in light of his knowledge of brand development, real estate, operations, franchising and acquisitions and his experience as chief executive of Jimmy’s Egg, a rapidly expanding restaurant concept.

Paul Motenko will serve as a director on the Board of Directors upon consummation of our corporate conversion. Mr. Motenko is currently Co-Chief Executive Officer of Stacked Restaurants LLC, a position he has held since 2010. Stacked Restaurants LLC is a restaurant company that received the first annual Technology Innovator of the Year Award by the National Restaurant Association and was designated a “Hot Concept” for 2012 by Nation’s Restaurant News. Prior to that, Mr. Motenko also held the positions of Co-Chief Executive Officer, Co-Chairman, and Co-Founder for BJ’s Restaurants, Inc. from 1991 to 2008 where he purchased a three-unit pizza restaurant group, took the company public, and helped build it into one of the most successful national restaurant brands in the U.S. Mr. Motenko currently serves on the Board of Directors for the Cerritos Chamber of Commerce, the Huntington Beach Chamber of Commerce, and the Golden West College Foundation. Mr. Motenko earned the Orange County, CA Entrepreneurship of Year Award from Ernst and Young in 2003. Mr. Motenko was selected to serve on our Board of Directors in light of his broad knowledge on large scale company expansions, breweries, real estate, operations and restaurant company organizational structure and for his experience as an executive of a public restaurant company.

Rex Boatright will serve as a director on the Board of Directors upon consummation of our corporate conversion. Mr. Boatright currently serves as the Market Partner for Texas Roadhouse in Oklahoma, Kansas, and Missouri, a position that he has held since 2001. With seventeen restaurants, Mr. Boatright’s group is considered one of Texas Roadhouse’s top performers earning him a seat on the TRR President’s Advisory Counsel. Prior to his employment at Texas Roadhouse, Mr. Boatright was a Joint Venture Partner (a program where restaurant operators to buy into the restaurants they open, operate and supervise) with Carabbas’ Grill, an Outback Steakhouse concept. Mr. Boatright is a graduate of the University of Oklahoma’s Price College of Business. Mr. Boatright was selected to serve on our Board of Directors in light of his knowledge of restaurant real estate and operations and his experience operating the 17 Texas Roadhouse restaurants.

Eric C. Grow currently serves as Chief Financial Officer of Bricktown Brewery Restaurants LLC, a position that he has held since January 2018. Upon consummation of the corporate conversion, Mr. Grow will serve as the Chief Financial Officer of the company. Prior to his appointment as Chief Financial Officer, from 2014 to 2017, Mr. Grow served as Treasurer for Abacus where he provided financial officer services for a number of affiliated restaurants, including Bricktown Brewery Restaurants LLC. Mr. Grow was Vice President of Accounting for Foundation Healthcare and Corporate Controller for Graymark Healthcare from 2011 to 2014 and has served as Chief Financial Officer and controller for several companies since 1999. He received a Bachelor of Accountancy from The University of Oklahoma. Mr. Grow is a Certified Public Accountant.

Matt Thomas currently serves as Chief Operating Officer of Bricktown Brewery Restaurants LLC, a position that he has held since July 2015. Upon consummation of the corporate conversion, Mr. Thomas will serve as the Chief Operating Officer of the company. Mr. Thomas grew up in the restaurant business working in family owned restaurants. In 1995, Mr. Thomas began working at Rock Bottom Restaurants where he was hired by Mr. Warfield to open and manage that company’s newest concept, The DC Chophouse. Mr. Thomas worked at Rock Bottom Restaurants (and its successor company, Craftworks Restaurants) in various roles from 1995 to 2015 including multi-unit management, director, and eventually Vice President of Training. Matt graduated magna cum laude from Roanoke College with a degree in International Relations.

Mike Beighey currently serves as Vice President of Operations of Bricktown Brewery Restaurants LLC, a position that he has held since 2009. Upon consummation of the corporate conversion, Mr. Beighey will serve as the Vice President of Operations of the company. Mr. Beighey has an extensive background in the hospitality industry with over 30 years of experience. From 2012 to present, Mr. Beighey has served as a Director of Operations and Vice President for Bricktown Brewery Restaurants LLC and its predecessor company, Enduring Brands, LLC. Prior to his time with Bricktown Brewery Restaurants, from 1988 to 2003, Mike served in senior management capacity at Eateries, Inc. (NASDAQ: EATS), and before working with Eateries, Inc., from 2007 to 2009, he served in various operational capacities for Restaurants Unlimited.

Bill Liedtke currently serves as Vice President and Secretary of Bricktown Brewery Restaurants LLC, a position that he has held since June 2010. Upon consummation of the corporate conversion, Mr. Liedtke will serve as the Secretary of the company. Mr. Liedtke also currently serves as the Vice President of Abacus, which provides financial and administrative services to the hospitality industry, including us, since January 2011. Mr. Liedtke has served as a Director and Vice President of Emerging Brands, Inc., a restaurant and pub company since April 2010, and for the past five years has served and continues to serve as a Vice President - Administrative of other restaurant companies, including CB Restaurants, Inc., Restaurant Investments LLC, Fiesta Holdings, Inc., Eateries, Inc. and Jimmy’s Eggs LLC. Earlier in his career, Mr. Liedtke served as Vice President and General Counsel of Castle Energy Corporation, a NASDAQ exploration and production company. Mr. Liedtke received a Bachelor of Arts in Political Science cum laude from Amherst College and a Doctor of Jurisprudence from the University of Texas School of Law, and is a member of the State Bar of Texas.

Family Relationships

There is one family relationship among our directors and executive officers: Bradley L. Grow, a manager of Bricktown Brewery Restaurants LLC who will become a director of the company upon consummation of the corporate conversion, and Eric C. Grow, our Chief Financial Officer, are brothers. Additionally, Kevin Burke who will become a director of the company upon consummation of the corporate conversion is the son of Jim Burke, a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the company.

Director Independence and Committees of the Board of Directors

Director Independence

Of our prospective directors, we have determined that Messrs. Dobbin, Dillingham, Boatright, Harrison and Motenko are “independent” directors under the NASDAQ listing standards, while Messrs. Warfield, Grow, and Burke are not independent under such standards. We have also determined that each of the three prospective members of the Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder and under the NASDAQ listing standards. Further, the Board has determined that each of the three prospective members of both the Compensation Committee and the Nominating and Corporate Governance Committee is “independent” under the NASDAQ listing standards.

Board Committees

Effective upon consummation of the corporate conversion and establishment of the Board of Directors, we will have three standing committees of the Board: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the board committees will act pursuant to a separate written charter adopted by our board of directors, each of which is available on our website at www.bricktownbrewery.com. Our board of directors may at any time or from time to time appoint certain other committees in its sole discretion as it deems necessary or appropriate to carry out its functions.

Audit Committee

The Audit Committee will consist of Messrs. Dillingham (Chairman), Harrison and Motenko. The Board has determined that all of the prospective members of the Audit Committee are “independent,” as defined by the NASDAQ listing standards and by applicable SEC rules. In addition, the Board has determined that Mr. Dillingham is an audit committee financial expert, as that term is defined by the SEC rules, by virtue of having the following attributes through relevant experience: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves; (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting, and financial reporting processes, and the review of the Company’s financial reports and information. In addition, the functions of the Audit Committee will include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their audit, and reviewing the Company’s internal accounting controls.

Compensation Committee

The Compensation Committee will consist of Messrs. Dobbin (Chairman), Boatright and Harrison. The Board has determined that all of the prospective members of the Compensation Committee are “independent,” as defined by NASDAQ listing standards. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our President and Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below (the “named executive officers”). Among its other duties, the Compensation Committee oversees all significant aspects of the Company’s compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the President and Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also recommends to the Board the compensation and benefits for members of the Board. The Compensation Committee has also been appointed by the Board to administer our 2019 Equity Incentive Plan. The Compensation Committee does not delegate any of its authority to other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will be comprised of Messrs. Dobbin (Chairman), Boatright, Dillingham, Motenko and Harrison. The committee members are independent under applicable NASDAQ rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential board members, making recommendations to the full board as to nominees for election to the board, assessing the effectiveness of the board and implementing our corporate governance guidelines.

Code of Business Conduct and Ethics and Insider Trading Policy

Effective upon consummation of the corporate conversion and establishment of the Board of Directors, our Board of Directors will adopt a Code of Ethical Conduct and an Insider Trading Policy.

Executive Compensation

The following table sets forth the aggregate compensation paid to our Chief Executive Officer and each of our other executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities for the fiscal years ended December 30, 2018 and December 31, 2017.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
W.G. Buck Warfield	2018	220,190	—	—	—	—	—	30,440	250,630
President and Chief Executive Officer	2017	200,000	—	—	—	—	—	13,998	213,998

Matthew Thomas	2018	156,150	—	—	—	—	—	13,100	169,250
Chief Operating Officer	2017	140,000	—	—	—	—	—	9,100	149,100

Mike Beighey	2018	154,600	—	—	—	—	—	24,700	179,300
Vice President of Operations	2017	142,450	—	—	—	—	—	14,005	156,455

Eric Grow(1)	2018	150,000	—	—	—	—	—	13,300	163,300
Chief Financial Officer

____________

(1)      We did not employ Mr. Grow during the 2017 fiscal year.

Narrative Disclosure to Summary Compensation Table

During our fiscal years ended December 30, 2018 and December 31, 2017, none of our executives were employed pursuant to a written employment agreement. Each executive officer received a base salary as indicated in the table above. The additional compensation received by the executive officers was in the form of insurance benefits and car allowances. In connection with this offering, each of our executive officers entered into employment agreements which will be effective upon consummation of this offering. The terms of the employment agreements are as follows:

Employment Agreements

W.G. Buck Warfield, President and Chief Executive Officer. Immediately prior to the consummation of this initial public offering, we will enter into an employment agreement with Mr. Warfield which will be effective upon the consummation of the initial public offering. Pursuant to the terms of this employment agreement, Mr. Warfield will be paid an annual base salary of $247,000 and will be considered for an annual bonus of up to 15% of his annual base salary based on the achievement of certain milestones that were approved by the Compensation Committee of our board of directors. The employment agreement has a term of 24 months and will automatically renew for successive one year terms unless either Mr. Warfield or the Company gives written notice of non-renewal at least sixty (60) days prior to the end of a term. If Mr. Warfield’s employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Warfield terminates his employment without Good Reason (as defined in the agreement) or due to death, disability or non-renewal of the agreement then Mr. Warfield shall only be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. If Mr. Warfield’s employment is terminated by the Company without Cause or for reasons other than Cause, death or disability or if Mr. Warfield terminates his employment for Good Reason then Mr. Warfield is entitled to a severance package with includes, among other things, two years of his annual compensation, paid monthly, a pro rata portion of any annual bonus that he would have been entitled to receive during the fiscal year during which he was terminated, COBRA payments for him and his dependents for a period of up to 12 months and outplacement services in an amount up to $25,000 and any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. Unless a change of control leads to the termination of employment by the Company without Cause or by Mr. Warfield with Good Reason, Mr. Warfield is not entitled any payments upon a change of control. Mr. Warfield’s employment agreement contains customary confidentiality, non-disclosure and non-disparagement covenants and one-year post-termination non-competition and non-solicitation covenants.

Matthew Thomas, Chief Operating Officer. Immediately prior to the consummation of this initial public offering, we will enter into an employment agreement with Mr. Thomas which will be effective upon the consummation of the initial public offering. Pursuant to the terms of this employment agreement, Mr. Thomas will be paid an annual base salary of $176,000 and will be considered for an annual bonus of up to 15% of his annual base salary based on the achievement of certain milestones that were approved by the Compensation Committee of our board of directors. The employment agreement has a term of 24 months and will automatically renew for successive one year terms unless either Mr. Thomas or the Company gives written notice of non-renewal at least sixty (60) days prior to the end of a term. If Mr. Thomas’s employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Thomas terminates his employment without Good Reason (as defined in the agreement) or due to death, disability or non-renewal of the agreement then Mr. Thomas shall only be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. If Mr. Thomas’s employment is terminated by the Company without Cause or for reasons other than Cause, death or disability or if Mr. Thomas terminates his employment for Good Reason then Mr. Thomas is entitled to a severance package with includes, among other things, two years of his annual compensation, paid monthly, a pro rata portion of any annual bonus that he would have been entitled to receive during the fiscal year during which he was terminated, COBRA payments for him and his dependents for a period of up to 12 months and outplacement services in an amount up to $25,000 and any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. Unless a change of control leads to the termination of employment by the Company without Cause or by Mr. Thomas with Good Reason, Mr. Thomas is not entitled any payments upon a change of control. Mr. Thomas’s employment agreement contains customary confidentiality, non-disclosure and non-disparagement covenants and one-year post-termination non-competition and non-solicitation covenants.

Mike Beighey, Vice President of Operations. Immediately prior to the consummation of this initial public offering, we will enter into an employment agreement with Mr. Beighey which will be effective upon the consummation of the initial public offering. Pursuant to the terms of this employment agreement, Mr. Beighey will be paid an annual base salary of $165,000 and will be considered for an annual bonus of up to 15% of his annual base salary based on the achievement of certain milestones that were approved by the Compensation Committee of our board of directors. The employment agreement has a term of 24 months and will automatically renew for successive one year terms unless either Mr. Beighey or the Company gives written notice of non-renewal at least sixty (60) days prior to the end of a term. If Mr. Beighey’s employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Beighey terminates his employment without Good Reason (as defined in the agreement) or due to death, disability or non-renewal of the agreement then Mr. Beighey shall only be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. If Mr. Beighey’s employment is terminated by the Company without Cause or for reasons other than Cause, death or disability or if Mr. Beighey terminates his employment for Good Reason then Mr. Beighey is entitled to a severance package with includes, among other things, two years of his annual compensation, paid monthly, a pro rata portion of any annual bonus that he would have been entitled to receive during the fiscal year during which he was terminated, COBRA payments for him and his dependents for a period of up to 12 months and outplacement services in an amount up to $25,000 and any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. Unless a change of control leads to the termination of employment by the Company without Cause or by Mr. Beighey with Good Reason, Mr. Beighey is not entitled any payments upon a change of control. Mr. Beighey’s employment agreement contains customary confidentiality, non-disclosure and non-disparagement covenants and one-year post-termination non-competition and non-solicitation covenants.

Eric Grow, Chief Financial Officer. Immediately prior to the consummation of this initial public offering, we will enter into an employment agreement with Mr. Grow which will be effective upon the consummation of the initial public offering. Pursuant to the terms of this employment agreement, Mr. Grow will be paid an annual base salary of $165,000 and will be considered for an annual bonus of up to 15% of his annual base salary based on the achievement of certain milestones that were approved by the Compensation Committee of our board of directors. The employment agreement has a term of 24 months and will automatically renew for successive one year terms unless either Mr. Grow or the Company gives written notice of non-renewal at least sixty (60) days prior to the end of a term. If Mr. Grow’s employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Grow terminates his employment without Good Reason (as defined in the agreement) or due to death, disability or non-renewal of the agreement then Mr. Grow shall only be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. If Mr. Grow’s employment is terminated by the Company without Cause or for reasons other than Cause, death or disability or if Mr. Grow terminates his employment for Good Reason then Mr. Grow is entitled to a severance package with includes, among other things, two years of his annual compensation, paid monthly, a pro rata portion of any annual bonus that he would have been entitled to receive during the fiscal year during which he was terminated, COBRA payments for him and his dependents for a period of up to 12 months and outplacement services in an amount up to $25,000 and any earned but unpaid compensation as well as any other amounts or benefits owing to him under the terms of any employee benefit plan of the Company. Unless a change of control leads to the termination of employment by the Company without Cause or by Mr. Grow with Good Reason, Mr. Grow is not entitled any payments upon a change of control. Mr. Grow’s employment agreement contains customary confidentiality, non-disclosure and non-disparagement covenants and one-year post-termination, non-competition and non-solicitation covenants.

Other Information

The Company does not currently have any plans that provide for specified retirement payments and benefits at, following or in connection with retirement or a change in control.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding stock awards held by any of our executive officers at December 30, 2018.

2019 Equity Incentive Plan

Immediately prior to the consummation of this initial public offering, our Board of Managers will adopt a 2019 Equity Incentive Plan for our company, which plan will be effective as of the completion of our corporate conversion and the closing of this offering. We expect the holders of majority of our outstanding membership units will concurrently approve such plan. An aggregate number of shares of our common stock equal to 20% of our issued and outstanding common stock following this offering (including any shares issued in this offering) are reserved for issuance under our 2019 Equity Incentive Plan. No options or other awards have been granted as of the date of this prospectus under our 2019 Equity Incentive Plan. In general, awards under the 2019 Equity Incentive Plan shall vest ratably over a period of three years (on the first, second and third anniversaries of the agreement) subject to accelerated vesting upon a change of control of our company (although awards may be granted with different vesting terms).

The purpose of our 2019 Equity Incentive Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The 2019 Equity Incentive Plan will be administered by the Compensation Committee of our Board of Directors or by the full Board, which may determine, among other things, the (a) terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) persons who are to receive options and stock purchase rights and (c) the number of shares to be subject to each option and stock purchase right. The 2019 Equity Incentive Plan will provide for the grant of (i) “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to employees of our company and (ii) non-qualified options to directors and consultants of our company.

In connection with the administration of our 2019 Equity Incentive Plan, our Compensation Committee will:

•        determine which employees and other persons will be granted awards under our 2019 Equity Incentive Plan;

•        grant the awards to those selected to participate;

•        determine the exercise price for options; and

•        prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

Any grant of awards to any of directors under our 2019 Equity Incentive Plan must be approved by the Compensation Committee of our Board of Directors. In addition, our Compensation Committee will: (i) interpret our 2019 Equity Incentive Plan; and (ii) make all other determinations and take all other action that may be necessary or advisable to implement and administer our 2019 Equity Incentive Plan.

The 2019 Equity Incentive Plan provides that in the event of a change of control, the Compensation Committee or our Board of Directors shall have the discretion to determine whether and to what extent to accelerate the vesting, exercise or payment of an award.

In addition, our Board of Directors may amend our 2019 Equity Incentive Plan at any time. However, without stockholder approval, our 2019 Equity Incentive Plan may not be amended in a manner that would:

•        increase the number of shares that may be issued under our 2019 Equity Incentive Plan;

•        materially modify the requirements for eligibility for participation in our 2019 Equity Incentive Plan;

•        materially increase the benefits to participants provided by our 2019 Equity Incentive Plan; or

•        otherwise disqualify our 2019 Equity Incentive Plan for coverage under Rule 16b-3 promulgated under the Exchange Act.

Awards previously granted under our 2019 Equity Incentive Plan may not be impaired or affected by any amendment of our 2019 Equity Incentive Plan, without the consent of the affected grantees.

Compensation of Directors

We did not have a Board of Directors during the fiscal year ended December 30, 2018. We have not paid fees to any of the persons acting on our Board of Managers. Effective upon consummation of the corporate conversion and establishment of the Board of Directors, we will pay each of our non-employee directors $8,000 in cash annually, payable quarterly, for four regularly scheduled board meetings and an additional $2,000 in cash for any additional in-person meetings. The Chairman of the Board will receive an additional $500 in cash per meeting. A board member must attend a meeting to be compensated for that meeting. Additionally, members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will generally each receive $1,000 in cash annually, payable quarterly, for four regularly scheduled committee meetings. The Chairman of each committee will receive an additional $500 in cash annually, payable quarterly. Members of each committee must attend a meeting to be compensated for that meeting.

In addition to cash compensation, each director will receive from our 2019 Equity Incentive Plan a one-time stock grant of 2,500 shares of common stock and options to purchase 19,500 shares of common stock (the Chairman of the Board will receive an option to purchase 23,500 shares of common stock).

Principal Stockholders

Based solely upon information made available to us, the following table sets forth information as of April 22, 2019 regarding the beneficial ownership of our common stock after giving effect to our anticipated corporate conversion by:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of our named executive officers and directors; and

•        all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 3,125,000 shares of common stock outstanding after giving effect to our anticipated corporate conversion. In addition, the number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of 1,875,000 shares of common stock in this offering assuming an initial public offering price of $8.00 per share (the mid-point of the price range set forth on the cover page of this prospectus). The percentage ownership information assumes no exercise of the underwriters’ over-allotment option.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is c/o Bricktown Brewery Restaurants, Inc., 14504 Hertz Quail Springs Parkway, Oklahoma City, OK 73134.

Name of Beneficial Owner	Shares of Common Beneficially Stock Owned(1)(5)**	Percent of Common Stock Beneficially Owned Before Offering(1)**	Percent of Common Stock Beneficially Owned After Offering(1)**
5% Beneficial Owners
Entities affiliated with Praesidian Capital(2)	1,250,000	40.0%	25.0%
BT Brewers LLC(3)	1,250,000	40.0%	25.0%

Directors and Officers
David Dobbin	—	—	—
Buck Warfield	375,000	12.0%	7.5%
Glenn D. Harrison	—	—	—
Donald Dillingham	—	—	—
Kevin M. Burke(4)	—	—	—
Paul Motenko	—	—	—
Rex Boatright	—	—	—
Mike Beighey(4)	156,250	5.0%	3.1%
Matt Thomas	93,750	3.0%	1.9%
Bradley L. Grow(4)	—	—	—
All directors and executive officers as a group (10 persons)	625,000	20.0%	12.5%

____________

(1)      Percentage ownership is based on 3,125,000 shares of our common stock outstanding prior to this offering and 5,000,000 shares of our common stock outstanding after this offering, assuming in each case the consummation of our anticipated corporate conversion.

(2)      Consists of (i) 900,822 shares of common stock indirectly held by Praesidian Capital Opportunity Fund III, L.P. and (ii) 349,178 shares of common stock indirectly held by Praesidian Capital Opportunity Fund III-A, L.P. Praesidian Capital Opportunity GP III, LLC is the general partner of Praesidian Capital Opportunity Fund III, L.P. and Praesidian Capital

Opportunity GP III-A, LLC is the general partner of Praesidian Capital Opportunity Fund III-A, L.P. Jason D. Drattell is the sole manager of each of Praesidian Capital Opportunity GP III, LLC and Praesidian Capital Opportunity GP III-A, LLC and has the power to vote, hold and dispose of the shares indirectly held by each of Praesidian Capital Opportunity Fund III, L.P. and Praesidian Capital Opportunity Fund III-A, L.P. The address for each of Praesidian Capital Opportunity Fund III, L.P. and Praesidian Capital Opportunity Fund III-A, L.P. is 2 Madison Avenue, Larchmont, New York 10538.

(3)      BT Brewers LLC, an Oklahoma limited liability company, is owned 31% by Caio, LLC, an Oklahoma limited liability company, 31% by Burke Holdings LLC, an Oklahoma limited liability company, 10% by Karl I. McLendon, 8% by Michael Beighey, and the remaining 20% by 5 members holding less than 4% each. Bradley L. Grow, James M. Burke, William C. Liedtke, III and Karl I. McLendon are managers of BT Brewers LLC.

(4)      Does not include shares of common stock held by BT Brewers LLC.

(5)      Assumes that each Bricktown Brewery Restaurants LLC unit of membership interest issued and outstanding immediately prior to the corporate conversion will be converted into one share of Bricktown Restaurant Group, Inc. common stock.

*        Less than one percent.

**      Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

Certain Relationships and Related Party Transactions

On occasion we may engage in certain related party transactions. All prior related party transactions were approved by a majority of the disinterested managers on our Board of Managers. Upon the consummation of offering, our policy is that all related party transactions will be reviewed and approved by the Audit Committee of our Board of Directors prior to our entering into any related party transactions.

Loans from Related Parties to the Company

Over the past several years, we have borrowed money from certain related parties as described in the table below.

Holder	Date	Outstanding Indebtedness as of April 3, 2019	Interest Rate	Largest Amount of Principal Outstanding since January 1, 2017	Principal Paid since January 1, 2017	Interest Paid since January 1, 2017	Maturity
Praesidian Capital Opportunity Fund III, LP(1)	1/31/2015	$8,153,705	10.5%	$7,624,021	$—	$1,501,512	6/30/2020
Praesidian Capital Opportunity Fund III-A, LP(2)	1/31/2015	$3,160,555	10.5%	$2,955,239	$—	$582,019	6/30/2020
BT Concepts 71st Street LLC(3)	1/1/2018	$568,000	10%	$603,000	$—	$—	12/31/2019
Buck Warfield(4)	12/30/2018	$146,217	10%	$171,217	$25,000	$21,334	12/31/2019
Bradley L Grow Revocable Trust(5)	4/10/2018	$70,000	10%	$70,000	$—	$11,667	12/31/2019
Burke Holdings LLC(6)	8/31/2018	$70,000	10%	$70,000	$—	$11,083	12/31/2019
Michael Beighey(7)	12/26/2017	$25,000	10%	$25,000	$—	$1,949	12/31/2019
Michael Beighey(7)	12/31/2017	$25,000	10%	$25,000	$—	$1,949	12/31/2019
Michael Beighey(7)	11/7/2018	$—	10%	$50,000	$50,000	$1,305	N/A

____________

(1)      Glenn Harrison, a prospective director, is a principal of Praesidian Capital, the sole general partner of Praesidian Capital Opportunity Fund III, LP. Approximately $260,000 of the principal balance will repaid from the proceeds of the offering.

(2)      Glenn Harrison, a prospective director, is a principal of Praesidian Capital, the sole general partner of Praesidian Capital Opportunity Fund III-A, LP. Approximately $100,000 of the principal balance will repaid from the proceeds of the offering.

(3)      Tulsa Brewing Company LLC is owned 10% by Buck Warfield (President and Chief Executive Officer of the Company), 10% by Mike Beighey (Vice President of Operations of the Company), 10% by Matt Thomas (Vice President of Operations), 20% by Bradley L. Grow (a prospective director) and 30% by James M. Burke (a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the Company). This promissory note will be repaid in full of the proceeds of the offering.

(4)      Buck Warfield is President and Chief Executive Officer of the Company. This promissory note will be repaid in full of the proceeds of the offering. This note consolidated, amended and restated separate notes that were issued to Mr. Warfield dated August 31, 2018, August 17, 2018 and December 31, 2017.

(5)      Bradley L. Grow, the grantor and trustee of Bradley L. Grow Revocable Trust, is a prospective director of the Company. This promissory note will be repaid in full from the proceeds of the offering.

(6)      Burke Holdings LLC is principally owned by James M. Burke and his wife Kimberly L. Burke. James Burke is a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the Company. This promissory note will be repaid in full from the proceeds of the offering.

(7)      Mike Beighey is the Vice President of Operations of the Company. The promissory note dated November 7, 2018 which was set to mature on December 17, 2018 was repaid in full. The remaining promissory note will be repaid in full from the proceeds of the offering.

All tangible and intangible assets of the Company have been pledged to the lenders of its various promissory notes noted above. Rights of the various lenders are defined by seniority and creditor agreements. The Company has various restrictions and covenants in place, including, but not limited to, limitations on annual unfinanced capital expenditures of $300,000 in any fiscal year, and a fixed charge coverage ratio of not less than 1.00:1.00 for each consecutive four fiscal quarters beginning with quarter ended March 2016. The Company also has a covenant on minimum consolidated adjusted EBITDA. For purposes of the covenant, minimum consolidated EBITDA is defined as earnings before interest, taxes, depreciation, and amortization with an adjustment to add back certain non-recurring cost and expenses, such as acquisition and pre-opening costs, such non-recurring costs and expenses as determined by the lenders. Minimum consolidated EBITDA is calculated quarterly and increases by $100,000 each calendar quarter. The Company was in compliance with all of its financial covenants in 2017 and 2018.

Equipment Purchase from Related Party

On December 30, 2018, we purchased from Oklahoma Brewing Company LLC the brewing equipment necessary to brew our trade beer at our offsite BTB Brewing facility for a purchase price of $268,000 (we did not pay the purchase price in cash and instead agreed to the assignment by Oklahoma Brewing Company LLC to us of a note payable in the amount of $268,000). Prior to the purchase of this equipment, beginning in October 2015, we leased such equipment from Oklahoma Brewing Company LLC pursuant to a lease which required us to make aggregate payments of $420,000 over the term of the lease which was set to end on September 30, 2020. Bradley L. Grow (a prospective director of the Company), James M. Burke (a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the Company), Buck Warfield (President and Chief Executive Officer of the Company) and Mike Beighey (Vice President of Operations of the Company) collectively own an aggregate of 75% of Oklahoma Brewing Company LLC.

Burke & Grow Consulting Agreement

In December 2014, we entered into a management agreement with Burke & Grow LLC pursuant to which Burke & Grow LLC provides consulting and advisory services to the Company for a fee of $120,000 per year. Burke & Grow LLC is owned equally by Bradley L. Grow (a prospective director of the Company) and James M. Burke (a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the Company). This management agreement will terminate upon completion of the offering.

Abacus Services Agreement

On July 1, 2016, we entered into a Services Agreement with Abacus Systems Solutions LLC to provide us with restaurant accounting management systems, financial and management controls and information systems on a contract basis for a fee equal to 2% of our actual revenues received and deposited, less refunds, from business operations in the ordinary course of business. In 2017 and 2018, we paid $504,313 and $503,904, respectively, to Abacus pursuant to the Services Agreement. Praesidian Capital (Glenn Harrison, a prospective director, is principal of Praesidian Capital), James M. Burke (a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the Company), Bradley L. Grow (a prospective director of the Company), Mike Beighey (Vice President of Operations of the Company) and Kevin Burke (a prospective director of the Company) own an aggregate of approximately 70.4% of Abacus. Bill Liedtke, Vice President and Secretary of the Company, is a salaried employee of Abacus, and the Company reimburses Abacus for a portion of that salary.

71st Street Restaurant

In November 2016, BT Concepts 71st Street LLC, an Oklahoma limited liability company, opened the Bricktown Brewery “71st Street” restaurant in Tulsa, Oklahoma as a Licensed Restaurant pursuant to an intellectual property license from us (see the section “Business — Licensed Restaurants” for more details). The terms of the license did not require a royalty to be paid to the Company, but gave us the right to acquire the 71st Street restaurant at an advantageous price. In 2018, we exercised our option to acquire the 71st Street restaurant and have entered into an agreement to acquire all the equity of BT Concepts 71st Street LLC for $850,000 upon consummation of this offering plus repayment of the loan made by BT Concepts 71st Street LLC to the Company as described above that has a current principal balance of $568,500. Upon the closing of this offering, BT Concepts 71st Street LLC will become a wholly owned subsidiary of Bricktown. BT Concepts 71st Street LLC is owned by Tulsa Brewing Company LLC which is owned 10% by Buck Warfield (President and Chief Executive Officer of the Company), 10% by Mike Beighey (Vice President of Culinary of the Company), 10% by Matt Thomas (Chief Operating Officer), 20% by Bradley L. Grow (a prospective director) and 30% by James M. Burke (a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the Company).

Brewco Newco Restaurants

We have entered into license agreements with three wholly owned subsidiaries of Brewco Newco LLC, an Oklahoma limited liability company owned equally by Bradley L. Grow (a prospective director) and James M. Burke (a founder of Bricktown Brewery Restaurants LLC and a significant shareholder of the Company). The licenses permit the three Brewco Newco restaurants to operate as Bricktown Brewery restaurants (see the section “Business — Licensed Restaurants” for more details). We have no contractual right to acquire these Licensed Restaurants. We provide management oversight, ongoing supervision and employees and are reimbursed for our costs by each Brewco Newco restaurant pursuant to licensee management agreements, but we do not charge a fee for these services. We are to be paid a licensing fee, on an individual restaurant basis, equal to 20% of (a) earnings before depreciation and amortization for each licensed restaurant; (b) less debt service (payment of interest and principal) for all debt for the restaurant since its inception amortized over 5 years; and (c) less all capital expenditures made at the licensed restaurant since its inception, including pre-opening costs.

We have guaranteed the performance of two Brewco Newco restaurants as tenants under their respective real estate leases in Edmond, Oklahoma and Midwest City, Oklahoma. Should the Midwest City restaurant default on its lease, our guarantee would require us to pay future base rent of up to $373,588 through the end of the current term which expires December 31, 2021, plus annual tax and insurance reimbursements of approximately $21,000 and $27,000 respectively. Should the Edmond restaurant default on its lease, our guarantee would require us to pay up to (a) two years of future base rent which could range between $247,200 to $271,920, (b) two years of tax reimbursement and insurance costs, which annually are approximately $18,000 and $24,000 respectively, and (c) the unamortized portion of a $260,000 tenant allowance as recouped over five years.

Statement of Policy

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past two fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Description of Capital Stock

General

Our certificate of incorporation to be adopted at the time of our anticipated corporate conversion authorizes the issuance of 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of April 22, 2019, there were 3,125,000 shares of our common stock issued and outstanding (on an as converted basis after giving effect to the anticipated conversion of each of the units of membership interest of Bricktown Brewery Restaurants LLC into 0.3125 shares of common stock of Bricktown Restaurant Group, Inc.) held of record by approximately 6 stockholders and there were no shares of preferred stock outstanding.

The following is a summary of our capital stock upon consummation of our anticipated corporate conversion and the consummation of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws to be in effect upon consummation of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential distribution rights of third parties (of which there are presently none). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Preferred Stock

Our certificate of incorporation that will be in effect following consummation of this offering authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is VStock Transfer, LLC.

Delaware Law and Certain Charter and Bylaw Provisions

Delaware Anti-Takeover Law. Upon our corporate conversion, we will be subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•        at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•        subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•        the owner of 15% or more of the outstanding voting stock of the corporation;

•        an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•        the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws to be adopted at the time of our anticipated corporate conversion do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws to be adopted at the time of our anticipated corporate conversion contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company, such as:

•        authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•        limiting the ability of stockholders to call special meetings of stockholders;

•        permitting stockholder action by written consent;

•        establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

•        requiring a super-majority vote of our stockholders to remove directors of our company; and

•        providing that our stockholders may only remove our directors for “cause” (as defined in our bylaws).

These provisions affect your rights as a stockholder since they permit our Board of Directors to make it more difficult for common stockholders to replace members of the Board or undertake other significant corporate actions. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Elimination of Monetary Liability for Officers and Directors

Our certificate of incorporation to be adopted at the time of our anticipated corporate conversion incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our certificate of incorporation to be adopted at the time of our anticipated corporate conversion also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our certificate of incorporation to be adopted at the time of our anticipated corporate conversion also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares Eligible For Future Sale

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

After giving effect to our anticipated corporate conversion and the closing of this offering, 5 million shares of common stock will be outstanding, assuming an initial public offering price of $8.00 per share (the mid-point of the price range set forth on the cover page of this prospectus) and further assuming no exercise of the underwriters’ over-allotment option. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. The remaining 3,125,000 shares of common stock outstanding after this offering and our corporate conversion will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows: approximately [    ] restricted shares held by non-affiliates will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements at least 180 days after the date of this offering.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately 50,000 shares immediately after this offering; and

•        the average weekly trading volume of our common stock on The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of 3,125,000 of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

•        persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•        our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-up Agreements

We, our executive officers, directors and other certain stockholders, holding an aggregate of approximately 3,125,000 shares of our capital stock and securities convertible into or exchangeable for our capital stock, have agreed that, subject to certain exceptions, for a period of (i) twelve months after the date of this prospectus in the case of our directors and officers and (ii) six months after the date of this prospectus in the case of any other holder of our outstanding securities, we and they will not, without the prior written consent of ThinkEquity, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our capital stock. ThinkEquity, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time.

Equity Incentive Plans

We intend to file registration statements on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 2019 Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering, but in no event prior to [    ]. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable

Underwriting

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated ____, 2019 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.
Total	1,875,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of additional shares of common stock (equal to 15% of the common stock sold in the offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $            per share of which up to $            per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      The non-accountable expense allowance of 1% is not payable with respect to shares sold upon exercise of the underwriters’ over-allotment option.

We have paid an expense deposit of $47,890 to (or on behalf of) the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter, including the reasonable fees and expenses of the underwriter’s blue sky counsel up to $20,000, but only if the offering is commenced on the OTCQB; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the underwriter’s legal fees and expenses incurred in connection with this offering in an amount up to $75,000; (f) $10,000 for data services and communications expenses; and (g) up to $20,000 of the representative’s actual accountable road show expenses for the offering. In no event shall the Company’s obligation for payment of the underwriters’ accountable expenses (including the expense deposit described above) exceed $200,000 in the aggregate.

We estimate the expenses of this offering payable by us, not including underwriting discounts, commissions and expense allowance, will be approximately $568,453.

Representative Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase a number of shares of common stock equal to 5% of the total shares sold in this public offering. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four year period commencing one year from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for one demand registration of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrants. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(f)(2)(G). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(f)(2)(G).

The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares of common stock underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until eighteen (18) months from the effective date of this registration statement, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative sole discretion, for each and every future public and private equity and debt offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We, each of our directors and officers and all of our stockholders, have agreed for a period of (i) twelve months after the date of this prospectus in the case of our directors and officers and (ii) six months after the date of this prospectus in the case of the Company and any other holder of our outstanding securities, without the prior written consent of the representative, not to directly or indirectly:

•        issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•        in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•        complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

•        enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•        to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

Experts

The audited financial statements of Bricktown Brewery Restaurants LLC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of BT Concepts 71st Street LLC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Legal Matters

Ellenoff Grossman & Schole LLP, New York, New York, will pass upon the validity of the securities offered hereby. Certain matters are being passed on for the underwriters by Loeb & Loeb LLP, New York, New York.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

We also maintain a website at http://www.bricktownbrewery.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members

Bricktown Brewery Restaurants LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Bricktown Brewery Restaurants LLC (an Oklahoma limited liability company) and subsidiaries (the “Company”) as of December 30, 2018 and December 31, 2017, the related consolidated statements of operations, members’ deficit, and cash flows for each of the two fiscal years in the period ended December 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 30, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the two fiscal years in the period ended December 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2016.

Oklahoma City, Oklahoma

April 3, 2019

Bricktown Brewery Restaurants LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$1,074,948	$435,480
Accounts receivable	267,838	46,849
Inventories	321,991	307,296
Prepaid expenses and other	95,091	117,197
Deferred offering costs	327,529	90,000

Total current assets	2,087,397	996,822

Property and equipment, net	4,623,813	5,291,105

Trademarks and tradenames, net	760,618	839,272
Goodwill	820,000	820,000
Other assets	36,787	37,987
Total other assets	1,617,405	1,697,259

Total assets	$8,328,615	$7,985,186

Liabilities and Members’ Deficit
Current liabilities
Accounts payable	$1,275,028	$860,608
Accrued payroll and benefits	901,869	894,320
Other accrued liabilities	1,445,189	961,945
Current portion of long-term debt	111,826	296,922
Current portion of long-term debt, related parties	—	681,217
Current portion of capital lease obligation, related parties	—	67,590
Current portion of deferred rent	192,231	192,232
Total current liabilities	3,926,143	3,954,834

Long-term debt, less current portion	922,003	568,711
Long-term debt, less current portion, related parties	11,435,477	10,219,260
Capital lease obligation, less current portion, related parties	—	148,056
Deferred rent, less current portion	1,734,287	1,899,204

Total liabilities	18,017,910	16,790,065

Commitments and contingencies (see note 4 and 9)

Members’ deficit
Members’ deficit	(10,019,782)	(8,756,106)
Noncontrolling interests	330,487	(48,773)

Total members’ deficit	(9,689,295)	(8,804,879)

Total liabilities and members’ deficit	$8,328,615	$7,985,186

The accompanying notes are an integral part of these consolidated financial statements.

BRICKTOWN BREWERY RESTAURANTS LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year
	2018	2017
Revenues	$28,105,402	$30,107,180

Restaurant operating costs (excluding depreciation and amortization)
Cost of sales	7,965,026	8,932,935
Labor and benefits	9,545,113	10,119,186
Occupancy and operating	6,517,993	6,935,673
General and administrative	2,701,265	2,116,974
Depreciation and amortization	1,026,878	1,189,438
Restaurant opening costs	—	20,608
Loss on disposal of assets and impairments	82,269	648,556
Total other costs and expenses	27,838,544	29,963,370
Income from operations	266,858	143,810

Other (expenses) income:
Interest expense	(1,252,660)	(1,236,009)
Other income, net	101,386	105,414
Loss on disposal of subsidiary	—	(11,350)
Total other expense	(1,151,274)	(1,141,945)

Net loss	(884,416)	(998,135)

Net income attributable to noncontrolling interests	$379,260	$352,470

Net loss attributable to Bricktown Brewery Restaurants LLC	$(1,263,676)	$(1,350,605)

Pro Forma C Corporation Information (Unaudited)-See Note 12
Loss from operations before income taxes attributable to Bricktown Brewery Restaurants LLC	(1,263,676)	(1,350,605)
Pro forma benefit from net income taxes	(177,936)	(122,445)
Pro forma net loss attributable to Bricktown Brewery Restaurants LLC	(1,085,740)	(1,228,160)

Pro forma net loss per common share
Basic	$(0.35)	$(0.39)
Diluted	$(0.35)	$(0.39)

Weighted average pro forma shares outstanding
Basic	3,125,000	3,125,000
Diluted	3,125,000	3,125,000

The accompanying notes are an integral part of these consolidated financial statements.

BRICKTOWN BREWERY RESTAURANTS LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year
	2018	2017
Cash flows from operating activities:
Net loss	$(884,416)	$(998,135)
Adjustments to reconcile net loss to cash provided by operating activities
Depreciation and amortization	1,026,878	1,189,438
Loss on disposal and impairment of restaurant assets	82,269	648,556
Loss on disposal of subsidiary	—	11,350
Net change in operating assets and liabilities
Accounts receivable	(220,989)	93,032
Inventories	(14,695)	55,654
Prepaid expenses and other	22,106	(83,893)
Deferred offering costs	(237,529)	(90,000)
Other assets	1,200	3,976
Accounts payable	414,420	11,258
Accrued payroll and benefits	7,549	(146,868)
Other accrued liabilities	472,173	314,778
Deferred rent	(164,918)	(77,810)
Net cash provided by operating activities	504,048	931,336

Cash flows from investing activities:
Purchases of property and equipment	(232,186)	(752,332)
Tenant allowance received	—	177,000
Net cash used in investing activities	(232,186)	(575,332)

Cash flows from financing activities:
Proceeds from issuance of term debt	—	375,000
Proceeds from issuance of term debt, related party	711,000	1,582,000
Payments on term debt	(99,804)	(1,510,972)
Payments on term debt, related party	(176,000)	—
Payments on capital lease obligation	(67,590)	(61,462)
Distributions to noncontrolling interests	—	(421,263)
Net cash provided by (used in) financing activities	367,606	(36,697)

Net increase (decrease) in cash and cash equivalents	639,468	319,307
Cash and cash equivalents, beginning of year	435,480	116,173
Cash and cash equivalents, end of year	$1,074,948	$435,480

Supplemental cash flow information
Cash paid for interest	$1,180,855	$1,286,717
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment in accrued liabilities at December 30, 2018 and December 31, 2017	$21,224	$10,153
Note payable executed and assumed in lieu of a capital lease obligation	$268,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

BRICKTOWN BREWERY RESTAURANTS LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

	Members’ deficit	Noncontrolling interest	Total members’ deficit
Balance at December 25, 2016	$(7,405,501)	$20,020	$(7,385,481)

Distributions	—	(421,263)	(421,263)
Net income (loss) for the year	(1,350,605)	352,470	(998,135)

Balance at December 31, 2017	$(8,756,106)	$(48,773)	$(8,804,879)

Net income (loss) for the year	(1,263,676)	379,260	(884,416)

Balance at December 30, 2018	$(10,019,782)	$330,487	$(9,689,295)

The accompanying notes are an integral part of these consolidated financial statements.

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Bricktown Brewery Restaurants LLC (“Bricktown”) was formed under the laws of the State of Oklahoma on October 22, 2014 to acquire BT Concepts, LLC (“BTC”) and its subsidiaries (collectively referred to as “Company”). At December 31, 2017, the Company owned nine locations and a brewing facility under its various wholly owned subsidiaries. The Company’s subsidiaries are BT Concepts Shawnee LLC, BT Concepts Owasso LLC, BT Concepts Fort Smith LLC, BT Concepts Wichita LLC, BT Concepts Rock Road, LLC, BT Concepts Wichita Falls LLC, 421 SW 26th Street LLC, BT Concepts El Paso LLC, BT Concepts Tulsa LLC, BTB Brewing Company LLC, (formerly Huebert Brewing Co. & BTB Brewing Company), BT Concepts Amarillo LLC, BT Concepts Broken Arrow LLC , BT Concepts Texas Beverages LLC, Truckburger LLC, RP Ops LLC and Beer Tap Management LLC. Bricktown’s subsidiaries are engaged in the creation, design, management, and operations of restaurants. The restaurants which operate under the name Bricktown Brewery and Bricktown Tap House & Kitchen (“BTB”), are located in Arkansas, Oklahoma, Kansas and Texas.

BTC was a wholly owned subsidiary of CB Restaurants, Inc. (“CBRI”) from August 2013 until December 2014. On the first day of fiscal year 2015, Bricktown acquired BTC from CBRI by assuming net liabilities of $3,348,567. As CBRI and Bricktown are under common control, all assets and liabilities were recorded at their historical basis.

Principles of Consolidation

The accompanying Bricktown consolidated financial statements include the accounts of Bricktown Brewery Restaurants LLC and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The ownership interest of noncontrolling investors in its subsidiaries are recorded as noncontrolling interest.

Off-Balance Sheet Arrangements

As part of its on-going business, the Company participates in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

As of December 30, 2018, the Company owned fifty percent of EBGG-JV LLC (“EBGG”), which operates substantially all of the food and beverage at an Oklahoma City racing casino. The Company manages EBGG and is deemed to control it; as such EBGG is considered a variable interest entity, and accordingly transactions consummated by EBGG are consolidated in the accompanying financial statements.

For the fiscal year ending December 31, 2017 the Company owned fifty percent of BT Concepts Edmond LLC (“BTE”), which operated the Company’s Bricktown Brewery Edmond restaurant. The Company managed and was deemed to control BTE as such BTE was considered a variable interest entity, and transactions consummated by BTE are consolidated in the accompanying financial statements. On October 21, 2017, the Company and its partner sold one hundred percent of BTE’s membership interest. Accordingly, financial results of BTE were consolidated through October 21, 2017 and were no longer consolidated after the sale.

Fiscal year

The Company operates under a 52/53-week year ending on the last Sunday in December. The Company had 52 weeks in the fiscal year ended December 30, 2018 and 53 weeks in the fiscal year ended December 31, 2017.

EBGG operates under a calendar year ending December 31. For 2017 and 2018 EBGG’s years began on January 1 and ended on December 31 and EBGG’s financial results are reflected as such in the consolidated financial statements. The Company believes the intervening events and activities are immaterial to the financial statements.

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

Segment Reporting

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 280, Segment Reporting, establishes standards for disclosures about products and services, geographic areas and major customers. We currently operate in one operating segment: casual dining restaurants. Additionally, we operate in one geographic area: the United States of America.

2. LIQUIDITY AND GOING CONCERN

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated because of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. We adopted ASU No. 2014-15 on January 1, 2017.

For the fiscal years ended December 30, 2018 and December 31, 2017, the Company incurred net losses attributable to Bricktown Brewery Restaurants LLC of $1,263,676 and $1,350,605, respectively. As of December 30, 2018, the Company’s total accumulated members’ deficit is $9,689,295 and the Company’s balance sheet reflected an excess of current liabilities over current assets of $1,838,746 ($2,958,012 as of December 31, 2017). The Company expects to continue to incur losses for the foreseeable future.

The Company had positive net cash provided by operating activities for the fiscal years ended December 30, 2018 and December 31, 2017 of $504,048 and $931,336 respectively, which has aided to reduce the working capital deficit. Additionally, the Company has been able to supplement funding of its short-term liquidity needs through financing activities consisting primarily of proceeds from issuance of notes payable to related parties, who have historically extended the terms of their debt prior to maturity and one of which has committed to providing additional funding to support operations, as necessary, through at least April 2020.

The Company may need to obtain additional working capital. The Company will seek to obtain additional capital through the issuance of debt, equity financings or other arrangements to fund operations; however, there can be no assurance that the Company will be able to raise needed capital under acceptable terms, if at all. If the Company is unable to obtain such additional financing, future operations would need to be scaled back, including reducing general and administrative costs.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern, however, we believe that positive cash flows from operations and management’s plans to obtain additional financing, if necessary, alleviates this doubt. As such, the accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recently Issued Accounting Standards

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue with Contracts from Customers (Topic 606).” ASU 2014-09 supersedes the current revenue recognition guidance, including industry-specific guidance. The guidance introduces a five-step model to

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In April 2016, the FASB issued ASU 2016-10, an amendment to ASU 2014-09 which clarified ASU 2014-09 to address the potential for diversity in practice at the adoption. ASUs 2016-10 and 2014-09 are permitted to be applied retrospectively to each prior period presented or retrospectively with the cumulative adjustment to opening retained earnings as of the date of adoption (modified retrospective approach). This ASU is effective for interim and annual periods beginning after December 15, 2017; however, as an emerging growth company, the Company has elected to defer adopting the guidance, as allowed, until the fiscal year beginning after December 15, 2018.

The adoption of ASU 2014-09 is not expected to have a material impact on revenue recognition related to food and beverage sales or the financial statements and related disclosures as a whole. The Company’s revenue is comprised of food and beverage sales. Gift card breakage is expected to be recognized as revenue proportionate to the pattern of gift card redemptions. Historically, the Company has not recorded any revenue associated with gift card breakage.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This update requires a lessee to recognize on the balance sheet the right-of-use assets and lease liabilities for leases with a lease term of more than twelve months. This update also requires additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. This ASU is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees existing at or entered into after the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As an emerging growth company, the Company is afforded additional time to adopt this standard and anticipates adopting the standard the fiscal year beginning December 30, 2019.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which provides another transition method that allows entities to apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. This transition method option is in addition to the existing transition method of using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements.

While the Company is still evaluating the guidance and the impact on its consolidated financial statements, we expect the adoption of this standard will have a significant impact on the Company’s consolidated balance sheet as we will recognize the right-of-use assets and liabilities for current operating leases, but will likely have an insignificant impact on the consolidated statement of operations or cash flows and overall liquidity. In preparation for the adoption of the guidance, the Company will implement controls and key systems changes to enable the preparation of financial information.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers amounts in-transit from banks for customer credit card and debit card transactions that process in less than seven days to be cash equivalents. The majority of these transactions are processed within one to two business days. The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk of loss of cash.

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

Fair value, is defined under a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

The following three levels of inputs may be used to measure fair value and requires that the assets or liabilities carried at fair value are disclosed by the input level under which they were valued.

•        Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•        Level 2 valuations use inputs other than actively quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturity of the instruments.

The carrying amount of notes payable to related parties and one individual approximates their fair value as they were all extended at or near year-end. The carrying amount of the notes payable to other individuals approximate their fair value as the terms and and stated interest rates approximate current market rates. Management believes conditions at December 30, 2018 have not changed significantly and that the terms of such notes would also not have changed significantly if renegotiated at or around the Company’s fiscal year end. The carrying amount of the note payable to a Bank approximates fair value due to its current variable interest rate which is deemed to represent current market rates.

Inventories

Inventories are stated at lower of cost (first-in, first-out) or market and consist primarily of food, beverages and supplies.

Cost of Sales

Cost of sales is comprised of food and beverage costs, including the cost to produce and distribute the Company’s proprietary craft beer, soda and ciders. The components of cost of sales are variable and typically fluctuate directly with sales volumes but may be impacted by changes in commodity prices or promotional activities.

Property and equipment

Property and equipment are stated at cost and are depreciated and amortized over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful life of the asset or the length of the related lease term. The useful life of each asset classification is as follows:

Buildings	10 years
Furniture and equipment	5 to 10 years
Leasehold improvements	2 to 15 years

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the tangible and identifiable intangible assets acquired by CBRI in the August 2013 acquisition of the EBGG assets.

The Company performs impairment testing annually. When evaluating goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of our reporting unit is less than its carrying value. If it is concluded that this is the case, we estimate the fair value of the reporting unit and compare it to the carrying value of the reporting unit, including goodwill. If the carrying value of the reporting unit is greater than the estimated fair value, an impairment charge is recorded for the difference between the implied fair value of goodwill and its carrying amount. To calculate the implied fair value of the reporting unit’s goodwill, the fair value of the reporting unit is first allocated to all of the other assets and liabilities of that unit based on their relative fair values. The excess of the reporting unit’s fair value over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. This adjusted carrying value becomes the new goodwill accounting basis value. We did not record any impairment to goodwill during the 2018 or 2017 fiscal year.

Intangible assets

Intangible assets consist of trademarks and tradenames associated with the Bricktown name and products. The Company amortizes these intangible assets on a straight -line basis over an estimated useful life of 15 years.

Limitation of members’ liability

The debts, obligations and liabilities of the Company shall solely be the debts, obligations and liabilities of the Company and no member shall be obligated personally for any such debt, obligation or liability solely by reason of being a member other than through member guarantee agreements referred to in Note 5.

Revenue and accounts receivable

Revenue for food and beverage sales is recorded at the date services are provided. Customers pay for service at the time it is provided either by cash or preauthorized credit/debit card. Revenues are presented net of sales tax collected. Revenue from customers is derived principally from food and beverage sales and the Company does not rely on any major customers as a source of revenue. The Company monitors all accounts receivable for delinquency and account balances generally are charged against the allowance when the Company believes that the collection is no longer reasonably assured for specific receivables that are not likely to be collected. The Company continually reviews its allowance for doubtful accounts. The Company did not have any receivables that were deemed uncollectable at December 30, 2018 or December 31, 2017.

Sales Taxes

The obligations to the appropriate taxing authorities are included in other accrued expenses until the taxes are remitted to the appropriate taxing authorities.

Advertising costs

Costs incurred in connection with advertising and marketing of the Company’s restaurants are expensed as incurred. Such costs were $438,351 and $597,697 for the fiscal years 2018 and 2017, respectively, and are included in “Occupancy and operating” expenses on our consolidated statements of operations.

Restaurant opening cost

Restaurant payroll, supplies, training, other start-up costs and rent expense incurred prior to the opening of a new restaurant are expensed as incurred.

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Loan Origination costs

Loan origination costs are capitalized and amortized over the term of the related debt and are included in interest expense, net on the consolidated statements of operations.

Provision for impairment of long-lived assets

The Company’s restaurants are reviewed on an individual restaurant basis for indicators of impairment whenever events or circumstances indicate that the carrying value of a restaurant may not be recoverable. When events or changes in circumstances indicate an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use or disposition of the asset. If the sum of the expected undiscounted cash flows is less than the carrying value of the asset, an impairment loss is recognized. The impairment loss is recognized by measuring the difference between the carrying value of the asset group and the fair value of the asset group. The Company’s estimates of fair values are based on the best information available and require the use of estimates, judgments and projections as considered necessary. The actual results may vary significantly. In fiscal year 2018, the Company recorded impairment expense of $82,269 related to the acquisition of equipment used in brewing production which we had previously leased from a related party and had recorded as a capital lease. In fiscal year 2017, the Company recorded a reduction in the carrying value of the underperforming Bricktown Tap House & Kitchen restaurant located in El Paso, Texas. Both events are which is included in “Loss on disposal of assets and impairments” on our consolidated statements of operations.

Income taxes

The Company is a limited liability company taxed as a partnership. Substantially, all federal, state and local income taxes are passed on to the members via Schedule K-1. The Company has a minimal amount of franchise tax due to the State of Texas generally each year. The Company does not have any examinations in progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. The Company has filed all required income tax returns timely through 2017. Based on a three-year allowable audit lookback from the date of filing, the open tax years are 2015 through 2018. As of the date of this report, there are no examinations in process.

Deferred rent

Certain of the Company’s long-term noncancelable operating leases for restaurant facilities include scheduled base rental increases over the term of the lease. In these cases, the total amount of the base rental payments is charged to expense on the straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the net excess of rental expense over cash payments since inception of the leases.

Tenant Allowances

The Company receives payments, or tenant allowances, from certain landlords for the completion of construction on new locations. The total amounts of these payments are credited to expense on the straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the unamortized portion of these payments.

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

4. LEASE COMMITMENTS

The Company leases its restaurant facilities, brewing equipment and corporate office space under operating leases with initial terms expiring at various dates through the year 2027. Certain leases contain renewal options ranging from five to ten years. Most, but not all leases, require the Company to be responsible for the payment of taxes, insurance and/or maintenance and include percentage rent and fixed rent escalation clauses. In the normal course of business, the Company may grant a landlord a lien on certain personal property upon an event of default by the Company.

At December 30, 2018, the remaining minimum rental commitments under long-term noncancelable leases, excluding amounts related to taxes, insurance, and percentage rent, are as follows:

Operating leases
Fiscal Year
2019	$1,395,241
2020	1,419,952
2021	1,466,776
2022	1,492,020
2023	1,505,936
Thereafter	3,530,861
Total minimum lease payments	$10,810,786
Operating leases — related parties
Fiscal Year
2019	$19,200
2020	19,200
2021	12,800
Total minimum lease payments	$51,200

Included in property and equipment is $333,000 of equipment and $69,375 of accumulated depreciation held under a capital lease at December 31, 2017. Depreciation expense related to the capital assets was $33,000 for both 2018 and 2017, respectively. The capital lease was to a related party and the Company purchased the leased equipment for $268,000 on December 30, 2018.

The components of rent expense for non-cancelable operating leases for the years ended December 30, 2018 and December 31, 2017 are summarized as follows:

	2018	2017
Cash rent expense	$1,418,450	$1,455,196
Tenant allowance amortization	(192,231)	(182,320)
Straight-line rent adjustment	27,313	44,395
Total rent expense	$1,253,532	$1,317,271

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

5. LONG-TERM DEBT

A summary of the Company’s notes payable is as follows:

	2018	2017
Promissory note payable to a bank with interest at a variable rate of Wall Street Journal Prime plus .75%. Payments of $6,027 are made monthly, for principal and interest. The note matures on December 5, 2021.	$197,119	$250,000

Promissory note payable to an individual with interest at a fixed rate of 7.00%. Payments of $3,000 are made monthly for principal and interest. The note matures on June 1, 2024.	159,048	182,997

Promissory note payable to a landlord with interest at a fixed rate of 6.00%. Payments of $2,776 are made monthly for principal and interest. The note matures on July 31, 2024.	159,662	182,636

Promissory note payable to an individual with interest at a fixed rate of 10.00%. Principal is due upon maturity. The notes mature on December 31, 2019.	150,000	150,000

Promissory notes payable to an individual with interest at a fixed rate of 6.00%. Principal is due upon maturity. The notes mature on August 30, 2020.	368,000	100,000

Total notes payable	$1,033,829	$865,633

A summary of the Company’s notes payable to related parties is as follows:

	2018	2017
Senior Promissory Notes, payable to Praesidian Capital Opportunity fund III and III-A, with maximum borrowings of $11,314,260. Interest is charged at a fixed rate of 10.50%. Principal is due upon maturity. The notes mature June 30, 2020.	$10,579,260	$10,219,260

Promissory note payable to a related party, with maximum borrowings of $650,000, with interest at a fixed rate of 10.00%. Principal is due upon maturity. The note matures on December 31, 2019.	520,000	320,000

Promissory note payable to a related party with interest at a fixed rate of 10.00%. Principal is due upon maturity. The notes mature on December 31, 2019.	146,217	171,217

Promissory note payable to a related party with interest at a fixed rate of 10.00%. Principal is due upon maturity. The note matures on December 31, 2019.	70,000	70,000

Promissory note payable to a related party with interest at a fixed rate of 10.00%. Principal is due upon maturity. The note matures on December 31, 2019.	70,000	70,000

Promissory notes payable to a related party with interest at a fixed rate of 10.00%. Principal is due upon maturity. The notes mature on December 31, 2019.	50,000	50,000

Total notes payable, related parties	$11,435,477	$10,900,477

Short term weighted average interest rates	N/A	8.48%

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

5. LONG-TERM DEBT (cont.)

The weighted average interest rate is the aggregate rate of interest paid on all short-term debt. The calculation for this percentage is to aggregate all interest payments in the measurement period, and divide by the total amount of debt, with short-term maturities. For 2017, the average interest is calculated on short-term debt, for 2018 there is no such short-term debt to calculate the weighted average.

All assets of the Company have been pledged to the lenders of its various promissory notes noted above. Rights of the various lenders are defined by seniority and creditor agreements. The Company has various restrictions and covenants in place, including, but not limited to, limitations on annual unfinanced capital expenditures of $300,000 in any fiscal year, and a fixed charge coverage ratio of not less than 1.00:1.00 for each consecutive four fiscal quarters beginning with quarter ended March 2016. The Company also has a covenant on minimum consolidated EBITDA. For purposes of the covenant, EBITDA is defined as earnings before interest, taxes, depreciation, amortization and non-recurring cost and expenses, such non-recurring costs and expenses as determined by the lenders. Minimum consolidated EBITDA is measured quarterly. The Company was in compliance with all of its financial covenants in 2017 and 2018.

Contractual maturities of notes payable at December 30, 2018 are as follows:

	Unrelated Parties	Related Parties	Total
Fiscal year
2019	$111,826	$—	$111,826
2020	637,159	11,435,477	12,072,636
2021	126,652	—	126,652
2022	60,849	—	60,849
2023	64,938	—	64,938
2024 and thereafter	32,405	—	32,405
Total maturities of notes payable	$1,033,829	$11,435,477	$12,469,306

6. ACCRUED EXPENSES

A summary of the Company’s accrued expenses is as follows:

	2018	2017
Related party payables	$655,394	$210,009
Deferred revenue from gift cards	141,412	126,061
Sales taxes	234,881	262,197
Other accruals	106,340	98,998
Accrued interest	101,362	29,557
Accrued account payables	141,659	48,097
Merchant cards fees	43,568	45,408
Other taxes	20,573	59,607
Other current rent related	—	39,773
Accrued Insurance payable	—	42,238
Total accrued liabilities	$1,445,189	$961,945

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

7. PROPERTY AND EQUIPMENT

A summary of the Company’s property and equipment is as follows:

	2018	2017
Building	$78,750	$78,750
Equipment	3,808,955	3,600,375
Leasehold improvements	4,311,498	4,239,146
	8,199,203	7,918,271
Less Accumulated depreciation	3,596,640	2,648,416
Land	21,250	$21,250
Property and equipment, net	$4,623,813	$5,291,105

Depreciation expense was $948,224 and $1,110,785 in 2018 and 2017, respectively.

8. INTANGIBLE ASSETS

A summary of the Company’s intangible assets is as follows:

		2018
		Gross Amount	Accumulated Amortization	Net Amount
Remaining Life at December 30, 2018
Tradename	116 months	$874,303	$(310,864)	$563,439
Trademark	116 months	305,493	(108,314)	197,179
	Total trademarks and tradenames	$1,179,796	$(419,178)	$760,618
		2017
		Gross Amount	Accumulated Amortization	Net Amount
Remaining Life at December 31, 2017
Tradename	128 months	$874,303	$(252,576)	$621,727
Trademark	128 months	305,493	(87,948)	217,545
	Total trademarks and tradenames	$1,179,796	$(340,524)	$839,272

Amortization expense was $78,654 and $78,653, respectively for years ended December 30, 2018 and December 31, 2017.

The following represents the total estimated amortization of intangible assets for the next five years and thereafter:

2019	$78,654
2020	78,654
2021	78,654
2022	78,654
2023	78,654
Thereafter	367,348
$760,618

9. CONTINGENCIES

In the ordinary course of business, the Company is subject to legal actions and complaints. In the opinion of management, the ultimate liability, if any, arising from such legal actions currently pending will not have a material adverse effect on the Company’s financial position or future results of operations.

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

10. RELATED-PARTY TRANSACTIONS

The Company has a management agreement with a prospective director of the Company and a founder and significant stockholder of the Company to provide annual consulting and advisory services. Management fee expenses for both the years ended December 30, 2018 and December 31, 2017 were approximately $120,000. The Company also utilizes a related party for accounting, payroll, IT and purchasing services. Total fees incurred under this agreement were $503,904 and $504,313 for the years ended December 30, 2018 and December 31, 2017, respectively.

The Company has entered into certain non-cancellable leases with related entities that provide the equipment necessary to brew the Company’s trade beer. Certain equipment located at an offsite brewing facility was operated under a capital lease until December 30, 2018. On December 30, 2018 the Company acquired the equipment in exchange for a note payable to an individual for $268,000. At the time of the exchange, the Company had $148,056 recorded as a capital lease obligation. The difference between the recorded balance of the capital lease and the note payable, after adjusting the assets to fair value, was recognized as loss on disposal of assets and impairment totaling $82,269. Equipment located in the downtown Oklahoma City location is leased under an operating lease. The operating leasing company was owned by a related party during 2017 and sold to an unrelated party beginning Fiscal 2018. Expense associated with these leases were $84,000 and $126,000 respectively for years ended December 30, 2018 and December 31, 2017. For more information, see Note 4.

The Company has related party accounts payable and other accrued liabilities of $285,812 and $206,823 at December 30, 2018 and December 31, 2017, respectively, related to various construction and operating costs. Accrued interest from related parties that included in other accrued liabilities was $96,927 and $25,096 at December 30, 2018 and December 31, 2017, respectively.

The Company has a related party accounts receivable of $216,260 and $13,671 at December 30, 2018 and December 31, 2017, respectively, related to payroll processing for a related restaurant entity.

On August 30, 2018 the Company signed a purchase and sale agreement to purchase 100% of the equity ownership of BT Concepts 71st Street LLC (“71st Street”), from Tulsa Brewing Company LLC (“TBC”) for $850,000 plus the amount of note payable due 71st Street from the Company ($520,000 at December 30, 2018), contingent on successful completion of the public offering by the Company. There were no significant expenses related to the transaction. All members of TBC are beneficial owners of the Company. 71st Street opened a single Bricktown Brewery location in 2016 in Tulsa, Oklahoma under license from the Company.

Certain of the Company’s notes payable at December 30, 2018 and December 31, 2017 are with related entities. See Note 5 for details. The Company had interest expense of $1,173,163 and $1,170,301 to related parties from notes payable for each year ended December 30, 2018 and December 31, 2017.

The Company is a party to licensing agreements with several related parties which permit the licensees to own and operate restaurants as a Bricktown Brewery Restaurant. The Company is also party to licensee management agreements with these same entities whereby Bricktown provides management oversight, ongoing supervision and employees to them, is reimbursed for its costs, but does not charge a fee for those services.

The Company has guaranteed performance under real estate leases for restaurant locations owned by subsidiaries of Brewco Newco LLC, a related party, which opened in Edmond, OK and Midwest City, OK in 2018. The Company licensed the Brewco Newco LLC subsidiaries to operate these restaurants as Bricktown Brewery Restaurants. Both restaurants opened in 2018 and the guarantees arose from requirements made by the respective landlords. Should the Midwest City restaurant default on its lease, the Company’s guarantee would require us to pay future base rent of up to $344,850 through the end of the current term which expires December 31, 2021, plus annual tax and insurance reimbursements. Should the Edmond restaurant default on its lease, the Company’s guarantee would require us to pay up to two years of future base rent which could range between $247,200 to $271,920, two years of tax reimbursement and insurance costs and the unamortized portion of a $260,000 tenant allowance as recouped over 5 years.

Bricktown Brewery Restaurants LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

11. MANAGEMENT AND CAPITAL STRUCTURE

The Company’s capital structure consists of units of membership interest. On August 1, 2018, members representing 58% of ownership of units of membership interest signed a voting and control agreement. This group includes three of the five members of the Board of Managers of the Company.

12. PRO FORMA INCOME TAXES AND LOSS PER SHARE (unaudited)

Immediately prior to the effectiveness of the Company’s registration statement on Form S-1, the Company will convert into a Delaware C-corporation and will be subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Company was a corporation for the latest fiscal year presented. Based on the Company’s history of generating operating losses and its anticipation of operating losses continuing in the foreseeable future, the Company has determined that it would not have been more likely than not that the tax benefits from these net operating losses would be realized and a full valuation allowance against all deferred tax assets would be recorded on a pro forma basis. Therefore, for the purposes of the pro forma tax provision, we have applied a 21% combined federal and state income rate.

A pro forma net loss per common share has been disclosed for the years ended December 30, 2018, assuming that a [    ] to [    ] conversion ratio will be used to convert units of membership interest into shares of common stock at the time of the proposed initial public offering. Pro forma basic net income or loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during the periods.

13. CLOSED LOCATIONS

In October 2017, the Company closed and sold all entity interest in BTE to a related party in exchange for assuming BTE’s assets and liabilities as of the date of the transaction.

Assets sold:
Accounts Receivable	10,767
Inventory	8,198
Prepaid assets	1,579
Property and equipment, net	110,385
Total assets sold	130,929
Liabilities assumed:
Cash (checks issued and outstanding)	23,254
Accounts payable	87,785
Accrued Payroll	5,067
Other accrued liabilities	3,473
Total liabilities assumed by buyer	119,579

Net loss recognized on sale	$11,350

14. SUBSEQUENT EVENTS

The Company evaluated its financial statements for subsequent events for recognition or disclosure in the financial statements through April 3, 2019, the date the financial statements were available to be issued. During fiscal 2019, Praesidian Capital Opportunity fund III and III-A, has issued and funded three Senior Promissory Notes totaling $735,000.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Members

BT Concepts 71st Street LLC

We have audited the accompanying financial statements of BT Concepts 71st Street LLC (an Oklahoma limited liability company), which comprise the balance sheets as of December 30, 2018 and December 31, 2017, and the related statements of operations, members’ capital, and cash flows for the fiscal years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BT Concepts 71st Street LLC as of December 30, 2018 and December 31, 2017, and the results of its operations and its cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

April 3, 2019

BT Concepts 71st Street LLC
BALANCE SHEETS

	December 30, 2018	December 31, 2017
Assets

Current assets
Cash and cash equivalents	$73,640	$22,519
Accounts receivable	2,596	1,382
Inventories	16,578	14,899
Note and interest receivable, related party	585,250	340,455
Prepaid expenses and other	3,510	3,726

Total current assets	681,574	382,981

Property and equipment, net	525,338	585,629

Other assets	5,102	5,102

Total assets	$1,212,014	$973,712

Liabilities and Members’ Deficit

Current liabilities
Accounts payable	$76,980	$74,027
Accrued payroll and benefits	47,209	26,828
Other accrued liabilities	47,399	36,133
Current portion of long-term debt	110,171	105,070
Total current liabilities	281,759	242,058

Long-term debt, less current portion	454,990	564,525
Deferred rent	16,829	8,751

Total liabilities	753,578	815,334

Commitments and contingencies (see notes 3 and 7)

Members’ equity
Members’ equity	458,436	158,378

Total members’ equity	458,436	158,378

Total liabilities and members’ equity	$1,212,014	$973,712

The accompanying notes are an integral part of these financial statements.

BT Concepts 71st Street LLC
STATEMENTS OF OPERATIONS

	Fiscal Year
	2018	2017
Revenues	$2,419,986	$2,792,467

Restaurant operating costs (excluding depreciation)
Cost of sales	653,852	802,995
Payroll and related expenses	793,009	905,781
Occupancy and operating	581,041	621,761
General and administrative expenses	48,600	56,086
Depreciation	66,141	64,574
Restaurant opening costs	—	11,448
Total other costs and expenses	2,142,643	2,462,645
Income from operations	277,343	329,822

Other (expense) income:
Interest expense	(29,712)	(34,712)
Interest income	43,527	20,455
Other income, net	8,900	11,343
Total other income (expense)	22,715	(2,914)
Net income	$300,058	$326,908

The accompanying notes are an integral part of these financial statements.

BT CONCEPTS 71st STREET LLC
STATEMENTS OF CASH FLOWS

	Fiscal Year
	2018	2017
Cash flows from operating activities:
Net income	$300,058	$326,908
Adjustments to reconcile net income to cash provided by operating activities

Depreciation	66,141	64,574
Net change in operating assets and liabilities
Accounts receivable	(1,214)	4,498
Inventories	(1,679)	2,855
Prepaid expenses and other	216	(3,726)
Other assets	—	(3,003)
Accounts payable	2,953	(113,430)
Accrued payroll and benefits	20,381	(15,121)
Other accrued liabilities	11,266	(10,160)
Deferred rent	8,078	8,078
Net cash provided by operating activities	406,200	261,473

Cash flows from investing activities:
Purchases of property and equipment	(5,850)	(79,606)
Issuance of term note receivable, related party	(244,795)	(260,455)
Net cash used in investing activities	(250,645)	(340,061)

Cash flows from financing activities:
Proceeds from issuance of term debt	—	69,612
Payments on term debt	(104,434)	(75,263)
Distributions to members	—	(100,000)
Net cash used in financing activities	(104,434)	(105,651)

Net increase (decrease) in cash and cash equivalents	51,121	(184,239)

Cash and cash equivalents, beginning of year	22,519	206,758

Cash and cash equivalents, end of year	$73,640	$22,519

Supplemental cash flow information
Cash paid for interest	$30,275	$36,995

The accompanying notes are an integral part of these financial statements.

BT Concepts 71st Street LLC
STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

Balance at December 25, 2016	$(68,530)
Distributions	(100,000)
Net income for the year	326,908
Balance at December 31, 2017	158,378
Net income for the year	300,058
Balance at December 30, 2018	$458,436

The accompanying notes are an integral part of these financial statements.

BT Concepts 71st Street LLC
NOTES TO FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

BT Concepts 71st Street LLC (“71st Street”), wholly owned by Tulsa Brewing Company LLC (“TBC”), was formed under the laws of the State of Oklahoma on August 19, 2016. 71st Street is engaged in the operation of a restaurant which opened a single location in 2016.

Fiscal year

71st Street operates under a 52/53-week year ending on the last Sunday in December. 71st Street had 52 weeks in the fiscal year ended December 30, 2018 and 53 weeks in the fiscal year ended December 31, 2017.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recently Issued Accounting Standards

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue with Contracts from Customers (Topic 606).” ASU 2014-09 supersedes the current revenue recognition guidance, including industry-specific guidance. The guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In April 2016, the FASB issued ASU 2016-10, an amendment to ASU 2014-09 which clarified ASU 2014-09 to address the potential for diversity in practice at the adoption . ASUs 2016-10 and 2014-09 are permitted to be applied retrospectively to each prior period presented or retrospectively with the cumulative adjustment to opening retained earnings as of the date of adoption (modified retrospective approach). This ASU is effective for annual periods beginning after December 15, 2018 and interim periods thereafter.

The adoption of ASU 2014-09 is not expected to have a material impact on revenue recognition related to food and beverage sales or the financial statements and related disclosures as a whole. The Company’s revenue is comprised of food and beverage sales. Gift card breakage is expected to be recognized as revenue proportionate to the pattern of gift card redemptions. Historically, the Company has not recorded any revenue associated with gift card breakage.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This update requires a lessee to recognize on the balance sheet the right-of-use assets and lease liabilities for leases with a lease term of more than twelve months. This update also requires additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. This ASU is effective for interim and annual periods beginning after December 15, 2019 and requires a modified retrospective approach to adoption for lessees existing at or entered into after the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements”, which provides another transition method that allows entities to apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. This transition method option is in addition to the existing transition method of using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. 71st Street is currently evaluating which transition method it will use.

While 71st Street is still evaluating the guidance and the impact on its financial statements, we expect the adoption of this standard will have a significant impact on 71st Street’s balance sheet as we will recognize the right-of-use assets and liabilities for current operating leases but will likely have an insignificant impact on the statement of operations or cash flows and overall liquidity. In preparation for the adoption of the guidance, 71st Street will implement controls and key systems changes to enable the preparation of financial information.

BT Concepts 71st Street LLC
NOTES TO FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

71st Street considers amounts in-transit from banks for customer credit card and debit card transactions that process in less than seven days to be cash equivalents. The majority of these transactions are processed within one to two business days. 71st Street maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. 71st Street has not experienced any losses in such accounts and does not believe it is exposed to any significant risk of loss of cash.

Fair Value of Financial Instruments

Fair value, is defined under a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

The following three levels of inputs may be used to measure fair value and requires that the assets or liabilities carried at fair value are disclosed by the input level under which they were valued.

•        Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•        Level 2 valuations use inputs other than actively quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amount of note receivable, from a related party is at approximate carrying amount because of the short-term maturity of the financial instruments. Interest income and interest receivable from the note receivable, from a related party, has been accrued and recognized at the interest rate stated on the note of 10%. The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the short-term nature of the instruments.

Inventories

Inventories are stated at lower of cost (first-in, first-out) or market and consist primarily of food, beverages and supplies.

BT Concepts 71st Street LLC
NOTES TO FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Sales

Cost of sales is comprised of food and beverage costs, including the cost to produce and distribute Bricktown Brewery Restaurants LLC (“Bricktown”) proprietary craft beer, soda and ciders. The components of cost of sales are variable and typically fluctuate directly with sales volumes but may be impacted by changes in commodity prices or promotional activities.

Property and equipment

Property and equipment are stated at cost and are depreciated and amortized over their estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful life of the asset or the length of the related lease term. The useful life of each asset classification is as follows:

Furniture and equipment	5 to 10 years
Leasehold improvements	8 to 10 years

Limitation of members’ liability

The debts, obligations and liabilities of 71st Street shall solely be the debts, obligations and liabilities of 71st Street and no member shall be obligated personally for any such debt, obligation or liability solely by reason of being a member other than through member guarantee agreements referred to in Note 4.

Revenue and accounts receivable

Revenue for food and beverage sales is recorded at the date services are provided. Customers pay for service at the time it is provided either by cash or preauthorized credit/debit card. Revenues are presented net of sales tax collected. Revenue from customers is derived principally from food and beverage sales and 71st Street does not rely on any major customers as a source of revenue. 71st Street monitors all accounts receivable for delinquency and account balances generally are charged against the allowance when 71st Street believes that the collection is no longer reasonably assured for specific receivables that are not likely to be collected. 71st Street continually reviews its allowance for doubtful accounts. 71st Street did not have any receivables that were uncollectable at December 30, 2018 or December 31, 2017.

Sales Taxes

The obligations to the appropriate tax authorities are included in other accrued expenses until the taxes are remitted to the appropriate taxing authorities.

Advertising costs

Costs incurred in connection with advertising and marketing of 71st Street’s restaurants are expensed as incurred. Such costs were $38,359 and $56,086 for the fiscal years 2018 and 2017, respectively, and are included in “Occupancy and operating” expenses on our Income Statement.

Restaurant opening cost

Restaurant payroll, supplies, training, other start-up costs and rent expense incurred prior to the opening of a new restaurant are expensed as incurred.

BT Concepts 71st Street LLC
NOTES TO FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

71st Street is a limited liability company taxed as a partnership. Substantially all federal, state and local income taxes are passed on to the members via Schedule K-1. 71st Street does not have any examinations in progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. 71st Street has filed all required income tax returns timely through 2018. Based on a three-year allowable audit lookback from the date of filing, the open years are 2016 through 2018.

Deferred rent

71st Street has a long-term noncancelable operating lease for restaurant facilities include scheduled base rental increases over the term of the lease. In these cases, the total amount of the base rental payments is charged to expense on the straight-line method over the term of the lease. 71st Street has recorded a deferred credit to reflect the net excess of rental expense over cash payments since inception of the lease.

3. LEASE COMMITMENTS

71st Street leases its restaurant facility under an operating lease with an initial term expiring in 2026. The lease contains renewal options for five to ten years. The lease requires 71st Street to be responsible for the payment of insurance and/or maintenance and include percentage rent and fixed rent escalation clauses. In the normal course of business, 71st Street may grant a landlord a lien on certain personal property upon an event of default by 71st Street.

At December 30, 2018, the remaining minimum rental commitments under the long-term noncancelable lease, excluding amounts related to, insurance, and percentage rent, are as follows:

Operating lease

Fiscal Year
2019	$161,636
2020	161,636
2021	162,982
2022	177,792
2023	177,792
Thereafter	518,560
Total minimum lease payments	$1,360,398

The components of rent expense for non-cancelable operating leases for the years ended December 30, 2018 and December 31, 2017 are summarized as follows:

	2018	2017
Cash rent expense	161,640	161,640
Straight-line rent adjustment	8,078	8,078
Total rent expense	$169,718	$169,718

BT Concepts 71st Street LLC
NOTES TO FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

4. LONG-TERM DEBT

A summary of 71st Street’s note payable is as follows:

	2018	2017
Promissory note payable to a bank with interest at a fixed rate of 4.75%. Payments of $11,217 are made monthly for principal and interest. The note matures on September 2, 2023.	565,161	669,595

Total note payable	$565,161	$669,595

Contractual maturities of note payable at December 30, 2018 are as follows:

2018
Fiscal year
2019	$110,171
2020	115,520
2021	121,128
2022	127,010
2023	91,332
Total maturities of note payable	$565,161

All tangible and intangible assets of 71st Street have been pledged to the lender in the promissory note noted above. The members of 71st Street have personally guaranteed the loan.

5. ACCRUED EXPENSES

A summary of 71st Street’s accrued expenses is as follows:

	2018	2017
Sales taxes	21,897	23,058
Deferred revenue from gift cards	17,988	5,296
Merchant cards fees	4,208	4,519
Other taxes	1,218	609
Accrued interest	2,088	2,651
Total accrued liabilities	$47,399	$36,133

6. PROPERTY AND EQUIPMENT

A summary of 71st Street’s property and equipment is as follows:

	2018	2017
Equipment	$291,595	$286,694
Leasehold improvements	374,015	373,066
Total	665,610	659,760
Less Accumulated depreciation	140,272	74,131
Property and equipment, net	$525,338	$585,629

Depreciation expense was $66,141 and $64,574 in 2018 and 2017, respectively.

BT Concepts 71st Street LLC
NOTES TO FINANCIAL STATEMENTS
December 30, 2018 and December 31, 2017

7. CONTINGENCIES

In the ordinary course of business, 71st Street is subject to legal actions and complaints. In the opinion of management, the ultimate liability, if any, arising from such legal actions currently pending will not have a material adverse effect on 71st Street’s financial position or future results of operations.

8. RELATED-PARTY TRANSACTIONS

71st Street utilizes a related party for accounting, payroll, IT and purchasing services. Total fees incurred under this agreement were $48,600 and $56,086 for the years ended December 30, 2018 and December 31, 2017, respectively.

71st Street has related party accounts payable and other accrued liabilities of approximately $7,943 and $12,654 at December 30, 2018 and December 31, 2017, respectively, related to various construction and operating costs.

71st Street has a related party accounts receivable of approximately $1,129 and $1,382 at December 30, 2018 and December 31, 2017, respectively.

71st Street has a note receivable from a related party for $60,000 at December 30, 2018 and related interest receivable of $891 at December 30, 2018. The promissory note receivable has interest at a fixed rate of 5.00%. Principal is due upon maturity. The note will mature on September 16, 2019.

71st Street has a note receivable from a related party for $520,000 and $320,000 at December 30, 2018 and December 31, 2017, respectively, and related interest receivable of $4,359 and $20,445 at December 30, 2018 and December 31, 2017, respectively. The promissory note receivable has interest at a fixed rate of 10.00%. Principal is due upon maturity. The note will mature on December 31, 2019.

71st Street is a party to a licensing agreement with Bricktown, a related party, whereby Bricktown licensed 71st Street to own and operate as a Bricktown Brewery Restaurant. There is no licensing fee, but Bricktown was granted an option to acquire the equity of 71st Street for $850,000 plus the amount of a note payable from Bricktown to 71st Street ($520,000 at December 30, 2018, as discussed in preceding paragraph). 71st Street is a party to a licensee management agreement with Bricktown whereby Bricktown provides management oversight, ongoing supervision and employees to 71st Street. Bricktown does not charge a fee for these services but is reimbursed for its costs.

9. MANAGEMENT AND CAPITAL STRUCTURE

71st Street’s is wholly-owned by TBC. TBC’s capital structure consists of member shares. Members have voting rights in proportion to their percentage ownership of TBC.

10. SUBSEQUENT EVENTS

The Company evaluated its financial statements for subsequent events for recognition or disclosure in the financial statements through April 3, 2019 the date the financial statements were available to be issued.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only. The pro forma financial statements were based on and should be read in conjunction with:

•        The accompanying notes to the unaudited pro forma combined financial statements;

•        Bricktown Brewery Restaurants LLC’s (“Bricktown”) financial statements as of and for the years ended December 30, 2018 and December 31, 2017 and the notes relating thereto included therein; and

•        BT Concepts 71st Street LLC (“71st Street”) financial statements as of and for the years ended December 30, 2018 and December 31, 2017 and the notes relating thereto included therein.

The pro forma information is not necessarily indicative of what Bricktown’s financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of the prospectus in which these statements are included.

The unaudited pro forma combined balance sheet gives effect to the pro forma events as if they had occurred on December 30, 2018. The unaudited pro forma combined statement of operations for the fifty-two weeks ended December 30, 2018 is presented as if the pro forma events had occurred on the first day of 2017. The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the pro forma events and (2) factually supportable and, in the case of the pro form statements of operations, expecting to have a continuing impact. The unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Bricktown and 71st Street, as well as the other information contained in the prospectus in which these statements are included.

The unaudited pro forma combined financial statements are being included as the Company believes the acquisition of 71st Street, which will occur upon the effectiveness of the Company’s registration statement, is material and the combined financial information is meaningful to potential investors. Bricktown and Tulsa Brewing Company LLC (“TBC”), the 100% owner of 71st Street, have common ownership that is deemed to control both companies at acquisition date. In accordance with FASB ASC Topic 805, Business Combinations, the transaction will be recorded by recognizing assets and liabilities transferred at their carrying amounts on the books of 71st Street. The unaudited pro forma combined balance sheet reflects 71st Street assets and liabilities at their historical value.

Unaudited Pro Forma Combined Balance Sheets
As of December 30, 2018

	Bricktown Brewery Restaurants LLC and Subsidiaries	BT Concepts 71st Street LLC	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$1,074,948	$73,640	$—		$1,148,588
Accounts receivable	267,838	2,596	(8,162)	A	262,272
Inventories	321,991	16,578	—		338,569
Note and interest receivable, related party	—	585,250	(524,359)	B	60,891
Prepaid expenses and other	95,091	3,510	—		98,601
Deferred offering costs	327,529	—	—		327,529
Total current assets	2,087,397	681,574	(532,521)		2,236,450
Property and equipment, net	4,623,813	525,338	—		5,149,151
Trademarks and tradenames, net	760,618	—	—		760,618
Goodwill	820,000	—	—		820,000
Deferred income taxes	—	—	1,341,746	D	1,341,746
Other assets	36,787	5,102	—		41,889
Total other assets	1,617,405	5,102	1,341,746		2,964,253
Total assets	$8,328,615	$1,212,014	$809,225		$10,349,854

Liabilities and Members’ Capital (Deficit)
Current liabilities
Accounts payable	$1,275,028	$76,980	$(8,162)	A	$1,343,846
Accrued payroll and benefits	901,869	47,209	—		949,078
Other accrued liabilities	1,445,189	47,399	(4,359)	B	1,488,229
Current portion of long-term debt	111,826	110,171	—		221,997
Current portion of deferred rent	192,231	—	—		192,231
Total current liabilities	3,926,143	281,759	(12,521)		4,195,381
Long-term debt, less current portion	922,003	454,990	—		1,376,993
Long-term debt, less current portion, related parties	11,435,477	—	(520,000)	B	10,915,477
Deferred rent, less current portion	1,734,287	16,829	—		1,751,116
Total liabilities	18,017,910	753,578	(532,521)		18,238,967

Stockholders’ equity

Common stock, $0.001 par value per share, no shares authorized, issued and outstanding, pro forma (50,000,000 shares authorized, 3,125,000 shares issued and outstanding, pro forma; 50,000,000 shares authorized, 3,125,000 shares issued and outstanding, pro forma as adjusted

Members’ equity (deficit)	(10,019,782)	458,436	9,561,346	C	—
Additional paid in capital			(8,219 ,600)	C	(8,219,600))
Noncontrolling interests	330,487	—			330,487

Total stockholders’ equity (deficit)	(9,689,295)	458,436	1,341,746		(7,889,113)

Total stockholder’s equity (deficit) and liabilities	$8,328,615	$1,212,014	$809,225		$10,349,854

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statements of Operations
For the fifty-two weeks ended as of December 30, 2018

	Bricktown Brewery Restaurants LLC and Subsidiaries 2018	BT Concepts 71st Street LLC 2018	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$28,105,402	$2,419,986	$—		$30,525,388

Restaurant operating costs (excluding depreciation and amortization)
Cost of sales	7,965,026	653,852	—		8,618,878
Labor and benefits	9,545,113	793,009	—		10,338,122
Occupancy and operating	6,517,993	581,041	—		7,099,034
General and administrative	2,701,265	48,600	—		2,749,865
Depreciation and amortization	1,026,878	66,141	—		1,093,019
Loss on impairment of assets and investments	82,269	—	—		82,269
Total other costs and expenses	27,838,544	2,142,643	—		29,981,187
Income from operations	266,858	277,343	—		544,201
Other (expenses) income:
Interest expense	(1,252,660)	(29,712)	43,527	E	(1,238,845)
Other income, net	101,386	52,427	(43,527)	E	110,286
Total other expense	(1,151,274)	22,715	—		(1,128,559)
Net loss (income)	(884,416)	300,058	—		(584,358)
Net income attributable to noncontrolling interests	379,260	—	—		379,260

Net loss (income) attributable to Bricktown Brewery Restaurants LLC	$(1,263,676)	$300,058	$—		$(963,618)

Pro Forma C Corporation Information (Unaudited)

Loss from operations before income taxes	(1,263,676)	300,058	—		(963,618)
Pro forma benefit from net income taxes	(177,936)	86,775	—		(91,161)
Pro forma net loss	$(1,085,740)	$213,283	$—		$(872,457)

Pro forma net loss per common share
Basic	(0.35)				(0.28)
Diluted	(0.35)				(0.28)

Weighted average pro forma shares outstanding
Basic	3,125,000				3,125,000
Diluted	3,125,000	—	—		3,125,000

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

Notes to Unaudited Pro Forma Financial Information

The Company and Tulsa Brewing Company LLC (“TBC”) have common ownership that is deemed to control both companies at acquisition date. TBC owns 100% of BT Concepts 71st Street LLC (“71st Street”). In accordance with FASB ASC Topic 805, Business Combinations, the transaction will be recorded by recognizing assets and liabilities transferred at their carrying amounts on the books of 71st Street. The Pro Forma balance sheet reflects 71st Street assets and liabilities at their historical value at December 30, 2018.

The unaudited pro forma combined financial statements are based on the Company’s and 71st Street’s historical consolidated financial statements as adjusted to give effect to the acquisition of 71st Street. The unaudited pro forma combined statements of operations for the fifty-three weeks ended December 30, 2018 give effect to the 71st Street acquisition as if it had occurred on December 31, 2017. The unaudited pro forma combined balance sheet as of December 30, 2018 gives effect to the 71st Street acquisition as if it had occurred on December 30, 2018.

There are no anticipated transaction costs for the acquisition. The transaction is contingent upon a successful public offering by the Company. Proceeds from that offering are anticipated to be used for the purchase of 71st Street and therefore no adjustments are made in the pro forma financial statements for the purchase.

Immediately prior to the effectiveness of the Company’s registration statement on Form S-1, the Company will convert into a Delaware C-corporation and will be subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Company was a corporation for the latest fiscal year presented. Based on the Company’s history of generating operating losses and its anticipation of operating losses continuing in the foreseeable future, the Company has determined that it would not have been more likely than not that the tax benefits from these net operating losses would be realized and a full valuation allowance against all deferred tax assets would be recorded on a pro forma basis. Therefore, for the purposes of the pro forma tax provision, we have applied a 21% combined federal and state income rate.

The Company has elected not to present pro forma combined financial information in condensed format.

Adjustments to the pro forma combined balance sheets

(A)    Eliminates the accounts payable and receivable between the Company and 71st Street.

(B)    Eliminates the note payable and accrued interest payable to from the Company to 71st Street and conversely eliminates the note receivable and interest receivable to 71st Street from the Company.

(C)    Undistributed losses of partnerships that are in actual financial statement in Members’ deficit are reclassified to additional paid in capital.

(D)    Calculated deferred income tax asset as if the Company had been converted from an LLC to a Corporation

Adjustments to the pro forma combined income statements

(E)    Eliminates the interest income for 71st Street from the Company for the note receivable and the interest expense for the Company for the note payable to 71st Street.

LOCAL BEER, GREAT FOOD,

1,875,000 Shares of Common Stock

______________

PROSPECTUS

______________

             , 2019

ThinkEquity

a division of Fordham Financial Management, Inc.

Through and including             , 2019 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$1,818
FINRA filing fee	$2,225
The NASDAQ Capital Market initial listing fee	$50,000
Transfer agent and registrar fees	$18,500
Accounting fees and expenses	$230,000
Legal fees and expenses	$250,000
Printing expenses	$16,000
Total	$568,543

____________

*        To be completed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws to be adopted at the time of our anticipated corporate conversion provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation to be adopted at the time of our anticipated corporate conversion includes this provision.

Additionally, our certificate of incorporation to be adopted at the time of our anticipated corporate conversion provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any within the past three years which were not registered under the Securities Act.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*
3.1	Form of Certificate of Conversion pursuant to which Bricktown Brewery Restaurants LLC will be converted into a corporation
3.2	Article of Conversion of Bricktown Brewery Restaurants LLC pursuant to which Bricktown Brewery Restaurants LLC will be converted into a corporation
3.3	Form of Certificate of Incorporation of Bricktown Restaurant Group, Inc.
3.4	Form of Bylaws of Bricktown Restaurant Group, Inc.
4.1	Voting and Control agreement dated August 1, 2018
4.2	Form of Promissory Note issued to Praesidian pursuant to Note Purchase Agreement, as amended
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1	Form of Indemnification Agreement with the Bricktown Restaurant Group, Inc.’s directors
10.2	Form of Employment Agreement between Bricktown Restaurant Group, Inc. and named executive officers
10.3	Form of Bricktown Restaurant Group, Inc. 2019 Equity Incentive Plan
10.4	Promissory note payable to BT Concepts 71st Street LLC
10.5	Promissory note payable to Spirit Bank
10.6	Praesidian Note Purchase Agreement, as amended
10.7	Bricktown Brewery Restaurants LLC pledge agreement with Praesidian
10.8	Form of Bricktown Brewery Restaurants LLC joinder agreement with Praesidian
10.9	Bricktown Brewery Restaurants LLC management rights agreement with Praesidian
10.10	Bricktown Brewery Restaurants LLC side letter with Praesidian
10.11	Joint Venture agreement with Global Gaming RP, LLC
10.12	Management Agreement with Remington Park Casino/Race Track
10.13	Services Agreement with Abacus Systems Solutions LLC and Bricktown Brewery Restaurants LLC
10.14	Licensing Agreement with BTB Edmond Ops LLC
10.15	Licensing Agreement with BTB Ops Midwest City LLC
10.16	Licensing Agreement with BTB Ops-Springfield LLC
10.17	Amended and Restated License Agreement, dated June 1, 2018, BT Concepts 71st Street LLC
10.18	Purchase and Sale Agreement with BT Concepts 71st Street LLC
10.19	First Amendment to Purchase and Sale Agreement with BT Concepts 71st Street LLC
10.20	Supply Agreement between BT Concepts, LLC and Ben E. Keith Foods Oklahoma+
14.1	Form of Code of Ethics of Bricktown Restaurant Group, Inc.
21.1	Subsidiaries of Bricktown Restaurant Group, Inc.
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Grant Thornton LLP, Independent Certified Public Accountants
23.3	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page to Registration Statement filed April 3, 2019)

____________

*        To be filed by amendment.

+        Certain information has been redacted in the marked portions of the exhibit.

Undertakings

The undersigned registrant hereby undertakes:

1.      For purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on April 22, 2019.

BRICKTOWN BREWERY, LLC

By:	/s/ W.G. Buck Warfield
Name: W.G. Buck Warfield
Title: President

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ W.G. Buck Warfield	President (Principal Executive Officer)	April 22, 2019
W.G. Buck Warfield

/s/ Eric C. Grow	Chief Financial Officer	April 22, 2019
Eric C. Grow	(Principal Financial Officer and Principal Accounting Officer)

*	Manager	April 22, 2019
Jason D. Drattell

*	Manager	April 22, 2019
Glenn C. Harrison

*	Manager	April 22, 2019
James M. Burke

*	Manager	April 22, 2019
Bradley L. Grow
*By:	/s/ W.G. Buck Warfield
Attorney-in-fact